   As filed with the Securities and Exchange Commission on July 13, 1999
                                                      Registration No. 333-77455
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------

                              AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------
                                TALK CITY, INC.
             (Exact name of Registrant as specified in its charter)

                                ---------------
       Delaware                     7375                    77-0426524
    (State or other           (Primary Standard           (I.R.S Employer
    jurisdiction of              Industrial             Identification No.)
   incorporation or          Classification Code
     organization)                 Number)

                       307 Orchard City Drive, Suite 350
                               Campbell, CA 95008
                                 (408) 871-5200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               PETER H. FRIEDMAN
                     President and Chief Executive Officer
                                Talk City, Inc.
                       307 Orchard City Drive, Suite 350
                               Campbell, CA 95008
                                 (408) 871-5200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

            PAGE MAILLIARD                       KENNETH L. GUERNSEY
             JULIE A. BELL                         KARYN R. SMITH
           CAROLYNN W. JONES                     VIRGINIA C. EDWARDS
   Wilson Sonsini Goodrich & Rosati               LAURIE J. HAUBER
       Professional Corporation                  Cooley Godward LLP
          650 Page Mill Road               One Maritime Plaza, 20th Floor
          Palo Alto, CA 94304                  San Francisco, CA 94111
            (650) 493-9300                         (415) 693-2000

                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities law to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, dated July 13, 1999

PROSPECTUS

                                4,500,000 Shares
                                [TALK CITY LOGO]

                                  Common Stock

--------------------------------------------------------------------------------

 This is our initial public offering of shares of common stock. We are offering
                               4,500,000 shares.

 The shares have been approved for listing on the Nasdaq National Market under the symbol "TCTY."
               Anticipated Price Range $8.00 to $10.00 per share.

     Investing in the shares involves risks. Risk Factors begin on page 9.

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public Offering Price............................................... $     $
Underwriting Discount............................................... $     $
Proceeds to Talk City............................................... $     $

We have granted the underwriters a 30-day option to purchase up to 675,000 additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about     , 1999.

--------------------------------------------------------------------------------

Lehman Brothers

          Volpe Brown Whelan & Company

                                U.S. Bancorp Piper Jaffray

                                                       E*TRADE Securities, Inc.

       , 1999

                       [INSIDE FRONT COVER AND GATEFOLD]

Center Caption:  The Talk City Network Participants

                        [NAMES OF NETWORK PARTICIPANTS]

Text: Talk City provides community services for 35 network participants. These network participants, in turn, drive user volume to our network and provide broad exposure for the Talk City brand. We share costs to produce and market our network participants' online community offerings and share the resulting revenue. Our agreements with our network participants range in duration from six months to three years. No individual network participant was responsible for a material amount of our revenue for the three months ended March 31, 1999, except WebTV Network which was responsible for 17% of our revenues for that quarter.

Caption: Talk City Business Services

Text: We offer businesses interactive services that help them develop and expand relationships with customers and employees. These services range from producing online events to hosting customized online communities.

  [This page will contain three business client screen shots.]

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    4
Risk Factors........................    9
Use of Proceeds.....................   24
Dividend Policy.....................   24
Capitalization......................   25
Dilution............................   26
Selected Financial Data.............   27
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   28
Business............................   36

                                   Page
                                   ----
Management.......................   57
Certain Transactions.............   67
Principal Stockholders...........   71
Description of Capital Stock.....   74
Shares Eligible for Future Sale..   77
Underwriting.....................   79
Legal Matters....................   82
Experts..........................   82
Available Information............   82
Index to Financial Statements....  F-1

                               ----------------

  You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

  Until      1999, all dealers selling shares of the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             About This Prospectus

  Unless stated otherwise, the information contained in this prospectus reflects a one for two reverse stock split of the preferred stock and common stock completed in July 1999 and also reflects the automatic conversion of all outstanding shares of preferred stock into shares of common stock and the conversion of all outstanding warrants to purchase preferred stock into warrants to purchase common stock prior to the closing of this offering. The information contained in this prospectus also assumes no exercise of the underwriters' over allotment option and reflects our reincorporation in Delaware in July 1999. References in this prospectus to "we," "our" and "us" refer to Talk City, Inc., unless the context otherwise requires.

                               Prospectus Summary

                              Risks of Investment

  An investment in our common stock involves a high degree of risk. Since our inception in March 1996, we have incurred significant losses, and as of March 31, 1999, we had an accumulated deficit of $30.3 million. We expect our operating losses and negative cash flow to continue for the foreseeable future. In addition, we encounter a number of risks, including our unpredictable quarterly operating results, new and unproven revenue model and dependence on our business services revenues, advertising revenues, the maintenance of our brand identity and our network participants, particularly WebTV Network, a wholly-owned subsidiary of Microsoft Corporation. You should carefully consider these risks and uncertainties as well as the other risks and uncertainties described in the section of this prospectus entitled "Risk Factors" before deciding whether to invest in shares of our common stock.

                                Talk City, Inc.

  We provide online communities and interactive services for businesses and consumers. An online community is a group of people who interact via the Internet with each other around common areas of interest. We have over 2,000 trained community leaders and moderators, consisting of approximately 270 paid and 1,800 volunteer individuals, who facilitate this interaction, maintain our standards of conduct and supervise our online community services, such as online events, chats, home pages and message boards. Based on our review and internal analysis of Media Metrix's April 1999 report, we ranked sixteenth out of the top 500 sites on the Internet based on average minutes spent per usage day for home users in April 1999. In addition, based on our review and internal analysis of the Media Metrix report, we ranked second out of the top
15 Internet sites whose primary focus is providing online community services.

  We offer businesses a wide range of moderated interactive services to help them develop and expand online relationships with customers, suppliers and employees. These services include designing fully integrated, customized communities, producing online events, conducting online market research and facilitating online meetings. In delivering our business services, our trained community leaders and moderators direct the flow of the interaction to maintain the quality and focus of programming desired by the client.

  For consumers, we operate a network of online communities located at www.talkcity.com. Our network is organized into 20 topical categories and includes over 50 themed communities. A topical category corresponds to common human interests, such as sports or collectibles, or broad characteristics, such as age or locale. A themed community is a particular Talk City online forum with a distinctive style, personality, mission statement and regularly returning participants.

  In March 1999, we had approximately 2.6 million unique visitors to our community, according to Internet Profiles Corporation or I/PRO. These users generated over 6 million hours of activity on www.talkcity.com in March 1999. During our peak periods, which tend to be early evening hours, we had over 18,000 users simultaneously chatting or engaging in other interactive activities. Our users spend a significant amount of time on our site, averaging over 2 hours per user in the month of March. We believe that these statistics demonstrate the attractiveness of our community services.

  We provide online community services for over 50 Internet sites managed by 35 companies whom we refer to as our network participants. We provide our network participants with a co-branded Web site linked to our community, including our community building tools, chats, home pages and other community services, and the services of our trained community leaders and moderators. A co-branded Web site means that the brands of both the network participant and Talk City receive equal treatment in use or placement of logos. Our network participants provide us with content, access to their users and advertising for the Talk City Web site and brand. We share advertising revenues on our co-branded Web sites with our network participants. Our network participants include three Fortune 500 major media companies, multiple Internet service providers and numerous Internet content companies. Our network participants are as follows:

                         Talk City Network Participants
     ------------------------------------------------------------
        Major Media Companies          Internet Content Companies
     ------------------------------------------------------------


                                       @Music
     Cox Interactive Media, Inc.       Auto OnRamp
     Hearst Communications, Inc.       CheckOut.com
     National Broadcasting             Donna Wick Radio Show
      Company, Inc.                    Girl Geeks?

                                       GreenTree
     -----------------------------     Hispanic Online
      Internet Service Providers       Learfield Communications
     -----------------------------     Lifetime Television

                                       The Lottery Channel
     Excite@Home                       LucasFilm Ltd.
     AT&T WorldNet Service             NetNoir
     BellSouth.Net                     POV Magazine
     Cable & Wireless USA              Religions and Spirituality
      Internet, LLC                    Riffage.com
     Concentric Network                Sony Music
     MindSpring Enterprises            Transformations
     WebTV Network                     UKMax.com
                                       Virtual Communities
                                       Women Online Worldwide
                                       Zapa Digital Arts
                                       ZineZone


  The above list of network participants does not include three of our network participants who have an internal corporate policy of not consenting to use of their names in prospectuses.

  For the quarter ended March 31, 1999, none of our network participants individually drove user volume responsible for more than 1% of our revenues, except for WebTV Network which was responsible for approximately 17% of our revenues during that quarter.

  We believe our business services and online community network provide significant benefits to businesses, consumers, advertisers and network participants, as summarized below:

       Customers                              Benefits
----------------------------------------------------------------------------
  Businesses           . Online community-based marketing, sales and support
                         solutions
                       . Professional production and moderated environment
                       . Reduced customer acquisition and maintenance costs
----------------------------------------------------------------------------
  Consumers            . Welcoming and friendly culture
                       . Family-oriented environment
                       . Variety of interactive programming
----------------------------------------------------------------------------
  Advertisers          . Positive, effective branding venue
                       . Segmented, targetable and mainstream audience
                       . Loyal, engaged viewers
----------------------------------------------------------------------------
  Network Participants . Professional production and moderated environment
                       . Critical mass of traffic and variety of programming
                       . Co-branding and customization of community services

                             Corporate Information

  We were incorporated in California in March 1996 and reincorporated in Delaware in July 1999. Our principal office is located at 307 Orchard City Drive, Suite 350, Campbell, CA 95008. Our telephone number at that location is
(408) 871-5200 and our Internet addresses are www.talkcity.com and www.onnow.com. Information contained on our Web sites does not constitute part of this prospectus.

                                  The Offering

 Common stock offered by us................ 4,500,000 shares

 Common stock to be outstanding after the
  offering................................. 23,675,763 shares
                                            Excludes 2,523,951 shares of common
                                            stock that have been reserved for
                                            issuance under our stock plans and
                                            1,318,246 shares of common stock
                                            that have been reserved for
                                            issuance upon exercise of
                                            outstanding warrants

 Use of proceeds........................... For general corporate purposes, principally brand promotion,
                                            expansion of our sales and
                                            marketing operations and our
                                            moderator network

 Approved Nasdaq National Market Symbol.... TCTY

                         Summary Financial Information
                     (in thousands, except per share data)

  The following table summarizes the financial data for our business. The pro forma net loss per share data reflects our sale in April 1999 of additional preferred stock for aggregate proceeds of $20.0 million, our issuance of preferred stock and warrants in connection with the NBC and Hearst agreements in April 1999, and the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock.

                                                               Three Months
                            March 29, 1996   Years Ended           Ended
                            (Inception) to   December 31,        March 31,
                             December 31,  -----------------  ----------------
                                 1996       1997      1998     1998     1999
                            -------------- -------  --------  -------  -------
Statement of Operations
 Data:
Business services..........    $   --      $    25  $    522  $    60  $   357
Advertising and
 sponsorships..............         14         183       931       65      623
                               -------     -------  --------  -------  -------
  Total revenues...........         14         208     1,453      125      980
Operating expenses,
 including noncash
 advertising and
 promotional charges.......      1,358       6,938    16,745    3,026    8,033
                               -------     -------  --------  -------  -------
Loss from operations.......     (1,344)     (6,730)  (15,292)  (2,901)  (7,053)
Net loss applicable to
 common stockholders.......     (1,316)     (6,429)  (16,217)  (2,911)  (6,971)
Net loss per share:
 Basic and diluted.........    $ (0.49)    $ (2.10) $  (4.92) $ (0.87) $ (1.90)
 Weighted average shares...      2,679       3,068     3,295    3,332    3,661
Pro forma net loss per
 share:
 Basic and diluted.........                         $  (1.66)          $ (0.47)
 Weighted average shares...                            9,762            14,741

  The following table is a summary of our balance sheet data. The pro forma data reflects our sale in April 1999 of additional preferred stock for aggregate proceeds of $20.0 million, our issuance of preferred stock and warrants in connection with the NBC and Hearst agreements in April 1999, and the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock. The as adjusted column reflects the sale of 4,500,000 shares of common stock in this offering at an assumed public offering price of $9.00 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                                    As of March 31, 1999
                                               -------------------------------
                                                Actual   Pro Forma As Adjusted
                                               --------  --------- -----------
Balance Sheet Data:
Cash, cash equivalents and short-term
 investments.................................. $  9,224   $29,223    $65,788
Working capital...............................    7,768    39,250     75,815
Total assets..................................   14,572    46,403     82,968
Long-term obligations, net of current
 portion......................................      237       237        237
Redeemable convertible preferred stock and
 warrants.....................................   39,979       --         --
Total stockholders' equity (deficit)..........  (28,359)   43,451     80,017

                                  Risk Factors

  You should carefully consider the following factors and other information in this prospectus before you decide to invest in our shares of common stock. If any of the negative events referred to below occur, our business could suffer.

We have incurred losses since inception and we may be unable to achieve profitability or generate positive cash flow

  We incurred net losses of $1.3 million in 1996, $6.4 million in 1997, $15.7 million in 1998 and $6.9 million for the three months ended March 31, 1999 and we may be unable to achieve profitability in the future. If we continue to incur net losses in future periods, we may be unable to achieve one or more key elements of our strategy, including the following:

  . increase the number of business services personnel;
  . increase our sales and marketing activities, including increasing the number of our sales personnel;
  . expand our content and community offerings for our consumers;
  . expand our moderator network; or
  . introduce additional ecommerce services.

  We expect to continue to incur significant operating expenditures, as well as noncash advertising and promotional charges, and as a result we will need to generate significant revenues to achieve and maintain profitability. As of March 31, 1999, we had an accumulated deficit of approximately $30.3 million, including noncash advertising and promotional charges of $4.3 million. We may not achieve profitability if our revenues increase more slowly than we expect, or if operating expenses exceed our expectations or cannot be adjusted to compensate for lower than expected revenues. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of the factors discussed above could cause our stock price to decline.

Fluctuations in our quarterly operating results may cause our stock price to decline

  It is likely that our operating results in one or more future quarters may be below the expectations of our investors, and as a result the price of our common stock could decline. We have historically experienced fluctuating quarterly operating results. Our net loss decreased from $2.9 million as of March 31, 1998 to $2.4 million as of June 30, 1998. However, our net loss increased from $2.4 million as of June 30, 1998 to $5.0 million as of September 30, 1998. We expect that our quarterly operating results will continue to fluctuate significantly and be affected by many factors, the more important of which include:

  . our dependence on increased business services and advertising and sponsorship revenues;
  . expansion of our sales force;
  . the length of our sales cycle, particularly our business services sales cycle;
  . our ability to increase our audience of loyal, engaged users;
  . management of growth; and
  . potential technical difficulties or system down time affecting the Internet generally or us specifically.

  These factors are described in more detail in the risk factors described below. Many of these factors are beyond our control.

Our revenue model is new and unproven and we must continue to generate and develop multiple revenue streams

  The success of our revenue model will depend on our ability to generate multiple revenue streams through our community network. To be successful, we must, among other things, develop and market products and services that achieve broad market acceptance by our users, business clients and advertisers. Our inability to generate multiple revenue streams will contribute to our not achieving profitability and may cause our accumulated deficit to increase.

Our growth will depend on our ability to increase our business services revenues

  We derive a substantial portion of our revenues from the sale of business services and we expect to continue to rely on these revenues for the foreseeable future. If we do not continue to develop business services revenues, our revenues may not meet our expectations or may decline and we will need to revise our revenue model to reflect this. Business services represented 12% of our total revenues in 1997, 36% of our total revenues in 1998 and 36% of our total revenues in the three months ended March 31, 1999. Our growth and future success will depend on our ability to increase the number of our business services clients, expand our business services offerings, effectively implement these services and increase the average revenue per project and per client. Our ability to generate significant business services revenues will also depend, in part, on our ability to create new business services offerings without diluting the value of our existing programs. We have only recently begun to hire business services sales personnel.

Our growth will depend upon the acceptance of the Internet as an attractive medium for our business services clients

   Our current and potential business clients must accept the Internet as an attractive and sustainable substitute medium for the traditional methods to which they are accustomed. The market for business services may not continue to develop and may not be sustainable. The Internet as a business services solution has not been available for a sufficient period of time for us to gauge its effectiveness as compared with traditional methods, such as trade shows, phone and mail surveys and video conferencing.

We rely heavily on advertising and sponsorship revenues, and if our advertising and sponsorship revenues decline due to lack of acceptance of the Internet as an advertising medium, our business will not grow or will decrease

  We currently derive a substantial portion of our revenues from sponsorships and advertising and expect to continue to do so. As a result, our success is highly dependent on the increased use of the Internet as an advertising medium. Our business will not grow or will decrease if the market for Internet advertising fails to develop or develops slower than expected. Most of our current or potential advertising customers have little or no experience using the Internet for advertising purposes and they have allocated only a limited portion of their advertising budgets to Internet advertising. Use of the Internet by consumers is at a very early stage of development and market acceptance of the Internet as a medium for advertising is subject to a high level of uncertainty. No standards are widely accepted to measure the effectiveness of Internet advertising. If these standards do not develop, existing sponsors or advertisers may not continue their current level of Internet-based programming, and sponsors or advertisers who are not currently advertising on the Internet may be reluctant to do so.

If we do not provide our advertisers with the guaranteed number of impressions required by our contracts with them, our reputation would be harmed and our advertising inventory would be decreased

  The terms of our advertising contracts generally range from one week to six months. Our advertising contracts guarantee the advertiser a minimum number of impressions, or times that an advertisement is seen by users of our sites. If minimum impression levels are not achieved for any reason, we may be required to provide additional impressions after the contract term which could reduce the availability of advertising inventory for our other current and potential advertisers. Continued inability to deliver the guaranteed number of impressions to our advertisers would hurt our reputation and could cause our current as well as potential advertisers to not advertise on our sites. If minimum guaranteed impressions are not met, we defer recognition of the corresponding revenues until guaranteed impression levels are achieved.

We rely on our network participants for user volume and increased revenues

  Our network participants currently drive approximately 52% of the volume of our sites, which is defined as the number of Internet page views or Internet advertisement views seen by our users. The volume is considered to be "driven" by the network participant if the user comes to our sites via the participant's site. If we were to terminate or otherwise lose the benefit of all of our network participant contracts, we would risk losing as much as 52% of our volume. Our network participant contracts typically have terms of six months to three years each.

  In addition, we sell advertisements based on the volume of our sites, a portion of which volume is provided by our network participants. Of our total revenues for the quarter ended March 31, 1999, approximately 20% were generated through advertisements that ran based on volume provided by our network participants. If we were to terminate or otherwise lose the benefit of all of our network participant contracts, we could lose as much as 20% of our revenues. We would need to replace these revenues with increased revenues from our other product lines, such as business services or ecommerce. For the quarter ended March 31, 1999, none of our network participants individually drove volume responsible for more than 1% of our revenues, except WebTV Network which was responsible for approximately 17% of our revenues for that quarter.

We rely on WebTV Network for a substantial amount of our volume and revenues, and if our contract with WebTV Network were not renewed or terminated, we would need to replace this volume and revenues through other sources

  We have a two-year contract with WebTV Network which runs through July 2000. If this contract were to be terminated or not renewed, we could lose as much as 47% of our volume. We would need to replace this volume with volume from our other network participants, through the growth of our sites or with volume generated through other means, such as increased marketing, any of which would result in an unexpected diversion of management efforts or increased operating expenses. If we were unable to replace this volume, we would also be unable to replace the 17% of our revenues lost from WebTV Network as well. For the year ended 1998, none of our network participants individually drove more than 2% of our volume, except WebTV Network which was responsible for approximately 24% of our volume. For the quarter ended March 31, 1999, none of our network participants individually drove more than 3% of our volume, except for WebTV Network which was responsible for approximately 47% of our volume. In addition, WebTV Network was responsible for approximately 13% and 17% of our revenues for the year ended 1998 and the quarter ended March 31, 1999, respectively.

Our uncertain sales cycle may cause us to incur substantial expenses and expend management time without generating the corresponding revenues which would slow our cash flow

  Our sales cycle, particularly with our business clients, is generally lengthy and uncertain. During the sales cycle, we may expend substantial funds and management resources without generating corresponding revenues. The time between the date of our initial contact with a potential client and the execution of a contract with that potential client typically ranges from a few weeks for smaller agreements to several months for larger agreements. Our sales cycle is also subject to delays as a result of factors over which we have little or no control, including the following:

  . budgetary constraints;
  . internal acceptance reviews;
  . the success and continued internal support of advertisers', business services clients' and network participants' own development efforts; and . the possibility of cancellation or delay of projects by advertisers, business services clients or network participants.

  The length and uncertainty of our sales cycle also may harm our billing and collection efforts. The length of the sales cycle prevents us from rendering our services on a more accelerated basis, which slows our cash flow and reduces our ability to fund the expenditures we incur during the sales cycle.

We depend on our users for content, promotion and sustaining an engaged audience, and if our users become dissatisfied or do not become engaged with our service, we would need to increase our expenditures for these activities

  We depend largely on our users for content, word-of-mouth promotion and for sustaining an involved audience for our advertisers and, to a lesser extent, our business clients. If our users become dissatisfied or do not become engaged with our service, they will not generate significant content or promote our site and we will have to increase the expenditure of our own resources for these activities. In addition, dissatisfied or disengaged users would not continue to attract other users to our site. Loss of our users and failure to increase our number of engaged users would hurt our efforts to generate increased revenues. Our users may become dissatisfied with our service as a result of the increased focus on commercialization of our services due to their continued exposure to advertising or ecommerce activities on our sites or the use of their information for commercial purposes. Our users may also become dissatisfied with our service if we do not maintain our structured environment, if we experience system failures or we do not continually upgrade our software functionality. In addition, users may visit our community for a single event, such as a live event regarding the Grammy Awards, or to explore our community and not return.

We depend on our trained community leaders and moderators to engage our users and maintain our structured and moderated programming

  We depend on our network of trained community leaders and moderators, which consisted of over 2,000 individuals as of March 31, 1999, to draw our users into our community and maintain our structured and moderated programming. Most of our trained community leaders and moderators are volunteers. These people volunteer because they like to meet and help people from all over the world, enjoy the recognition they receive in a community leadership position and generally have fun participating in such a novel form of communication. As the Internet evolves and online communication becomes more common, our trained community leaders and moderators may view moderating as less exciting or less of a novelty than it is now. Loss of our trained community leaders and moderators, or loss of our ability to attract these individuals to our service, would cause us to implement new programs to engage our users and maintain our structured environment. The implementation of these new programs would cause us to expend unexpected management time and resources which would increase our operating expenses.

Maintaining and promoting our brand identity is a critical aspect of maintaining and expanding our user base, business clients and the number of our network participants

  We intend to substantially increase our financial commitment to the maintenance and promotion of our brand loyalty through advertising campaigns in several forms of media, including television, print and billboards. These campaigns may not successfully enhance our brand, and we may incur excessive expenses in connection with our efforts to promote and maintain our brand without generating a corresponding increase in revenues, which would contribute to our not achieving profitability. We spent approximately $7.4 million in 1998 and $4.2 million in the quarter ended March 31, 1999 on these activities. We expect to spend over $10 million in the next 12 months, consisting of a combination of cash and noncash in-kind advertising. The amounts include co-branding, ingredient branding, where the Talk City brand receives a less prominent position than the brand, usually as an ingredient of the overall service offered, such as "chat powered by Talk City," and other marketing activities with our network. These other marketing activities will consist of activities in which we work with our network participants to promote the services in a way which highlights both brands' involvement in the services offered.

  Promotion and enhancement of our brand also will depend, in part, on our ability to continue to provide a clean, well lighted community experience. The value of our brand could diminish if businesses, users, network participants and advertisers do not perceive the www.talkcity.com community experience to be of high quality or if we introduce new services or enter into new business ventures that are not well received.

We are growing rapidly and must effectively manage and support our growth in order for our business strategy to succeed

  We have grown rapidly and will need to continue to grow in all areas of operation in order to execute our business strategy. Managing and sustaining our growth will place significant demands on management as well as on our administrative, operational and financial systems and controls. If we are unable to do this effectively, we would have to divert resources away from the continued growth of our business and implementation of our business strategy, such as management time and our limited revenues. We had 31 employees as of March 31, 1998 compared to 82 employees as of March 31, 1999. We anticipate further significant increases in the number of our employees, especially in our sales and marketing departments in order to take full advantage of our relationships with Cox, Hearst and NBC. This rapid growth has caused us to potentially outgrow our current principal office facilities sooner than we expected. As a result, we are currently considering leasing additional space in the very competitive Silicon Valley office leasing market.

Our chief executive officer and vice president of community are critical to our business and they may not remain with us in the future

  Our future success will depend to a significant extent on the continued services of Peter Friedman, our Chairman of the Board, Chief Executive Officer and President, and Jenna Woodul, our Vice President of Community. The loss of the services of Mr. Friedman or Ms. Woodul could cause us to incur increased operating expenses and divert other senior management time in searching for their replacements. The loss of their services could also harm our reputation as our business clients, advertisers and network participants could become concerned about our future operations. We do not have long-term employment agreements with Mr. Friedman or Ms. Woodul and we do not maintain any key person life insurance policies.

We must continually attract and retain our sales, technical, marketing and other personnel or we will be unable to execute our business strategy

  Our future success also will depend on our ability to attract, retain and motivate other highly skilled sales, technical, managerial, marketing and customer support personnel. Competition for these personnel is intense, especially in the Internet industry, and we may be unable to successfully attract, integrate or retain sufficiently qualified personnel. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion.

We may be unable to consummate potential acquisitions or investments or successfully integrate them with our business which would slow our growth strategy

  As part of our continued strategy to expand the range of our community applications and features, to acquire additional community audiences and to expand our business services products, we may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. We may be unable to identify suitable acquisition or investment candidates at reasonable prices or on reasonable terms. Additionally, regardless of whether suitable candidates are available, we may be unable to consummate future acquisitions or investments, which could harm our growth strategy. If we do acquire a company or make other types of acquisitions, we could have difficulty integrating the acquired products, personnel or technologies. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

We will need to raise additional capital to achieve our business objectives

  We will need to raise additional capital to continue to develop our business. Additional financing may not be available on favorable terms or at all. If adequate funds are not available or are not available on acceptable terms, we would be unable to continue to develop our business, take advantage of acquisition opportunities, develop or enhance our services and products or do one or more of the following:

  . expand our business services;
  . increase the number of our network participants;
  . develop our brand;
  . expand our moderator base;
  . grow our traffic;
  . increase our revenues; or
  . respond to competitive pressures.

Our paid moderators could be viewed as employees rather than independent contractors which could subject us to adverse tax and employee benefit consequences

  We treat our 270 paid moderators as independent contractors. Our paid moderators sign independent contractor agreements and are paid a flat monthly fee or per hour. One or more jurisdictions may deem our paid moderators to be employees rather than independent contractors and seek to impose taxes, and any applicable interest and penalties, on us. The law regarding the distinction between independent contractors and employees is not entirely clear. We could be subject to substantial tax and employee benefit liabilities if it were ultimately determined that our paid moderators are actually employees.

Our volunteer community leaders could be viewed as employees, which would substantially increase our operating expenses

  If our volunteer community leaders, consisting of approximately 1,800 individuals, were viewed as employees, we could be subject to payment of back wages and other penalties and our operating expenses could substantially increase. Former volunteers of America Online, Inc. recently filed a complaint with the Labor Department and a class action lawsuit claiming they were treated like employees and should have been paid.

System failures or slow downs would harm our reputation and thus reduce our attractiveness to our current and future business clients, users, network participants and advertisers

  System failures could harm our reputation and reduce our attractiveness to businesses, users, network participants and advertisers. Our ability to attract potential business clients, users, network participants and advertisers to promote our brand will depend significantly on the performance of our network infrastructure. In addition, a key element of our strategy is to generate a high level of user volume. An increase in the volume of user traffic could strain the capacity of our infrastructure, resulting in a slowing or outage of our services and reduced traffic to our Web sites. We may be unable to improve our technical infrastructure in relation to increased user volume. Our users depend on Internet service providers, online service providers and other Web site operators for access to our

Web sites. Many of these providers and operators have also experienced significant outages in the past, and they could experience outages, delays and other difficulties due to system failures unrelated to our systems.

Our communications and other computer hardware operations are subject to disruptions which are out of our control and for which we may not have adequate insurance

  Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage our communications hardware and other computer hardware operations. These operations are located separate from our principal offices at Frontier Global Centers facilities in Sunnyvale, California. In addition, computer viruses, electronic break-ins or other similar interruptions also could disrupt our Web sites. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems.

Our business is largely dependent on the development and growth of the Internet, which may not grow, or if it does grow, may be unable to support the demands placed on it by this growth

  Our market is new and rapidly evolving. The usage of our Web sites, which drives our volume and in turn our revenues, may not grow if Internet usage in general does not continue to grow. If Internet usage does continue to grow, the Internet infrastructure may be unable to support the demands placed on it by this growth and its performance and reliability may decline. Varying factors could inhibit future growth in Internet usage, including:

  . inadequate network infrastructure;
  . security concerns;
  . inconsistent quality of service; and
  . unavailability of cost effective, high speed service.

  Many Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. Internet usage, as well as the usage of our Web sites, could decline or grow at a slower rate than expected if these outages or delays frequently occur in the future.

We must keep pace with rapid technological change and the intense competition of the Internet industry in order to succeed

  Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. To succeed, we will need to effectively integrate the various software programs and tools required to enhance and improve our product offerings and manage our business. Any enhancements or new services or features must meet the requirements of our current and prospective users and must achieve significant market acceptance. Our success also will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to these changes.

We may be liable for misappropriation by others of our users' personal or credit card information

  If third parties were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. These could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims.

We may be liable for our use or sale of our users' personal information

  We could be subject to liability claims by our users for misuses of personal information, such as for unauthorized marketing purposes. In addition, the Federal Trade Commission has been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated. We currently use our users' personal information internally to determine how to improve our service, applications and features and to target our advertisements and communications. We also use this information externally to provide our advertisers with the demographics of our user base. We may, in the future, sell our user information on an aggregate, not individual, basis.

We may be subject to liability for products sold through our Web sites

  Consumers may sue us if any of the products that we sell online are defective, fail to perform properly or injure the user. Liability claims resulting from our sale of products could require us to spend significant time and money in litigation or to pay significant damages. To date, we have had very limited experience in the sale of products online and the development of relationships with manufacturers or suppliers of such products. We plan to develop a range of ecommerce opportunities, such as shopping events hosted by celebrity guests to promote particular products.

Year 2000 problems with our internal systems and third-party systems of our suppliers and Web infrastructure could require significant time and expense and could reduce our future revenues

  We may be exposed to a loss of revenues and our operating expenses could increase if the systems on which we are dependent to conduct our operations are not year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software telephone systems and other equipment used internally. The reasonably likely worst case scenario for year 2000 issues would be if a significant defect exists in key hardware or software and if a solution for this problem were not immediately available. If a problem is detected in these subsystems during our year 2000 compliance testing process, these components will need to be revised or replaced. If our present efforts to address the year 2000 compliance issues are not successful, or if suppliers and other third parties with which we do business do not successfully address these issues, our business could be harmed.

  In the event that our Web-hosting facilities are not year 2000 compliant, our production Web sites would be unavailable and we would be unable to deliver services to our users. In the event that our production and operational facilities that support our Web sites are not year 2000 compliant, portions of our Web site may become inaccessible. A prolonged disruption in our operations could cause our business clients and network participants to stop doing business with us.

Internet security and concerns could hinder ecommerce

  The need to securely transmit confidential information over the Internet has been a significant barrier to ecommerce and communications over the Internet. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by breaches like this. Our insurance policies carry coverage limits that may not be adequate to reimburse us for losses caused by security breaches. Any well publicized compromise of security could deter people from using the Internet or using it to conduct transactions that involve transmitting confidential information.

Changes in government regulation could limit our Internet activities or result in additional costs of doing business on the Internet

  Currently few laws or regulations exist that specifically regulate communications or commerce on the Internet, but we expect more stringent laws and regulations to be enacted due to the increasing popularity and use of the Internet. Any new legislation or regulations or the application of existing laws and regulations to the Internet could limit our user volume and increase our operating expenses. In addition, the application of existing laws to the Internet is uncertain, may take years to resolve and could expose us to substantial liability for which we might not be indemnified by the content providers or other third parties. Existing laws and regulations currently, and new laws and regulations are likely to, address a variety of issues, including the following:

  . user privacy and expression;
  . the rights and safety of children;
  . intellectual property;
  . information security;
  . anticompetitive practices;
  . the convergence of traditional channels with Internet commerce; . taxation and pricing; and
  . the characteristics and quality of products and services.

  Those laws that do reference the Internet, such as the recently passed Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are not defined. The Federal Trade Commission has submitted proposals to the Internet industry regarding the rights and safety of children using the Internet and is expected to issue regulations in this area.

If Internet service providers become regulated in a manner similar to long distance telephone carriers, Internet growth may grow at a slower pace which would cause our revenues to decrease

   If Internet growth slows due to proposals to regulate Internet service providers similar to long distance telephone carriers, our user volume and the demand for our business services would decline which would cause our revenues to decrease. Increased use of the Internet has burdened the existing telecommunications infrastructure and led to interruptions in phone service in areas with high

Internet use. Several telecommunications companies and local telephone carriers, such as Pacific Bell, have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees. If this were to occur, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet.

We may be subject to liability for publishing or distributing content over the Internet

  We may be subject to claims relating to content that is published on or downloaded from our sites. We also could be subject to liability for content that is accessible from our Web sites through links to other Web sites or that is posted by members in chat rooms or bulletin boards. Although we carry general liability insurance, our insurance may not cover potential claims of this type, such as defamation or trademark infringement, or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. In addition, any claims like this, with or without merit, would result in the diversion of our financial resources and management personnel.

Current and potential competitors could decrease our market share and harm our business

  Increases in the number of Web sites competing for the attention and spending of businesses, users and advertisers could result in price reductions, reduced margins or loss of market share, any of which could decrease our revenues, contribute to our not achieving profitability and hurt our reputation. The barriers to entry in the Internet services market are low and we expect the number of our competitors to continue to increase. Any company or individual can establish and maintain a Web site for minimal cost. We compete for business clients, users and advertisers with numerous companies, including the following:

  . online services or Web sites that produce business services, such as market research, customized communities or online events, including Well Engaged and broadcast.com, Inc.;
  . online services or Web sites with a focus on community services, such as America Online, GeoCities, Inc., a subsidiary of Yahoo! Inc., Tripod, Inc., a subsidiary of Lycos, Inc., Delphi, theglobe.com, Inc., Xoom Inc., Fortune City, Homestead.com, WBS.net and Angelfire;
  . vertical community online services that focus on specific market or demographic segments, such as iVillage Inc., which is focused on women, or iTurf, which is focused on teens;
  . Web retrieval and other Web portal companies that offer community applications, such as chat and home pages, as part of their site, including Excite@Home, Infoseek Corporation, Lycos and Yahoo!; and
  . publishers and distributors of traditional media, such as television, radio and print.

  None of the above identified competitors is dominant in its respective area of operation. See "Business--Competition."

We depend on third-party software to measure user demographics and for other related services and if this software does not function properly, we would need to purchase new software or write the software ourselves, each of which could cause a temporary disruption in our business

  If software we have purchased from third parties to perform our services does not function properly or is not updated, we would need to purchase new software from other third party providers. Even though the third-party software we currently use is easily replaced through multiple other third party providers, or by our writing the necessary software programs ourselves, each of these alternatives would require an unplanned increase in operating expenses and could cause a one to two month disruption in our business.

  It is important to advertisers that we accurately measure the demographics of our user base and the delivery of advertising impressions on our Web sites. Companies may choose not to advertise on our Web sites or may be less willing to pay the fees we intend to charge for advertising if they do not perceive our measurements to be reliable. We have purchased third-party software from Oracle Corporation and NetGravity, Inc. for these measurement services. We may be unable to accurately evaluate the demographic characteristics of our users if the third-party software does not function properly or is not enhanced to support our needs. Our ability to deliver our services to our users may also be harmed if other software we have purchased from third parties, such as Microsoft Exchange for real-time chat and Netscape Web for ad serving and management, is not reliable or does not function properly.

We are dependent on the trademarks "Talk City" and "OnNow" and if we could not use these marks we would need to reimplement our Web sites and re-build our brand identity

  We are dependent on the trademarks "Talk City" and "OnNow." We have not yet received trademark registration of "OnNow." If we were prevented from using the trademarks "Talk City" or "OnNow," we would need to reimplement our Web sites and devise new hard copy materials, such as letterhead and merchandise. We would also need to re-build our brand identity with our business clients, users, network participants and advertisers. Our operating expenses would substantially increase if we had to re-build our brand identity or reimplement our Web sites.

Possible infringement of our intellectual property rights by third parties could substantially increase our operating expenses

  Other parties may assert claims of infringement of intellectual property or other proprietary rights against us. These claims, even if without merit, could require us to expend significant financial and managerial resources. Further, if claims like this are successful, we may be required to change our trademarks, alter our content or pay financial damages, any of which could substantially increase our operating expenses. We also may be required to obtain licenses from others to refine, develop, market and deliver new services. We may be unable to obtain any needed license on commercially reasonable terms or at all and rights granted under any licenses may not be valid and enforceable. We have been subject to claims and expect to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of trademarks and other intellectual property rights of third parties by us and our licensees.

The allocation of proceeds from this offering may not yield significant returns for our stockholders

  Our management will have the discretion to allocate the net proceeds of this offering to uses that our stockholders may not deem desirable. Pending any specific needs, we expect to invest the net proceeds in short-term, interest-bearing, investment grade securities for an indefinite period of time. We cannot guarantee that any invested proceeds will yield a significant return. See "Use of Proceeds."

Our stock price is likely to be extremely volatile as the market for Internet companies' stock has recently experienced extreme price and volume fluctuations

  The market price of our common stock is likely to be extremely volatile as the market for Internet-related and technology companies has experienced extreme price and volume fluctuations in recent months. Despite the strong pattern of operating losses of Internet-related companies, the market demand, valuation and trading prices of these companies has been high. At the same time, the share prices of these companies' stocks have been highly volatile and have recorded lows well below their historical highs. As a result, investors in these companies often buy the stock at very high prices only to see the price drop substantially a short time later, resulting in an extreme drop in value in the stock holdings of these investors. Historically, we have experienced significant losses, which totaled $15.7 million in 1998. In addition, we have experienced fluctuations in our volume of users and usage patterns, which could also lead to extreme volatility of our stock price. We cannot assure you that our stock will trade at the same levels as other Internet stocks or that Internet stocks in general will sustain current market prices. Volatility in the market price of our common stock could result in securities class action litigation. Any litigation would likely result in substantial costs and a diversion of management's attention and resources.

Our stock price is likely to be extremely volatile due to broad market and industry factors beyond our control

  We expect our stock price to be subject to wide fluctuations in response to a variety of factors, including factors beyond our control. These broad market and industry factors could harm the market price of our common stock, regardless of our performance. These factors include:

  . actual or anticipated variations in our quarterly operating results;
  . announcements of technological innovations or new programming by us or our competitors;
  . conditions or trends in the Internet and online services industries;
  . changes in the market valuations of other Internet companies;
  . announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
  . additions or departures of key personnel; and . sales of substantial amounts of our common stock or other securities in the open market.

  General political and economic conditions, such as recession or interest rate or currency rate fluctuations, also could harm the market price of our common stock.

An active public market for our common stock may not develop

  An active public market for our common stock may not develop or be sustained after this offering. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

You will incur immediate and substantial dilution in the net tangible book value of the stock you purchase

  The assumed initial public offering price is substantially higher than the net tangible book value of $3.38 per share that our outstanding common stock will have immediately after this offering. Accordingly, if you purchase shares of our common stock, you will incur immediate and substantial dilution of $5.62 per share. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution. See "Dilution."

If we raise additional capital through the issuance of new securities, you will incur additional dilution

  If we raise additional capital through the issuance of new securities, our stockholders will be subject to additional dilution. In addition, any new securities issued may have rights, preferences or privileges senior to those securities held by our stockholders.

A large number of shares becoming eligible for sale after this offering could cause our stock price to decline

  Sales of a substantial number of shares of common stock in the public market following this offering, or the perception that sales could occur, could cause the market price of our common stock to decline. See "Shares Eligible for Future Sale."

Exercise of registration rights after this offering could adversely affect our stock price

  If holders of registration rights exercise those rights after this offering, a large number of securities could be registered and sold in the public market, which could result in a decline in the price of our common stock. If we were to include in a company-initiated registration shares held by these holders pursuant to the exercise of their registration rights, our ability to raise needed capital could suffer. After this offering, the holders of 17,569,709 shares of common stock and warrants to purchase 1,318,246 shares of our common stock, which will represent a total of approximately 80% of our outstanding stock after completion of this offering, will be entitled to rights with respect to registration under the Securities Act of 1933.

Our undesignated preferred stock may inhibit potential acquisition bids for us, cause the market price for our common stock to fall and diminish the voting rights of the holders of our common stock

  If our board of directors issues preferred stock, potential acquirors may not make acquisition bids for us, our stock price may fall and the voting rights of existing stockholders may diminish as a result. Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. See "Description of Capital Stock--Preferred Stock."

We have anti-takeover defenses that could delay or prevent an acquisition of our company

  Provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

                                Use of Proceeds

  Our net proceeds from the sale of 4,500,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $36.6 million. If the underwriters' over-allotment option is exercised in full, our net proceeds will be approximately $42.2 million.

  We currently expect to use approximately $18.0 million of the net proceeds of this offering for marketing, including brand development and promotion and growth of our user volume, $9.0 million for expansion of our sales infrastructure and the remaining $9.6 million will be used for working capital and general corporate purposes, including expansion of our trained community leader and moderator network, development of software and content for user services, relocation of our offices and additional personnel. We believe opportunities may exist to expand our current business through acquisitions or investments in complementary businesses, technologies, services or products, and we may utilize a portion of the net proceeds for this purpose. Pending these uses, our net proceeds from this offering will be invested in short-term, interest-bearing, investment grade securities.

                                Dividend Policy

  We have never declared or paid any cash dividends on our common stock or other securities. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends for the foreseeable future.

                                 Capitalization

  The following table sets forth our capitalization as of March 31, 1999:

    . on an actual basis after giving effect to the one for two reverse stock split of the common stock and preferred stock;

    . on a pro forma basis to reflect the sale of 2,499,884 shares of preferred stock for aggregate proceeds of $20.0 million and the issuance of 1,350,000 shares of preferred stock, with an assigned value of $4.00 per share for reporting purposes, and warrants in connection with the NBC and Hearst agreements during April 1999 and the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering; and

    . on an as adjusted basis to reflect the sale of the 4,500,000 shares of common stock at an assumed initial public offering price of $9.00 per share in this offering, less estimated underwriting discounts and commissions and estimated offering expenses to be paid by us. Please see "Use of Proceeds."

  You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                     As of March 31, 1999
                                                --------------------------------
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Notes payable, less current portion............ $    237  $    237    $    237
Redeemable convertible preferred stock: $0.001
par value, 19,000,000 shares authorized,
actual; 11,101,212 shares issued and
outstanding, actual; no shares issued or
outstanding, pro forma and as adjusted.........   39,979       --          --
Stockholders' equity:
  Preferred stock, $0.001 par value: no shares
   authorized, issued or outstanding, actual;
   5,000,000 shares authorized, pro forma and
   as adjusted; no shares issued or
   outstanding, pro forma and as adjusted......      --        --          --
  Common stock, $0.001 par value: 60,000,000
   shares authorized, actual; 100,000,000
   shares authorized, pro forma and as
   adjusted; 4,314,904 shares issued and
   outstanding, actual; 19,175,763 shares
   issued and outstanding, pro forma;
   23,675,763 shares issued and outstanding, as
   adjusted....................................        4        19          24
Additional paid-in capital.....................    3,959    75,754     112,315
Deferred compensation..........................   (1,144)   (1,144)     (1,144)
Notes receivable from stockholders.............     (921)     (921)       (921)
Accumulated deficit............................  (30,257)  (30,257)    (30,257)
                                                --------  --------    --------
  Total stockholders' equity (deficit).........  (28,359)   43,451      80,017
                                                --------  --------    --------
    Total capitalization....................... $ 11,857  $ 43,688    $ 80,254
                                                ========  ========    ========

                                    Dilution

  Our pro forma net tangible book value as of March 31, 1999, after giving effect to the one for two reverse stock split of all the outstanding common stock and preferred stock, the sale of $20.0 million of preferred stock, the issuance of preferred stock and warrants in connection with the NBC and Hearst agreements and the conversion of all outstanding shares of preferred stock, was $43.5 million, or $2.27 per share. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of outstanding shares of common stock.

  Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock
immediately afterwards. After giving effect to our sale of the     shares of
common stock offered by this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses to be paid by us, our net tangible book value at March 31, 1999 would have been $80.0 million, or $3.38 per share. This represents an immediate increase in net tangible book value to existing stockholders of $1.11 per share and an immediate dilution to new public investors of $5.62 per share. The following table illustrates the per share dilution:

   Assumed initial public offering price..........................       $9.00
   Pro forma net tangible book value per share as of March 31,
    1999.......................................................... $2.27
   Increase per share attributable to new public investors........  1.11
                                                                   -----
   Pro forma net tangible book value per share after offering.....        3.38
                                                                         -----
   Dilution per share to new public investors.....................       $5.62
                                                                         =====

  The following table sets forth on a pro forma basis as of March 31, 1999, after giving effect to a one for two reverse stock split of all the outstanding common stock and preferred stock, the sale of $20.0 million of preferred stock, the issuance of preferred stock and warrants in connection with the NBC and Hearst agreements and the conversion of all outstanding preferred stock into common stock, the number of shares of common stock purchased from us, the total price paid, and the average price per share paid by the existing stockholders and new public investors, after deducting estimated underwriting discounts and commissions and estimated offering expenses to be paid by us, at an assumed initial public offering price of $9.00 per share:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..  19,175,763   81.0% $39,314,000   51.8%     $2.05
   New public investors...   4,500,000   19.0   36,565,000   48.2       8.13
                            ----------  -----  -----------  -----
     Total................  23,675,763  100.0% $75,879,000  100.0%
                            ==========  =====  ===========  =====

  The above discussion assumes no exercise of outstanding options or warrants. You will experience additional dilution in the event these warrants or options are exercised.

                            Selected Financial Data
                     (in thousands, except per share data)

  The following selected financial data are qualified by reference to, and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1996, 1997 and 1998 and selected statement of operations data for the period from March 29, 1996 (inception) through December 31, 1996, and the years ended December 31, 1997 and 1998 have been derived from our audited financial statements and the notes thereto included elsewhere in this prospectus. The statement of operations data for each of the three-month periods ended March 31, 1998 and 1999, and the balance sheet data at March 31, 1999, are derived from our unaudited interim financial statements included elsewhere in this prospectus. In management's opinion, the unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods.

                         March 29, 1996   Years ended      Three months ended
                         (Inception) to   December 31,          March 31,
                          December 31,  -----------------  --------------------
                              1996       1997      1998      1998       1999
                         -------------- -------  --------  ---------  ---------
Statement of Operations
 Data
Revenues:
  Business services.....    $   --      $    25  $    522  $      60  $     357
  Advertising and
   sponsorships.........         14         183       931         65        623
                            -------     -------  --------  ---------  ---------
    Total revenues......         14         208     1,453        125        980
Operating expenses:
  Product development
   and programming......        771       3,472     5,383      1,175      2,224
  Sales and marketing...        252       2,492     6,668        476      3,425
  General and
   administrative.......        335         974     1,804        336        974
  Noncash advertising
   and promotional
   charges..............        --          --      2,890      1,039      1,410
                            -------     -------  --------  ---------  ---------
    Total operating
     expenses...........      1,358       6,938    16,745      3,026      8,033
                            -------     -------  --------  ---------  ---------
    Loss from
     operations.........     (1,344)     (6,730)  (15,292)    (2,901)    (7,053)
Interest income
 (expense), net.........         36         339      (367)        10        154
                            -------     -------  --------  ---------  ---------
    Net loss............    $(1,308)    $(6,391) $(15,659) $  (2,891) $  (6,899)
Accretion of redeemable
 convertible preferred
 stock and warrants.....          8          38       558         20         72
                            -------     -------  --------  ---------  ---------
    Net loss applicable
     to common
     stockholders.......    $(1,316)    $(6,429) $(16,217) $  (2,911) $  (6,971)
                            =======     =======  ========  =========  =========
Net loss per share:
  Basic and diluted.....    $ (0.49)    $ (2.10) $  (4.92) $   (0.87) $   (1.90)
  Weighted average
   shares...............      2,679       3,068     3,295      3,332      3,661
Pro forma net loss per
 share:
  Basic and diluted.....                         $  (1.66)            $   (0.47)
  Weighted average
   shares...............                            9,762                14,741

                                      As of December 31,       As of March 31,
                                   --------------------------  ---------------
                                    1996     1997      1998         1999
                                   -------  -------  --------  ---------------
Balance Sheet Data
Cash, cash equivalents and short-
 term investments................. $ 8,930  $ 2,055  $ 14,437     $  9,224
Working capital...................   8,651    1,844    13,493        7,768
Total assets......................   9,062    2,811    18,490       14,572
Long-term obligations, net of
 current portion..................                        273          237
Redeemable convertible preferred
 stock and warrants...............  10,042   10,081    38,973       39,979
Total stockholders' deficit.......  (1,270)  (7,669)  (22,463)     (28,359)

  See Note 2 of Notes to Financial Statements for information concerning the calculation of shares used in computing net loss per share. The pro forma net loss per share data reflects reflects our sale in April 1999 of additional preferred stock for aggregate proceeds of $20.0 million, our issuance of preferred stock and warrants in connection with the NBC and Hearst agreements in April 1999, and the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

  This section contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to factors out of our control. You should not rely on these forward-looking statements. Our actual results could differ materially from those discussed in the forward-looking statements contained in this section.

Overview

  We provide online communities and interactive services for businesses and consumers. From inception through March 1999, our operating activities have primarily been focused on:

  . developing the quality environment of our services;
  . expanding the audience and usage of our services;
  . establishing operating relationships with our network participants;
  . building sales momentum and developing programs and content to market the
    Talk City brand name and attract users to our sites;
  . developing a comprehensive computer software and hardware infrastructure; . recruiting personnel; and
  . raising capital.

  To date, substantially all of our revenues have been derived from the sale of our business services, advertising and sponsorships. Our business services include designing customized communities, producing online events, conducting online market research and facilitating online meetings. These services help businesses develop and expand online relationships with customers, suppliers and employees. Revenues derived from business services are recognized ratably over the term of the contract period, provided that the collection of the receivable is probable.

  Advertising and sponsorship revenues are derived from two sources. Advertising revenues generally come from short-term banner advertisement contracts. Sponsorship revenues come from contracts under which we offer a combination of custom programming, prominent logo placement, other onsite promotions and additional banner ads. Our advertising and sponsorship clients enter into short-term agreements pursuant to which they generally receive a guaranteed number of advertising impressions on our site. Advertising and sponsorship revenues are recognized in the period in which the advertisement is displayed or the sponsorship event is run, provided that no significant obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or on a straight-line basis over the term of the contract. In some cases, where we contract with sales representative firms to sell advertising revenues, we recognize revenues net of the commissions paid.

  Operating expenses consist primarily of product development and programming, sales and marketing, general and administrative and interest expenses. Product development and programming expenses consist primarily of salaries, payroll taxes and benefits and expenditures related to editorial content, community management and support personnel, server hosting costs and software development and operations expenses. Sales and marketing expenses consist primarily of advertising and promotion costs, salaries, commissions and other related costs of internal sales and marketing personnel and program expenses, public relations costs and other marketing expenses. General and administrative expenses consist of salaries, payroll taxes and benefits and related costs for general corporate functions, including executive management, finance, facilities, legal and fees for other professional services.

  Sales and marketing expenses exclude noncash advertising and promotional charges related to our advertising on the NBC television network and in magazines owned by Hearst. These advertising activities are paid for through noncash in-kind investments. This in-kind program includes $7.2 million of television commercials and print ads valued at rates discounted from the rate card to be incurred from 1998 through 2001. After March 31, 1999, noncash charges of $14.3 million will be charged to operations as the related advertising is run or promotional services are received. We expect that $8.9 million of this $14.3 million will be charged to operations during the three months ending June 30, 1999. These amounts were determined based on the fair value of our common stock and warrants exchanged for the services received. See
Note 3 of the notes to our financial statements.

  We incurred losses of $1.3 million in 1996, $6.4 million in 1997, $15.7 million in 1998 and $6.9 million for the three months ended March 31, 1999. These losses include noncash advertising and promotional charges of $4.3 million through March 31, 1999. At March 31, 1999, we had an accumulated deficit of $30.3 million. We anticipate that we will incur additional operating losses for the foreseeable future.

Results of Operations

 Three Months Ended March 31, 1999 and 1998

  Revenues. Total revenues increased to $980,000 for the three months ended March 31, 1999 from $125,000 for the three months ended March 31, 1998. Business services revenues increased to $357,000, or 36% of total revenues for the three months ended March 31, 1999, from $60,000, or 48% of total revenues, for the three months ended March 31, 1998. Advertising and sponsorship revenues increased to $623,000, or 64% of total revenues, for the three months ended March 31, 1999 from $65,000, or 52% of total revenues, for the three months ended March 31, 1998. The increases were primarily due to increased sales from the expansion of our sales force. These increases in personnel resulted in increases in the number of business clients, projects, advertisers and the amounts spent per advertiser, as well as increases in our user volume, which increased from 1.5 million unique visitors for the one month ended March 31, 1998 to 2.6 million unique visitors for the one month ended March 31, 1999, and expansion of our consumer and business services offerings.

 Operating Expenses:

  Product Development and Programming. Product development and programming expenses increased to $2.2 million, or 227% of total revenues, for the three months ended March 31, 1999 from $1.2 million, or 940% of total revenues, for the three months ended March 31, 1998. The increase was primarily attributable to additional personnel-related costs of approximately $540,000 and an increase in independent contractor costs of $310,000 associated with the increased number of supervised chats we conducted and the enhancement of the functionality of our Web sites.

  Sales and Marketing. Sales and marketing expenses increased to $3.4 million, or 349% of total revenues, for the three months ended March 31, 1999 from $476,000, or 381% of total revenues, for the three months ended March 31, 1998. The increase in sales and marketing expenses was primarily attributable to an increase in sales personnel and commission-related costs of approximately $470,000 and an increase of approximately $2.2 million in expenses associated with the development and implementation of our branding, promotion and marketing campaigns. We expect that sales and marketing expenses will increase for the foreseeable future as we increase expenditures for branding, promotion and marketing, expand our internal sales force and hire additional marketing personnel.

  General and Administrative. General and administrative expenses increased to $974,000, or 99% of total revenues, for the three months ended March 31, 1999 from $336,000, or 269% of total revenues, for the three months ended March 31, 1998. The increase was primarily due to compensation expense of approximately $169,000 related to the issuance of stock options and recruiting costs of approximately $180,000. In addition, we incurred an increase in accounting and legal fees of $130,000 and an increase in facilities expenses of $100,000 in order to support the growth of our business. We expect general and administrative expenses will increase in the future as we hire additional personnel and incur additional costs related to the growth of our business and operations as a public company. In addition, we expect to expand our facilities and incur associated expenses to support our anticipated growth.

  Noncash Advertising and Promotional Charges. We incurred charges of $1.4 million, or 143% of total revenues, for the three months ended March 31, 1999 and $1.0 million, or 831% of total revenues, for the three months ended March 31, 1998 for noncash expenses associated with advertising and operating agreements with two of our major media network participants.

  Interest Income (Expense), Net. Interest income (expense), net includes income from our cash and investments and expenses related to our equipment financing obligations. Interest income increased to $154,000, or 16% of total revenues, for the three months ended March 31, 1999 from $10,000, or 8% of total revenues, for the three months ended March 31, 1998. The increase was primarily due to a higher average investment balance during the three months ended March 31, 1999.

 Periods Ended December 31, 1998, 1997 and 1996

  Revenues. Total revenues were $1.5 million in 1998, $208,000 in 1997 and $14,000 in 1996. Business services revenues were $522,000, or 36% of total revenues, in 1998 and $25,000, or 12% of total revenues, in 1997. Advertising and sponsorship revenues were $931,000, or 64% of total revenues, in 1998, $183,000, or 88% of total revenues, in 1997 and $14,000, or 100% of total revenues, in 1996. The increases were primarily due to increased sales from the expansion of our sales force, which resulted in increases in the number of business clients, projects, advertisers and amounts spent per advertiser, as well as increases in our user volume and expansion of our consumer and business services offerings.

 Operating Expenses:

  Product Development and Programming. Product development and programming expenses were $5.4 million, or 370% of total revenues, in 1998, $3.5 million, or 1,669% of total revenues, in 1997 and $771,000, or 5,507% of total revenues, in 1996. In our first year of operations, we were building our infrastructure and did not begin to incur substantial expenses until 1997. The increase in absolute dollars in product development and programming from 1997 to 1998 was primarily attributable to an increase in personnel and recruiting-related costs of $700,000 and an increase in chat hosting and server-related costs of $1.1 million associated with the rapid growth in user volume from our supervised chats and enhancements of functionality to our Web sites. Product development expenses as a percentage of total revenues decreased due to growth in total revenues.

  Sales and Marketing. Sales and marketing expenses were $6.7 million, or 458% of total revenues, in 1998, $2.5 million, or 1,198% of total revenues, in 1997 and $252,000, or 1,800% of total revenues, in 1996. In our first year of operations, we did not dedicate significant resources to sales and marketing. The increase in sales and marketing expenses from 1997 to 1998 was primarily attributable to an increase of approximately $2.5 million in our online and print advertising, public relations and other promotional expenditures and an increase in personnel and recruiting-related expenses of $825,000 as a result of implementing our sales and marketing strategy.

  General and Administrative. General and administrative expenses were $1.8 million, or 124% of total revenues, in 1998, $974,000, or 468% of total revenues, in 1997 and $335,000, or 2,393% of total revenues, in 1996. The increase in general and administrative expenses in 1998 was primarily due to increases in personnel and professional services, travel and facilities-related expenses to support the growth of our operations. General and administrative expenses decreased as a percentage of revenues in 1997 due to of the growth in total revenues.

  Noncash Advertising and Promotional Charges. In 1998, we charged $2.9 million, or 198% of total revenues, to operations, representing noncash expenses associated with advertising and operating agreements with various major media network participants and investors.

  Interest Income (Expense), Net. Net interest expense was $367,000, or 25% of total revenues, in 1998 and net interest income was $339,000, or 163% of total revenues, in 1997 and $36,000, or 257% of total revenues, in 1996. We incurred interest expense in 1998 as a result of our loan financing in 1998. Interest income increased in 1997 compared to 1996 due to higher cash equivalent and investment balances as a result of proceeds received from the sale of preferred stock in the fourth quarter of 1996.

  Income Taxes. Management has established a full valuation allowance against its net deferred tax assets because it does not expect sufficient taxable income to be generated during the 15-year carryforward period.

Quarterly Results of Operations

  The following table presents certain statement of operations data for our five most recent quarters ended March 31, 1999. In management's opinion, this unaudited information has been prepared on the same basis as the audited annual financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the unaudited information for the quarters presented. This information should be read in conjunction with our financial statements, including the notes thereto, included elsewhere herein. The results of operations for any quarter are not necessarily indicative of results that may be expected for any future periods.

                                           Three Months Ended
                              ------------------------------------------------
                              Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,
                                1998      1998      1998      1998      1999
                              --------  --------  --------- --------  --------
                                             (in thousands)
Revenues:
  Business services.......... $    60   $    66    $   167  $   229   $   357
  Advertising and
   sponsorships..............      65       202        231      433       623
                              -------   -------    -------  -------   -------
    Total revenues...........     125       268        398      662       980
Operating expenses:
  Product development and
   programming...............   1,175     1,298      1,268    1,642     2,224
  Sales and marketing........     476       697      1,983    3,512     3,425
  General and
   administrative............     336       338        467      663       974
  Noncash advertising and
   promotional charges.......   1,039       118      1,411      322     1,410
                              -------   -------    -------  -------   -------
    Total operating
     expenses................   3,026     2,451      5,129    6,139     8,033
                              -------   -------    -------  -------   -------
    Loss from operations.....  (2,901)   (2,183)    (4,731)  (5,477)   (7,053)
Interest income (expense),
 net.........................      10      (251)      (280)     154       154
                              -------   -------    -------  -------   -------
    Net loss.................  (2,891)   (2,434)    (5,011)  (5,323)   (6,899)
Accretion of redeemable
 convertible preferred stock
 and warrants................      20        20        478       40        72
    Net loss applicable to
     common stockholders..... $(2,911)  $(2,454)   $(5,489) $(5,363)  $(6,971)
                              =======   =======    =======  =======   =======

  Our revenues have increased in all quarters presented as a result of increased sales from the expansion of our sales force which resulted in increases in the number of business clients, projects, advertisers and amounts spent per advertiser, as well as increases in our user volume and expansion of our consumer and business services offerings. Seasonality may significantly affect our revenues during the first and third quarters as advertisers and business clients historically spend less during these periods. Because Internet commerce, business services and advertising are emerging markets, additional seasonal and other patterns may develop in the future as the market matures. Any seasonality is likely to result in quarterly fluctuations in our operating results, which could harm our business. Our operating results also may fluctuate significantly in the future as a result of a variety of other factors, many of which are outside of our control. For detailed information regarding these factors, please see "Risk Factors--Fluctuations in our quarterly operating results may cause our stock price to decline."

Liquidity and Capital Resources

  Since our inception in March 1996, we have financed our operations primarily through the private placement of our preferred stock and, to a lesser extent, through equipment financing. As of March 31, 1999, we had $3.5 million in cash and cash equivalents and $5.7 million in short-term investments. Net cash provided by financing activities was $10.1 million in 1996 and $24.2 million in 1998, and was primarily attributable to net proceeds from the issuance of stock. In April 1999, we completed a private placement of preferred stock with aggregate gross proceeds of $20.0 million.

  Net cash used in operating activities was $1.0 million in 1996, $6.3 million in 1997, $11.0 million in 1998 and $4.6 million for the quarter ended March 31, 1999. Cash used in operating activities in each of these periods was primarily the result of net operating losses and increases in accounts receivable, partially offset by increases in accrued expenses and accounts payable.

  Net cash used in investing activities was $137,000 for the inception period in 1996, $572,000 in 1997, $6.6 million in 1998 and $535,000 for the three months ended March 31, 1999. Cash used in investing activities in each period was primarily related to purchases of property and equipment.

  As of March 31, 1999, our principal commitments consisted of obligations outstanding under operating leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel.

  In May 1998, we obtained an equipment line of credit with a financial institution in the amount of $2.0 million. This line of credit is secured by our fixed assets and has a three-year term that expires in May 2001. As of March 31, 1999, the amount outstanding under this line of credit was $367,000. This amount is due in monthly installments through May 2001.

  Our capital requirements depend on numerous factors, including market acceptance of our services, the resources we allocate to our community network, marketing and selling our services, our brand promotions and other factors. We have experienced substantial increases in our expenditures since our inception consistent with growth in our operations and personnel, and we anticipate that our expenditures will continue to increase for the foreseeable future. Additionally, we will continue to evaluate possible acquisitions of or investments in complementary businesses, technologies, services or products and plan to expand our sales and marketing programs. We currently believe that our available cash and cash equivalents combined with the net proceeds from this offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 18 months. We may need to raise additional funds, however, in order to fund more rapid expansion, including significant increases in personnel and office facilities; to develop new or enhance existing services or products; to respond to competitive pressures; or to acquire or invest in complementary businesses, technologies, services or products. In addition, in order to meet our long term liquidity needs, we may need to raise additional funds, establish a credit facility or seek other financing arrangements. Additional funding may not be available on favorable terms or at all.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software development or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We do not expect the adoption of this standard to have a material effect on our capitalization policy.

  In June 1998, FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement does not apply to us as we currently do not have any derivative instruments or hedging activities.

Disclosures About Market Risk

  Our exposure to market risk is limited to interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term debt securities issued by corporations. We place our investments with high quality issuers and limit the amount of credit exposure to any one issuer. Due to the nature of our short-term investments, we believe that we are not subject to any material market risk exposure.

  We do not have any foreign currency hedging or other derivative financial instruments as of December 31, 1998.

Year 2000 Compliance

  We may be exposed to a loss of revenues and our operating expenses could increase if the systems on which we are dependent to conduct our operations are not year 2000 compliant. Our potential areas of exposure include products purchased from third parties, information technology, including computers and software, and non-information technology, including telephone systems and other equipment used internally. The reasonably likely worst case scenario for year 2000 issues would be if a significant defect exists in key hardware or software and if a solution for such a problem were not immediately available. If a problem is detected in these subsystems during our year 2000 compliance testing process, these components will need to be revised or replaced.

  We do not currently have a contingency plan to deal with the worst-case scenario that might occur if technologies we are dependent upon are not year 2000 compliant and fail to operate effectively after the year 2000. We intend to develop a plan for this scenario upon the completion of our compliance assessment plan. This contingency plan is expected to be completed by the third quarter of 1999.

  All areas that are vital to our operations are being tested and validated for year 2000 compliance. We expect to complete our year 2000 compliance assessment plan in the second quarter of 1999 and our compliance testing and related documentation by the end of the third quarter. Until our assessment is completed we will not be able to evaluate whether our systems will need to be revised or replaced, or the cost involved. We have contacted all our major third party vendors. Of these vendors, 95% have replied to us in writing. Of the vendors that have replied, 72% are representing that they are year 2000 compliant, 23% are in the process of fixing any known year 2000 problems or have already identified specific patches available that we will need to install and verify and 5% are still assessing their year 2000 readiness. To the extent that vendors fail to provide certification that they are year 2000 compliant, we will seek to terminate and replace those relationships.

  We do not expect to spend more than $100,000 to assess and remediate the year 2000 problem based on the size of our operations, the percentage of our vendors that are standard to our industry and the lack of dependency on older legacy software in our production systems.

  In the event that our production and operational facilities that support our Web sites are not year 2000 compliant, portions of our Web sites may become inaccessible. A prolonged disruption in our operations could cause our business clients and network participants to stop doing business with us. Our review of our systems has shown that there is no single application that would make our Web sites totally unavailable and we believe that we can quickly address any difficulties that may arise. In the event that our Web-hosting facilities are not year 2000 compliant, our Web sites would be unavailable and we would not be able to deliver services to our users.

  If our present efforts to address the year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with whom we conduct business do not successfully address such issues, our business could be significantly disrupted.

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

                                    Business

  This section contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to factors out of our control. You should not rely on these forward-looking statements. Our actual results could differ materially from those discussed in the forward-looking statements contained in this section.

Overview

  We provide online communities and interactive services for businesses and consumers. We offer businesses a wide range of services to help them develop and expand online relationships with customers, suppliers and employees. These services include designing fully integrated, customized communities, producing online events, conducting online market research and facilitating online meetings. For consumers, we operate a network of online communities located at www.talkcity.com. Our network includes 20 topical categories, over 50 themed communities, 50 co-branded network participant communities and thousands of user generated communities. These communities offer services such as moderated chat, home pages, special event production, message boards and online event guides. Based on our review and internal analysis of Media Metrix's April 1999 report, in April 1999 we ranked sixteenth out of the top 500 sites on the Internet based on average minutes spent per usage day for home users in April 1999. In addition, based on our review and internal analysis of the Media Metrix report, we ranked second out of the top 15 Internet sites whose primary focus is providing online community services.

  We have established relationships across multiple industries and media forms, including relationships with major media companies, Internet service providers and Internet content companies. We refer to these companies as our network participants. We work with our network participants to produce and market community services that leverage our network participants' content, brand or customer relationships. By integrating these co-branded services into our community network, we enjoy exceptional distribution, content and marketing leverage.

  For the quarter ended March 31, 1999, WebTV Network was responsible for approximately 47% of our volume and approximately 17% of our revenues. We have a two-year contract with WebTV Network which runs through July 2000. If this contract was terminated or not renewed, we could lose as much as 47% of our volume and, if we do not replace this volume with volume from our other network participants or the growth of our sites, we could lose as much as 17% of our revenues.

  Our community network has achieved critical mass in terms of traffic, registered users and the loyalty of our users. In March 1999, we had approximately 2.6 million unique visitors according to I/PRO. These users generated over 6 million hours of activity on our www.talkcity.com site during March 1999. During our peak periods, which tend to be early evening hours, we have as many as 18,000 users simultaneously chatting or engaging in other interactive activities. As of March 31, 1999, we had over 2 million user registrations and, during the quarter ended March 31, 1999, we averaged approximately 200,000 new registrations per month. We believe the strong loyalty of our users and engaging nature of our programming are reflected by the significant amount of time that users spend on our site. Our users spend, on average, over 2 hours per month on our site.

  We began providing online community services in April 1996 as LiveWorld Productions, Inc. and changed our name to Talk City, Inc. in August 1998. Since April 1996, our operating activities have been focused on expanding our audience, establishing relationships with our network participants, developing programs and content and building our infrastructure.

Industry Background

 The Continuing Growth and Evolution of the Internet

  The Internet is an increasingly significant global communications medium, enabling millions of people to directly interact, share information and conduct business electronically. International Data Corporation estimates that the number of Web users worldwide will increase from 142 million at the end of 1998 to more than 500 million by the year 2003. As Internet use becomes easier and more widespread, users are shifting from an early adopter, computer-oriented audience to a more mainstream consumer audience. Jupiter Communications estimates that the number of Internet connected households in the United States will grow from approximately 29 million at the end of 1998 to approximately 57 million by the end of 2002.

  The Internet also provides businesses and advertisers with an attractive means of selling and marketing products and services. According to International Data Corporation, worldwide consumer commerce revenue on the Internet is expected to increase from $14.9 billion at the end of 1998 to more than $177 billion in 2003. As the Internet audience grows and the demographics of the Web continue to evolve toward mainstream consumers, advertisers are also expected to significantly increase Internet spending. Jupiter Communications estimates that the amount of advertising dollars spent on the Internet will increase from approximately $1.9 billion in 1998 to approximately $7.7 billion by 2002, a compound annual growth rate of 42%.

 The Increasing Importance of Online Communities

  In addition to changing the nature of advertising and commercial transactions, the Internet has also enabled the formation of online communities. An online community is a group of people who interact via the Internet with each other around common areas of interest. Online communities facilitate this interaction by integrating published content, commerce capabilities and communication resources, such as live events, message boards, chat rooms, instant messaging, email and homepages.

  Companies with strong brands, loyal customers and relevant content are particularly well-positioned to organize online communities for their customers. The more passionate a company's customers are about their common interest, whether it be music, children, a profession or a favorite television show, the greater the opportunity for that company to migrate its customers into a robust online community. For example, a media company with a popular television show can earn the gratitude of its fans by organizing an online community in which fans can talk about the show, attend live chat events with the stars, read about missed episodes and buy licensed merchandise at a discount. We believe the benefits of online communities extend to businesses, consumers and advertisers.

  Online communities represent a significant opportunity for businesses to deepen their relationship with existing customers or expand their markets by doing the following:

  . reducing customer acquisition, education and support costs;
  . increasing customer satisfaction, loyalty and retention;

  . capitalizing on the propensity of customers to buy their products or services;
  . enhancing businesses' ability to target customers and understand their individual needs;
  . reducing fixed capital costs;
  . broadening geographic reach; and
  . providing an opportunity to minimize the use of middlemen such as retailers, wholesalers, distributors and brokers.

  Online communities can also provide significant benefits to consumers, such as:

  . satisfying consumers' basic social need for communication in a convenient manner that is not limited by the same time and geographic constraints;
  . serving as a venue for group meetings and events;
  . enabling people to interact on focused topics of interest;
  . allowing consumers to obtain increased product and services information while protecting their privacy; and
  . aggregating consumer buying power and helping them to obtain lower prices from vendors.

  Finally, online communities represent an increasingly attractive opportunity for advertisers because their participants:

  . can be segmented and targeted by their membership profiles and by the discussion topics they select;
  . have favorable usage patterns characterized by extended and frequent visits to the site; and
  . are loyal to their online community and associated brands, products and services.

 Shortcomings of Existing Online Communities

  To date, many businesses, consumers and advertisers have been frustrated in their attempts to capitalize on the benefits of online communities.

  Despite the compelling benefits of online communities, many businesses find it difficult to migrate their traditional customer bases into online communities. First, businesses have difficulty initially attracting a critical mass of users to the online community and often compete for consumers with larger, more established Web sites. Second, many businesses lack the capability to build a scalable technology platform to provide a range of interactive services and support an online community and do not wish to incur the substantial costs of developing this capability. Third, businesses often are unable to hire and retain employees with the specialized skills required to produce online events, host online discussions, manage user interests and profiles and execute the many other tasks associated with providing interactive services or effectively managing an online community.

  Many mainstream consumers find existing community sites unsatisfactory. First, many community sites lack a friendly and welcoming atmosphere. Second, chat rooms on many existing community sites sometimes include participants who behave in obnoxious or inappropriate ways, with no practical recourse for users to object and stop such behavior. As a result, mainstream consumers, particularly parents of young children, are often reluctant to participate or allow their children to participate in the community. Third, many community sites lack structured programming, which makes it difficult for newcomers to find community programming that meets their needs and desires.

  While advertisers have begun to promote their products on community sites, several factors have limited their use of community sites as a marketing vehicle. Advertisers are concerned that consumers might associate the advertisers' brand with inappropriate behavior that may sometimes occur within community Web sites. In addition, some Internet programming is so generic that it is difficult for advertisers to focus on their targeted audiences.

The Talk City Solution

  We have created a network of award-winning online communities and developed a portfolio of interactive services that meet the needs of businesses, consumers, advertisers and network participants. Key elements of our solution include the following:

  Online Interactive Services for Businesses. We provide businesses with the tools, resources and infrastructure required to provide businesses Internet community-based marketing, sales and support solutions. Our business services range from online events, market research and online meetings to fully integrated, customized communities. Our business services offer several key advantages. First, our services allow businesses to communicate, interact and build relationships with their customers. Second, our services help businesses learn more about their customers through focus groups, market research and online polls. Third, our interactive services provide an easily deployed and cost-effective solution enabling our business clients to leverage our technology infrastructure. Fourth, our experienced moderators enable businesses to direct the flow of interaction and our trained city standards advisors help to manage the environment in which businesses' brands and products are discussed. Finally, our critical mass of users provides a foundation upon which our business clients can build their own audience.

  Clean Well Lighted Environment. We have structured our community as a clean well lighted environment that is attractive to businesses, users, network participants and advertisers. By "clean and well lighted," we mean that our site is family-oriented, welcoming and friendly. We strive to maintain the family-oriented nature of our service by enforcing a set of published behavior standards. These standards are maintained by our trained city standards advisors. These city standards advisors can be called upon at any time by our users to resolve issues relating to standards violations. The friendly tone of our service is further maintained by our network of over 2,000 community leaders and moderators who personify the friendly culture and serve as role models for all users.

  Extensive Community Network. We have created an extensive network of community sites which spans multiple industries and media forms and provides us with exceptional distribution and marketing leverage. The Talk City community consists of three types of network participants: major media companies, Internet service providers and Internet content companies. Our major media participants provide us with access to a vast majority of U.S. households through a combination of national, local and cable broadcast television, radio, newspapers, magazines and Internet properties. We derive substantial distribution leverage and access to a growing audience through our Internet service provider participants. Our Internet content participants bring audiences of shared interests or demographic groups into our community. In addition, our Chat@TalkCity program includes over

77,000 registered Internet sites and individuals. This extensive community provides us with one of the largest distributed and integrated networks of community services on the Internet.

  Structured and Moderated Programming. A key element of our programming is our network of over 2,000 trained community leaders and moderators who work together to maintain and enhance our culture. These leaders and moderators facilitate interaction in our communities by drawing users into the conversation, encouraging them to express their ideas or to interact with celebrity guests, and provide an experience that makes our users want to stay longer and return more frequently to our community. To make newcomers feel welcome, our moderators send "how to chat" messages, hold special "welcome to Talk City" chats for new users and can be called upon at any time to answer questions. They also direct discussions in a manner consistent with the quality programming requirements of our business clients and network participants. Our trained community leaders and moderators manage over 75,000 supervised chats each month and oversee the services offered within our community including chats, message boards, home pages and user content.

  Critical Mass. Our community network has achieved critical mass in terms of traffic, registered users and the loyalty of our users. In March 1999, we had approximately 2.6 million unique visitors according to I/PRO. These users generated over 6 million hours of activity on our www.talkcity.com site during March 1999 according to I/PRO. During our peak periods, which tend to be early evening hours, we have as many as 18,000 users simultaneously chatting or engaging in other interactive activities according to I/PRO. As of March 31, 1999, we had over 2 million user registrations and, during the quarter ended March 31, 1999, we averaged approximately 200,000 new registrations per month. We believe the strong loyalty of our users and engaging nature of our programming are reflected by the significant amount of time that users spend on our site. Our users spend, on average, over 2 hours per month on our site according to I/PRO. We believe our critical mass provides our users with a sense of excitement, camaraderie and activity. Moreover, business clients and network participants who join our community network use our core audience as a foundation upon which to build their own audience.

  Through our community network, we believe our business services and online community network are able to provide significant benefits to businesses, consumers, advertisers and network participants, as summarized below:

Customers                                        Benefits
---------                                        --------
Businesses            . Online community-based marketing, sales and support solutions
                      . Professional production and moderated environment
                      . Reduced customer acquisition and maintenance costs

Consumers             . Welcoming and friendly culture
                      . Family-oriented environment
                      . Variety of interactive programming

Advertisers           . Positive, effective branding venue
                      . Segmented, targetable and mainstream audience
                      . Loyal, engaged viewers

Network Participants  . Professional production and moderated environment
                      . Critical mass of traffic and variety of programming
                      . Co-branding and customization of community services

Strategy

  Our objective is to be the leading Internet provider of high quality online communities and interactive services for businesses and consumers. Key elements of our strategy include the following:

  Expand Business Services. We intend to increase the revenues we generate from our business services by:

  . aggressively increasing the number of personnel dedicated to selling and implementing our business services, including personnel with expertise in specific industries;
  . focusing on selling long-term customized communities which integrate a wide range of our business services;
  . creating specialized templates for targeted communities, such as communities for employees, customers and suppliers; and . enhancing the functionality and usability of our business services products.

  Build Brand Awareness. We intend to increase awareness of Talk City's brand and our commitment to building clean well lighted online communities. We intend to achieve this goal in a cost-efficient manner by:

  . leveraging the broad reach of our major media participants' traditional media properties. For example, we are increasing our presence on regional radio, television, print and online properties owned by Cox Interactive Media and promoting our Cox co-branded local properties, such as accessatlanta.com and bayinsider.com. Likewise, Hearst will continue to publish full-page advertisements promoting our co-branded properties in magazines such as Good Housekeeping and Cosmopolitan. NBC airs advertisements on its television network promoting our co-branded property, www.nbc.talkcity.com.

  . expanding our co-branding and ingredient branding program. In this program, we provide our community services in exchange for featured co-branding or ingredient branding of the Talk City and OnNow logos and brand names. Additionally, we plan to expand our Chat@TalkCity program, which currently includes over 77,000 registered Web sites and individuals.

  Drive Sponsorship and Advertising Revenues. To increase our sponsorship and advertising sales revenues, we intend to:

  . increase the number of our sales personnel and focus their efforts on longer term, high value sponsorship deals;
  . sell more advertisements targeted to demographic groups within our audience;
  . align advertiser offerings more precisely with users' interests; and . focus on selling integrated sponsorships.

  Increase Usage of Consumer Community Services. We intend to significantly increase the amount of time our users spend on our site and the frequency with which they return. We plan to accomplish this goal in three ways. First, we expect to expand professionally developed content and features which are relevant to our particular themed communities. Second, we intend to add useful new community tools and services which we believe will be attractive to our users, such as calendaring which allows users to schedule event and group activities, display the schedule on our site and notify others, via email, instant messaging or Web page comment, of the scheduled event or activity, group home pages and personalization. Finally, we plan to significantly expand our trained community leader and moderator network. This will support the growth of our consumer community services as users are more likely to stay longer and return more frequently to our service if they are welcomed by and interact with our moderators.

  Increase Ecommerce Services. We plan to generate additional ecommerce revenues by offering new services that capitalize on our users' interest in social interaction and their distinct usage patterns. Examples of these types of services include user-to-user auctions, themed shopping events, online personals and classified ads.

  Increase Involvement and Number of Our Network Participants. We intend to increase the involvement and number of our network participants by:

  . adding account executives to help manage and further develop our relationships with our network participants;
  . increasing the number of major media companies, Internet service providers and Internet content companies;
  . rolling out community services for our major media participants, online properties; and
  . increasing the number of tools and services we offer our network participants.

Business Services

  We provide businesses with online community-based marketing, sales and support solutions. Our business services include designing fully integrated customized communities, producing online events, conducting online market research and facilitating online meetings. These services help our business clients develop and expand online relationships with their employees, customers and suppliers.

 Customized Community

  Many businesses have the assets needed to build an online community, such as strong brands, loyal customers and relevant content, but lack the skills to operate a community effectively. We help these businesses deploy such assets to build and organize online communities, improving their relationship marketing and support. Customized communities are tailored to complement a client's specific products, brands and targeted audience, and typically include customized sets of one or more of the following:

  . chats;
  . message boards;
  . home pages; and
  . surveys and events.

  For example, we created a customized community for Kemper to review and exchange information and ideas on the latest financial products with their fund managers.

 Online Events

  We utilize our professional production capabilities and our moderator network to produce online events for business clients. Businesses use online events to introduce new products, educate customers, make sales and marketing presentations and communicate with and train employees. These online events enable businesses to reach local, national and international audiences through the Internet with real-time, two-way interaction, combining text chat and message boards with graphics, audio and visual aids. For example, we produced an online interactive press conference for Nokia.

 Market Research

  Our market research services include online focus groups, polls and quantitative surveys. These services enable business clients to generate new ideas, receive customer feedback and test product concepts, advertising and Web sites on a national basis with rapid turnaround. We are able to deliver focus groups and surveys based upon our ability to deliver the requisite demographics of participants, the skill of our trained community leaders and moderators in eliciting meaningful comments from all participants in the group and our expertise in developing effective survey content.

  We believe that our services produce the desired results for our business clients on a more cost-effective basis than is generally achievable through traditional methods. We have developed a specific set of online methodologies and tools to provide these market research services. Examples of business clients which use our market research services includes JWT Specialized Communications, an affiliate of J. Walter Thompson, and Mattel.

  Some of our online market research services are jointly produced with NFO Research, one of the leading market research companies in the United States. NFO contributes its national panel of over 1 million U.S. consumers, with an average of 100 data points per household, its market research expertise, presence in the market research industry and national market research sales force. We contribute our expertise in online focus groups and surveys, our registered audience base and our national sales force. We jointly produce focus groups with NFO and share the associated revenues.

 Online Meetings

  Online meetings allow our business clients to deliver standard presentations, such as PowerPoint(TM), over the Internet to meetings attended by hundreds of people. This service enables a business client to conveniently conduct a meeting with attendees around the world without having to incur the cost of travel and materials distribution. This service also allows the client to maintain full real time control and two-way interaction through the use of text chat, group polling and voting and phone conference calling.

Network Participants

 Overview

  As of March 31, 1999, our community included 35 network participants with whom we produce co-branded versions of Talk City for their 50 Internet sites. By building our service as a distributed and integrated community with many network participants, we have created a network model which we believe will continue to build on its own momentum. Through our network participants, we are able to drive additional traffic to our sites and promote our brand, utilize our network participants' content and programming expertise and access their personnel and celebrity talent. Simultaneously, by increasing our usage, brand identity and programming expertise, there is more incentive for additional network participants to join our community and promote our brand.

  With most of our network participants, we co-produce a custom link from the participant's site into a customized view of our entire community. Each participant version of Talk City is tailored to that particular participant, co-branded with the participant's brand and co-marketed to promote our joint programming. Network participants are given the flexibility to tailor or promote any elements of our service they want featured on the joint site. The network participant's user base has full access to our service, and each network participant's users have access to the other participants' users. In many cases, we have a revenue sharing agreement with the network participant in which we are generally responsible for selling advertising for the joint services and the resulting revenue is shared with the participant, thus providing a financial incentive for both parties to make the joint services successful. Our network participants consist of three types of companies: major media, Internet service providers and Internet content.

  For the year ended 1998, approximately 15% of our revenue was based on volume driven by our network participants. The volume is considered to be "driven"by a network participant if the user comes to our sites via the participant's site. For this period, none of our network participants drove user volume responsible for more than 1% of our revenues, except WebTV Network which was responsible for approximately 13% of our revenues for that year. For the quarter ended March 31, 1999, none of our network participants drove user volume responsible for more than 1% of our revenues, except WebTV Network which was responsible for approximately 17% of our revenues for that quarter.

 Major Media Companies

  Cox Interactive Media Web sites. In August 1998, we established our relationship with Cox Interactive Media. We provide our interactive services, including chat, home page creation capabilities and message boards, for a number of Cox Interactive Media destinations including the following:

                AccessArizona.com        GoPBI.com
                AccessAtlanta.com        GreatOutdoors.com
                ActiveDayton.com         HamptonRoads.com
                Austin360.com            Insidecentralflorida.com
                BayInsider.com           OCNow.com
                Fastball.com             RealPittsburgh.com
                GoBig12.com              SanDiegoInsider.com
                GoCarolinas.com          SECAction.com

  The agreement with Cox Interactive Media is for an initial term of three years with automatic additional two-year terms, with the initial renewal term at the discretion of Cox, unless either party notifies the other in writing of its election to have the agreement expire at least 60 days in advance of the end of the then-current term. Pursuant to our agreement with Cox, we share the expenses and revenues arising under the agreement according to mutually agreed upon percentages.

  Hearst. In September 1998, we established our relationship with the Hearst New Media and Technology division of Hearst Communications. We provide interactive services for the following Hearst-related sites:

  . William Morrow Books--We co-produce a weekly chat series called
    "BookSpeak" which brings William Morrow authors online to interact with the HomeArts' audience.
  . Victoria Magazine--We provide the chat services for the editors and readers of Victoria Magazine.
  . CosmoGirl--We provide the chat services for the CosmoGirl Web site.

  In addition to the above online co-branding and promotion, we receive discounted advertising in various Hearst magazines. The community services agreement with Hearst is for an initial three-year term with automatic additional two-year terms unless either party notifies the other in writing of its election to have the agreement expire at least 60 days in advance of the end of the then-current term. Pursuant to our agreement with Hearst, we share the expenses and revenues arising under the agreement according to mutually agreed upon percentages.

  NBC and affiliates. In 1998 and 1999, we entered into various agreements with NBC and its affiliated companies pursuant to which we provide our interactive services, on a local and national basis, to the following Web sites operated by
NBC:

  . CNBC.com--We facilitate the online interaction and discussion between CNBC.com's users and personalities on a variety of business related topics.
  . NBC.com--We provide general and featured celebrity chats for NBC daytime and prime time programming, such as "Just Shoot Me," "Frasier" and "Days of Our Lives."
  . TNBC--We provide our chat service for NBC's teen oriented programming, including television shows such as "Saved by the Bell" and "Hang Time." In addition, we co-produce TNBC's "At the Max" chat as well as the weekly "Best Friends" chat.
  . NBC Interactive Neighborhood--We provide the capability to host locally-oriented chats to several of NBC's 200 local affiliate television stations.

  In addition, we receive advertising on various NBC television programs. Our agreement with NBC, which covers CNBC.com, TNBC and NBC.com, is for an initial three-year term with an automatic extension for a two-year period unless either party notifies the other in writing of its election to have the agreement expire at least 60 days in advance of the end of the then-current term. Our agreement covering NBC Interactive Neighborhood is for a two-year term. The parties have agreed to negotiate a possible extension of an additional one or two-year term. Either party may terminate the agreement at any time and for any reason in its sole discretion by providing the other party with 60 days prior written notice. Pursuant to our agreements with NBC, we share the expenses and resulting revenues arising under the agreements according to mutually agreed upon percentages.

 Internet Service Providers

  Our Internet service provider participants direct their users to Talk City as their primary community offering. Pursuant to our written agreements with these participants, we share the costs and revenues associated with promoting and providing the services and attracting the users. Our Internet service provider participants include Excite@Home, AT&T WorldNet, BellSouth.Net, Concentric Network, WebTV Network, Cable & Wireless USA Internet and MindSpring. These participants enable us to reach a substantial number of additional users.

 Internet Content Companies

  We also provide community services for online Internet content sites. Our Internet content participants operate a Web service that typically focuses on a particular topic or subject. They work with us to provide their users with our community offerings. Our Internet content participants bring audiences of shared interests or demographic groups into our community. Pursuant to the agreements with each of our Internet content participants, we share the expenses and revenues arising under the agreement with the respective participant. Specifically, we share the associated costs of creating content, integrating information on our respective sites and promoting the services. We include the following within our group of Internet content participants:

    Internet Content
       Participant                         Co-Branded Service
    ----------------                       ------------------
 @Music................. A music site for which we provide always open chat rooms to discuss numerous music topics

 Auto OnRamp............ An auto site for which we provide chat on topics such as classic and muscle cars

 CheckOut.com........... A music, video and game site for which we provide our community services

 Donna Wick Radio Show.. A radio and Internet inspirational radio show, hosted by Donna Wick, for which we provide chat rooms for listeners to chat during live broadcasts

 Girl Geeks?............ We provide the community services for this site which is devoted to exploring women and technology issues

 GreenTree.............. A vitamin and nutritional products ecommerce site for which we provide our chat and message board services

 Hispanic Online........ An Internet site for the Hispanic market for which we provide chat and special events production for
                         featured guests


 Internet Content Participant                 Co-Branded Service
 ----------------------------                 ------------------

 Learfield Communications.... We provide chat rooms for their Gamecruiser site, the official Internet broadcast site for 13 of
                              the nations' top college athletic programs, for
                              listeners to chat during live broadcasts

 Lifetime Television......... An Internet site complementing Lifetime
                              Television Networks for which we provide our
                              community services for various shows and special
                              events

 The Lottery Channel......... An Internet site for lottery players nationwide for which we provide chat for lottery players to
                              discuss strategies and share winning stories

 LucasFilm................... We are the official and exclusive LucasFilm
                              Internet chat provider for Star Wars motion
                              pictures through August 1999

 NetNoir..................... An Internet site for the African American market for which we provide chat and special events
                              production for featured guests

 POV Magazine................ A magazine geared towards Gen-Xers entering the working world for which we provide chat and
                              special events production for featured guests

 Religions and Spirituality.. We provide our community services for users to explore world religions, spiritual traditions and exchange ideas

 Riffage.com................. A music site for which we provide our community services

 Sony Music.................. A music site for which we provide our community services

 Transformations............. An Internet site geared towards self help, support and recovery issues for which we provide
                              our community services

 UKMax.com................... An Internet site focused on the United Kingdom for which we provide our community services

 Virtual Communities......... A geographically-oriented Web site, currently focused on Ireland and Jerusalem, for which we
                              provide our community services

 Women Online Worldwide...... An Internet site geared towards celebrating the spirit of womankind for which we provide chat on
                              a variety of women-related topics

 Zapa Digital Arts........... An Internet site which provides our users with tools and accessories for home page creation

 ZineZone.................... A personalization site that allows users to control their view of the Web for which we
                              provide chat and special events production for
                              featured guests

Chat@TalkCity Program

  Our Chat@TalkCity program enables other Internet sites and individuals to create a permanent chat room within our community. These chat rooms can also be embedded directly into the participants' Internet site or home page, whether the home page is on our service or on another service. The Chat@TalkCity program provides its participants with the tools to build a chat room, embed it in their Internet site or home page and make it either a public chat room, accessible through our service, or a private room. We provide our Chat@TalkCity participants with instructions on how to operate a chat room and work within our guidelines, including access to our city standards advisors. As of March 31, 1999, over 77,000 Internet sites and individuals have registered online to participate in the Chat@TalkCity program.

Consumer Community Service

  We believe that quality community services must be planned and proactively managed. In order to accomplish this, we provide active role models through our network of trained community leaders and moderators. In addition, we produce a variety of programming through our live events, topical categories and themed communities, all within the established culture, tone and standards of our community.

 Our Moderator Network

  A key element of our programming is our network of over 2,000 trained community leaders and moderators who work together to enhance our culture. The moderators range in age from 14 to 77 and are located all over the United States and in multiple countries around the world. Our moderators supervise over 75,000 chats per month, as well as our message boards, home pages and audience content. These leaders and moderators facilitate interaction in our communities by using proprietary tools to draw users into conversation and encourage them to express their ideas. Our moderator network is essentially a community in itself, with a centralized set of goals, guiding principles and management. Community leaders and moderators become well acquainted with one another and this camaraderie helps to form a strong foundation of goodwill and high-spirited commitment.

  City Standards Advisors. Our city standards advisors form a separate group within the moderator network. These individuals are our response-based standards maintenance team, handling behavior problems, such as profanity or obscenity, and answering calls from users who believe that standards violations are occurring in their chat rooms or in one-on-one conversations with other users. City standards advisors have the power to remove participants from our actual servers, as opposed to leaders or moderators who can only remove offenders from the respective chat rooms which they are supervising or moderating at the time. At least one city standard advisor is on duty on our service at all times. At peak times, there are typically six city standards advisors to ensure our clean well lighted community is maintained.

  Recruitment. Our current network of moderators serves as our primary recruiter for new community leaders and moderators. Our community leaders and moderators are continually seeking good conversationalists and articulate users on our service. They frequently post notices and, in many cases, approach promising candidates to direct them to a Web site to learn about and potentially apply for a community leader or moderator position. This recruiting provides us with a steady stream of potential new community leaders and moderators to our training program. There are currently thousands of people on the waiting list to join our moderator network.

  Training and Quality Assurance. Our training consists of online training sessions and an on-the-job apprenticeship within our community. Candidates participate in a five session series of two hour classes held in chat rooms. These training sessions focus on the principles and mechanics of moderating and the maintaining of our behavior standards. Four teams of three trainers each run the ongoing training program. Candidates who complete the program are provided with an ongoing mentor to provide further guidance as necessary. A quality assurance team systematically reviews the performance of our leaders and moderators. In addition, most of our themed communities hold regular meetings to discuss such issues as new chat topics requested by users, behavioral or cultural challenges or moderator policy revisions.

  Volunteers. Most people volunteer as trained community leaders or moderators because they enjoy being moderators. They like chatting with people and often have a personality that enjoys helping others, welcoming them and providing a pleasant context for conversation. They may also enjoy the recognition they receive in a community leadership position. Often they are passionately committed to some interest or issue, such as crafts or health, and enjoy being in a position to share their expertise or interest with others. Volunteers do not receive any compensation or incentives, financial or otherwise.

  Compensation. Over 270 of our approximately 2,000 trained community leaders and moderators are compensated for their services. The remainder are volunteers. Compensated leaders and moderators sign an independent contractor agreement with us which includes a full nondisclosure agreement. These agreements are terminable by either party upon 30 days' prior written notice. Our compensated trained community leaders and moderators are either paid per hour or receive a flat fee per month depending upon whether such leaders or moderators oversee an entire themed community.

 Programming

  We provide our community with an extensive series of live events, 20 topical categories and over 50 themed communities as described below.

  Live Events. We operate one of the most extensive series of live events on the Internet, attended by audiences ranging in size from several dozen people to many thousands. The following are examples of events which we produced or co-produced with our network participants and clients in the first quarter of 1999:

 Enrico Colantoni--"Just Shoot Me"        Mackenzie Phillips (ZoogDisney)
  (NBC.com)                               Shawn Phillips (@Music)
 Golden Globe Awards (NBC.com)            Premier of "The 60s" (NBC.com)
 Grammy Awards                            Michael Stipe--REM singer
  (Borders.com/Grammy.com)                 (ZoogDisney)
 Jewel (ZoogDisney)                       Joe Satriani
 Greg Louganis--Olympic Diver              (Borders.com/Grammy.com)
  (Borders.com)                           Jan Schlichtmann--lawyer in "Civil
 Mark McGwire & Starbucks CEO, Howard      Action" (ZineZone)
  Schultz (Starbucks)                     Soap Opera Digest Awards (NBC.com)
 MickeyMouse (ToonDisney)                 3rd Storee (ZoogDisney)

  Topical Categories. Our 20 topical categories and over 50 themed communities all offer moderated chats, message boards, home pages, special events production and discussion groups. The topical categories may include professional editorial content or graphical presentation, or they may be co-produced with our network participants. Our topical categories are organized as follows:

Ages: 20s to Seniors       Computing and Technology   Movies, TV and Radio
 Numerous chat rooms         ComputerTalk               Movie City
  based on particular        FolksOnline                NBC.com
  ages                       MacTalk                    NBC Interactive
 Senior-Citizens             New2Internet                Neighborhoods
                             New2TalkCity
Art and Books                New2WebTV                Music
 Art City                                               @Music
 Borders.com               Ethnic and Lifestyle
 Mystery Place               Alternative LifeStyles   News and Sports
                             Hispanic Online            News Talk
Auto                         Latino Chat                Sailing Forum
 AutoOnRamp                  NetNoir                    TCSports
                             Trefpunt
Business Finance                                      Romance and Social
 Business City Center      Games                        City Pub
                             Fantasy Forum              Courtship Corner
Cities and Travel            Games Galore               Talk City Personals
 Canada                      Space Corps                Town Talk
 City Down Under
 Cox Interactive Media     Health and Wellness        Spirituality
  sites, such as             Transformations            Jesus Cafe
  accessatlanta.com          Wellness Forum             Religions and
 India                                                  Spiritualities
 Local                     Home and Family
 Travel Forum                Animal Forum             Teen
                             EduCenter                  The InSite
Collectibles and Hobbies     FoodTalk                   Teen Talk
 Collectibles                Hearst New Media &         TNBC MaxChat
                              Technology sites          Youth Online
College                      Science Visions
 College Connection                                   Women
                           Kids                         Women Together
                             KidszKorner                Women Online Worldwide

  In addition, our community provides programming in multiple languages, including English, Filipino, French, German, several dialects of Hindi, Italian, Spanish and Vietnamese. We believe the global nature of our programming creates an around-the-clock friendly environment and a diversity of subject matter which further increases its value and interest to the entire audience.

 Applications and Features

  We offer a wide range of applications and features through which our users interact and our programming is created. These include:

  . chat--primarily text chat;
  . audio chat--the user's words are heard aloud by other users;

  . avatar--graphical figures or characters on the computer screen are used to represent the participating users;
  . 3D chat--chats take place in a graphical environment in which the graphics display a three-dimensional view of an environment such as a room, forest or castle;
  . instant messaging--private chats between users;
  . buddy lists--user-created list of special friends which notifies the user and helps the user find these friends when they come on to the service;
  . auditoriums--large scale chat events that can handle thousands of users simultaneously and provide for a more structured question and answer format than a standard chat room;
  . message boards--topical areas of the service in which a user can display a text message on the screen for others to read;
  . home pages--personalized Web sites created by users within our themed communities;
  . polls;
  . email;
  . search; and
  . calendars--features over 3,000 events and activities on our service each month and serves as an important programming tool for our users.

 OnNow

  We also operate a second destination site, www.onnow.com, which is a guide to live events on the Internet. The OnNow service provides users with a guide to thousands of chats, web casts and other live events on the Internet provided by hundreds of Internet sites, including www.talkcity.com.

  Our OnNow service provides users with quick, easy access to schedules of events in 54 different categories, organized and searchable by topic, time, audience type, media and publisher. Each event listing provides a description of the event, an Internet link directly to the event and a link to any specialized software that might be required to participate in the event. In addition, users can receive email reminders for events in which they have expressed interest.

 Established Culture

  Our programming and services are offered within our clean well lighted environment which is focused on positive and respectful behavior between people and intended to create a friendly and welcoming environment for family-oriented audiences. As new users come to our service, they participate in the moderated or supervised areas and see and learn the positive culture and behavior standards from our trained community leaders and moderators. We believe that when users have become familiar with the culture of our service, they tend to maintain that culture even when participating in unmoderated, but supervised, areas of our community.

Sales And Marketing

 Sales

  We concentrate our sales efforts on, and derive our revenues from, our business services and advertising and sponsorships. Our internal sales force consisted of 15 sales personnel as of March 31, 1999.

  Business Services. Sales of our business services are generated by our internal sales force, which we began to significantly expand in the second half of 1998. In addition, through our agreement with NFO Research, we develop, produce and sell our interactive market research services, such as our focus groups. Our business services are generally part of the client's corporate strategy and are often incorporated into the client's primary business plan. As a result, we generally work with the senior management of our business clients and their agencies who possess broad budget authority rather than media buyers within the organization. This results in a close strategic working relationship between us and the client and enhances the prospects for long-term account relationships and repeat revenues.

  Sponsorships and Advertising. We believe our clean well lighted community and loyal, mainstream audience presents attractive opportunities to our sponsors and advertisers. Our sales force works with our sponsors and advertisers to provide them with information on our users' demographics and interests so that the efforts of our advertising clients are aligned with the topical area or community of their choice. Sponsorships are designed to support broad marketing objectives, including brand promotion, awareness, product introductions and the integration of advertising with content. Our sponsorship and advertising clients enter into short-term agreements pursuant to which they generally receive a guaranteed number of impressions. We also utilize a third-party service to sell advertising on our Web sites.

 Marketing

  We employ a variety of methods to increase our audience and build brand recognition and loyalty.

  Traditional Marketing. Our traditional marketing programs include a mixture of television, magazine and newspaper media, direct mail and participation in and sponsorship of Internet trade shows and advertising associations. Our advertisements are published in selected magazines owned by Hearst, such as Cosmopolitan and Good Housekeeping. In addition, we receive advertising on the NBC television network. Both Hearst and NBC provide us the flexibility to specifically target advertisements to television shows or magazines attractive to our users.

  The Hearst and NBC advertising is currently paid for through noncash in-kind investments. In total, this in-kind program includes $7.2 million of television commercials and print advertisements valued at rates discounted from the rate card to be incurred from 1998 through 2001. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Three months ended March 31, 1999" and "--Operating Expenses--Noncash Advertising and Promotional Charges."

  Network Participant Co-Branding and Ingredient Branding. "Branding" describes the process by which our community services are offered on our network participants' Web sites in exchange for featured co-branding or ingredient branding of the Talk City brand name on the Internet and in traditional media forums. For example, when an NBC.com user clicks on "NBC Talk City," the user is instantly presented with an NBC co-branded view of www.talkcity.com. While this co-branded site focuses on NBC-specific programming, such as a chat about "Friends," the NBC.com user has access to our community and programming as well.

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

  Viral Community Growth. To date, the majority of our user base growth has resulted from word-of-mouth recommendations within our community. We intend to actively encourage and continue this word-of-mouth endorsement by user communication through our expanding community leader and moderator network and by ongoing service enhancements, contests and promotions that encourage our users to invite others to our community.

Operating Infrastructure

  Our operating infrastructure has been designed and implemented to support the delivery of millions of page views per day. Web pages are generated and delivered, in response to end-users requests, by any one of over 70 Web and applications servers. Key attributes of this infrastructure include the ability to support growth, performance and service availability.

  Our servers run on the Sun Solaris and Microsoft NT operating systems and use Netscape Enterprise, Apache and Microsoft's IIS Web server software. We also use NetApp file servers for personal home pages and a variety of Web-based applications software to provide our services. In addition, we contract with CommTouch, Inc. to provide HTML-based email, One&Only Network to provide personnels, TelePost to provide online conferencing services, and MyPoints to provide affinity rewards programs. We have developed a variety of proprietary software, including tools for event production and community moderating, chat proxy servers, template systems to support dynamic pages and monitoring and reporting systems.

  We maintain all of our production servers at the Sunnyvale, California facility of Frontier GlobalCenter. Our operations are dependent upon Frontier GlobalCenter's ability to protect its systems against damage from fire, earthquakes, power loss, telecommunications failure, break-ins and other similar events.

  Our data is copied to backup tapes on a nightly basis. We keep all of our production servers behind firewalls for security purposes and do not allow outside access, at the operating systems level, except via special secure channels. Strict password management and physical security measures are followed. Computer security response team alerts are read, and, where appropriate, recommended action is taken to address security risks and vulnerabilities.

  Our Web sites must accommodate a high volume of traffic and deliver frequently updated information. Components of our Web sites have in the past suffered outages or experienced slower response times because of equipment or software downtime.

Competition

  The market for business services, users and Internet advertising is new and rapidly evolving, and competition across all these areas is intense and is expected to increase significantly in the future. With no substantial barriers to entry, we expect that competition will intensify.

  We believe that the primary competitive factors in creating communities on the Internet and business services are:

  . the degree of quality and structure in the environment;
  . functionality;

  . brand recognition;
  . user affinity and loyalty;
  . demographic focus;
  . variety of value-added services;
  . ease-of-use;
  . quality of service and of the production process; and . reliability and critical mass.

  We compete with numerous companies or sites that are primarily focused on business services, including companies that provide:

  . similar services on the Internet, such as broadcast.com for live events production, Well Engaged for customized communities and many smaller companies that provide online market research and event services;
  . software for businesses to implement business services in-house, such as
    Microsoft, IBM/Lotus, Netscape and iChat/Accuity; and . similar solutions by non-online methods, such as market research firms, trade show firms and event production firms.

   None of these companies is currently dominant in the business services area.

  In the consumer community area, we also compete with numerous companies, none which are currently dominant. These competitors include Delphi, theglobe.com, GeoCities, Xoom, Homestead.com, WBS.net, Angelfire, Fortune City, iVillage, Tripod and Third Age. Based on our review and internal analysis of Media Metrix's April 1999 report, we ranked sixteenth out of the top 500 sites on the Internet based on average minutes spent per usage day for home users in April 1999. In addition, based on our review and internal analysis of the Media Metrix report, we ranked second out of the top 15 Internet sites whose primary focus is providing online community services. However, we expect the number of our competitors in the consumer community area to continue to increase as the barriers to entry in this area are low.

  Other consumer community competitors include:

  . community components of portals and search engine sites, Internet access sites and general purpose online services, such as America Online, the Microsoft Network, Yahoo!, Excite@Home, Infoseek, Lycos and Earthlink; and
  . online event guide sites and the online event guide components of search engines such as Yahoo! and America Online.

  We will likely also face competition in the future from developers of Web directories, search engine providers, shareware archives, content sites, commercial online services, sites maintained by Internet service providers and other entities that establish or attempt to establish communities on the Internet by developing their own communities or purchasing one of our competitors.

  In addition, we could face competition in the future from traditional media companies, a number of which, including Disney, CBS, Fox and NBC, have recently made significant acquisitions of, or investments in, Internet companies. Further, our competitors and potential competitors may develop interactive business services or communities that are equal or superior to ours, or that achieve greater market acceptance than our business services and community.

  We also compete with traditional forms of media such as newspapers, magazines, radio and television for advertisers and advertising revenues. We believe that the principal competitive factors in attracting advertisers to our Web sites include:

  . our brand visibility;
  . the high usage per user on our sites;
  . the amount of traffic on our Web sites;
  . the quality of the culture and environment of our Web sites;
  . the demographics of our users;
  . our ability to offer targeted audiences; and . the overall cost-effectiveness of the advertising medium we offer.

  We believe that the number of Internet companies relying on business services, Web-based advertising and ecommerce revenues will increase greatly in the future. Accordingly, we will likely face increased competition, resulting in increased pricing pressures on our advertising rates which could in turn harm our business.

  Many of our current and potential competitors, including developers of Web directories and search engines, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than we do. These competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, companies, advertisers and third-party content providers. Internet content providers and Internet service providers, including developers of Web directories, search engines, sites that offer professional editorial content and commercial online services, may be perceived by advertisers as having more desirable Web sites for placement of advertisements.

  In addition, many of our current advertising customers and network participants also have established collaborative relationships with certain of our competitors or potential competitors and other high-traffic Web sites or offer services that are or might become competitive to our services. As a result, any of the following could occur:

  . we may be unable to increase the number of our users, business clients or advertisers at historical levels;
  . we may be unable to retain our current users, business clients or advertiser customers;
  . competitors may experience greater growth in traffic or business clients than we do as a result of these relationships which could have the effect of making their Web sites or services more attractive to advertisers; or
  . our network participants may sever or elect not to renew their agreements with us.

  We may be unable to compete successfully against current or future competitors and competitive pressures may cause our business to suffer.

Intellectual Property, Proprietary Rights And Domain Names

  We regard our copyrights, service marks, trademarks, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, clients, independent contractors, network participants and others to protect our proprietary rights. We strategically pursue the registration of trademarks and service marks in the United States, and have applied for and obtained registration in the United States for "Talk City" and "LiveWorld." We have also applied for U.S. trademark registration of "OnNow." Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

  We have licensed in the past, and expect to license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brand is maintained by these licensees, licensees may take actions that might harm the value of our proprietary rights or reputation. The steps taken by us to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert claims of infringement of intellectual property or other proprietary rights against us.

  We have been subject to claims and expect to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees. These claims, even if without merit, could cause us to expend significant financial and managerial resources. Further, if these claims are successful, we may be required to change our trademarks, alter our content and pay financial damages, any of which could harm our business.

  We may be required to obtain licenses from others to refine, develop, market and deliver new services. We may be unable to obtain any needed license on commercially reasonable terms or at all and rights granted under any licenses may not be valid and enforceable.

Employees

  As of March 31, 1999, we had a total of 82 employees, all of whom were located in the United States. Of the total, 52 were engaged in product development and programming, 21 in sales and marketing and 9 in general and administrative. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good. See "Risk Factors--Our chief executive officer and vice president of community are critical to our business and they may not remain with us in the future."

Facilities

  Our principal offices currently occupy approximately 23,000 square feet in Campbell, California under leases that expire in July 2000 and May 2002. In addition, we lease approximately 3,000 square feet at an office in New York, New York under a lease that expires in March 2004. We are currently considering relocating our principal office facilities to accommodate anticipated future growth.

Legal Proceedings

  We are not currently subject to any material legal proceedings. We may from time to time become a party to various legal proceedings in the ordinary course of business.

                                   Management

Executive Officers and Directors

  The following table sets forth information regarding our executive officers and directors as of April 30, 1999:

Name                      Age                             Position
----                      ---                             --------
Peter H. Friedman.......   44 President, Chief Executive Officer and Chairman of the Board
Jeffrey Snetiker........   51 Senior Vice President, Chief Financial and Administrative Officer
Jenna Woodul............   50 Vice President of Community
Bernard G. Bernstein....   33 Lead Engineer
Chris N. Christensen....   38 Vice President of Engineering and Operations
Patricia Griffith.......   47 Vice President of Sales
Christopher J. Escher...   40 Vice President of Marketing
Arwyn Bryant............   41 Vice President of Product Marketing and Business Operations
Daniel Paul.............   34 Vice President of Business Development
Kenneth A. Bronfin......   39 Director
Joseph A.
 Graziano(a)(b).........   55 Director
Thomas P.
 Hirschfeld(a)(b).......   36 Director
John Sculley............   60 Director
Barry M. Weinman(a)(b)..   60 Director
Martin J. Yudkovitz.....   44 Director

--------
(a) Member of the Audit Committee.
(b) Member of the Compensation Committee.

  Peter H. Friedman has served as our Chairman of the Board, President and Chief Executive Officer since he co-founded our company in March 1996. From 1984 to February 1996, Mr. Friedman worked at Apple Computer, Inc., where he served as Vice President and General Manager of Apple's Internet/Online business unit. In this role, Mr. Friedman oversaw the launch and growth of eWorld, Apple's consumer online Internet-based service, managed and grew Apple's AppleLink business services and a series of Internet-based services such as Salon and Youth Central. Mr. Friedman also held various senior roles in marketing at Apple. Mr. Friedman received an M.B.A. degree from the Harvard Business School and a B.A. degree from Brown University.

  Jeffrey Snetiker has served as our Senior Vice President, Chief Financial and Administrative Officer since March 1999. From October 1996 to February 1999, Mr. Snetiker was Principal Consultant of Executive Business Advisory, a consulting company. From January 1995 to September 1996, Mr. Snetiker served as Senior Vice President, Finance and Administration of United Paramount Network, a television broadcast network. From October 1985 to November 1993, Mr. Snetiker held various executive positions for Reeves Entertainment, a television production and distribution company, including Executive Vice President, Chief Financial and Administrative Officer from January 1990 to November 1993, Senior Vice President, Finance and Administration from January 1989 to December 1989 and Vice President, Finance and Administration from October 1985 to December 1988. From January 1983 to September 1985, Mr. Snetiker was Vice President and Controller of Group W Productions, a subsidiary of Westinghouse Broadcasting & Cable. Mr. Snetiker received a B.S. degree in Accounting from C.W. Post College of Long Island University.

  Jenna Woodul has served as our Vice President of Community since she co-founded our company in March 1996. From January 1993 to March 1996, Ms. Woodul cultivated the online community for Apple's eWorld, where she directed the Community Center. Ms. Woodul worked at Apple from 1984 to 1988 in the area of Apple's business communications service, AppleLink, as a core member of the team which developed the community-oriented AppleLink Personal Edition, which later became America Online. Ms. Woodul received an M.A. degree from the University of New Mexico and a B.A. degree from Vassar College.

  Bernard G. Bernstein has served as our Lead Engineer since he co-founded our company in March 1996. From January 1994 to February 1996, Dr. Bernstein served as a Senior Scientist/Engineer for Apple in its Electronic Media Lab, a research lab in the Apple Online Services division. Dr. Bernstein received a Ph.D. degree in Computer Science from the University of Colorado at Boulder, an M.S. degree in Computer Science from the University of Colorado at Boulder and a B.S. degree in Computer Science from the State University of New York at Albany.

  Chris N. Christensen has served as our Vice President of Engineering and Operations since May 1996. From May 1993 to May 1996, Mr. Christensen served as the Engineering Manager for Apple's Online Services division. Mr. Christensen managed the Macintosh and Windows clients for Apple's eWorld online service. He also wrote the email application for the Newton and worked on the QuickTime plug-in for Macintosh. Prior to his experience at Apple, Mr. Christensen worked at Hewlett Packard for five years. Mr. Christensen received an M.E. degree and a B.S. degree from Rensselaer Polytechnic Institute.

  Patricia Griffith has served as our Vice President of Sales since January 1998. From July 1997 to January 1998, Ms. Griffith served as our Director of Western Sales. Ms. Griffith joined our company from Women.com where she served as Vice President of Sales from January 1996 to July 1997. At Women.com, Ms. Griffith was responsible for developing the advertising strategies and programs that launched a successful advertising model for Women's Wire. From October 1986 to December 1995, Ms. Griffith worked for Harte Hanks Communications, a marketing company, where she served as Senior Accountant Executive for Major/National Accounts. Ms. Griffith received a B.A. degree in History and a B.A. degree in Anthropology from the University of California, Santa Barbara.

  Christopher J. Escher has served as our Vice President of Marketing since August 1997. From February 1997 to August 1997, Mr. Escher served as the managing director of the Palo Alto, California office of Cunningham Communication, Inc., a marketing communication firm specializing in high technology concerns. At Cunningham, Mr. Escher led the Cisco Systems account, among others. From October 1984 to February 1997, Mr. Escher worked at Apple in a variety of marketing and communications roles, from Online Services Marketing Director to Public Relations Director and Creative Director. He culminated his career at Apple in 1997 as Vice President, Corporate Communications. Mr. Escher received a B.A. degree in British Studies from Stanford University.

  Arwyn Bryant has served as our Vice President of Product Marketing and Business Operations since January 1998. From July 1996 to December 1997, Mr. Bryant served as our Senior Director of Product Marketing. From January 1994 to June 1996, Mr. Bryant held a variety of positions in the areas of Business Development, Content Development, International Development and Solution

Marketing in Apple's Online Services division. Mr. Bryant received a B.A. degree in Business/Economics from Macquarie University in Sydney, Australia.

  Daniel Paul has served as our Vice President of Business Development since August 1996. From June 1994 to July 1996, Mr. Paul served as Vice President, New Media, Turner Home Entertainment, a division of Turner Broadcasting Company. From June 1986 to May 1994, Mr. Paul served in various capacities at Apple, most recently as Entertainment Industry Evangelist reporting to the Chairman and CEO a role in which he was responsible for the development of Apple's market presence in Hollywood. Mr. Paul attended both Boston University and the University of Colorado.

  Kenneth A. Bronfin has served as a director of our company since September 1998. Mr. Bronfin currently serves as Senior Vice President and Deputy Group Head of Hearst New Media and Technology, the unit of The Hearst Corporation responsible for the development and investment in Internet-related businesses. Prior to joining Hearst in June 1996, Mr. Bronfin served as Vice President, Business Development and General Manager of the NBC Data Network at NBC.
Mr. Bronfin received an M.B.A. degree from the Wharton School at the University of Pennsylvania and a B.S. degree in Electrical Engineering from the University of Virginia.

  Joseph A. Graziano has served as a director of our company since its inception in March 1996 and was the Acting Chief Financial Officer from May 1996 until March 1999. From June 1989 to December 1995, Mr. Graziano served as the Executive Vice President and Chief Financial Officer of Apple and was a member of its board of directors from June 1993 until October 1995. From May 1987 to June 1989, Mr. Graziano served as Chief Financial Officer of Sun Microsystems, Inc. and from October 1981 to May 1985, as Chief Financial Officer of Apple. Mr. Graziano also serves as a director of Pixar and Carrier Access Corporation. Mr. Graziano received a B.S. degree in accounting from Merrimack College and is a Certified Public Accountant.

  Thomas P. Hirschfeld has served as a director of our company since October 1997. Mr. Hirschfeld has served as a Managing Director of Patricof & Co. Ventures, Inc., a venture capital company, since April 1999 and was a Principal from January 1995 to March 1999. From January 1994 to December 1994, he served as Assistant to the Mayor of New York City. From August 1986 to December 1993, Mr. Hirschfeld was with Salomon Brothers, an investment banking firm.
Mr. Hirschfeld serves as a director of a number of privately-held companies in which the limited partnerships managed by Patricof & Co. are investors. He received an M.A degree from Balliol College, Oxford and an A.B. degree from Harvard College.

  John Sculley has served as a director of our company since July 1996. Since February 1994, Mr. Sculley has been a partner with his brothers in Sculley Brothers, a family investment capital firm, that focuses on media enabling technologies, Internet services and consumer businesses. The Sculleys are active investors in approximately 20 companies in the Silicon Valley, New York, Bermuda and Israel. Their Internet service investments include Intralinks, Talk City, Zapa.com, GreenTree, Buy.com and Softvideo. Their consumer companies include Country Gourmet, Select Comfort, Ranch 1, Frame King and Sirius Thinking Ltd. Mr. Sculley serves on the board of directors of NFO Worldwide, Inc., an affiliate of NFO Research, and a number of other private companies.

  Barry M. Weinman has served as a director of our company since August 1998. Since May 1993, he has been a Managing Director of Media Technology Equity Partners and a General Partner of Media Technology Ventures and AVI Management Partners, which has been making high tech venture capital investments in the Silicon Valley since 1980. AVI and its new media fund, Media Technology Ventures, had approximately $300 million under management as of March 31, 1999. Mr. Weinman is also on the board of directors of Women.com, Be.Inc, InfoGear and Quokka Sports. Mr. Weinman received an M.A. degree from London School of Economics/University of Southern California and a B.S. degree from Clarkson College of Technology.

  Martin J. Yudkovitz has served as a director of our company since August 1998. Since December 1995, Mr. Yudkovitz has been the President and Chief Executive Officer of NBC Multimedia, Inc., a subsidiary of NBC. Prior to this he served as Senior Vice President, Strategic Development for NBC. From 1992 to 1994, he served as Senior Vice President of Strategic Development at NBC. His other positions at NBC have included Vice President of Business Affairs for NBC's 1992 Olympics Unit, First General Counsel and Vice President for Business Affairs at CNBC and Senior Counsel to NBC's 1988 Seoul Olympics Unit in NBC Sports. Mr. Yudkovitz joined NBC in January 1984 in the legal department. Mr. Yudkovitz received a J.D. degree from Columbia University and a B.A. degree from Rutgers University.

  No director has a contractual right to serve as a member of our board of directors.

Classified Board

  Immediately following the offering, our board of directors will consist of seven directors divided into three classes with each class serving for a term of three years as follows:

       Class               Expiration                               Member
       -----               ----------                               ------
       Class I                2000                      Bronfin and Hirschfeld
       Class II               2001                      Sculley, Yudkovitz and Weinman
       Class III              2002                      Friedman and Graziano

  At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed those directors whose terms are expiring. In addition, our bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control of our company.

Board Committees

  The board of directors has a compensation committee and an audit committee. The compensation committee, currently comprised of Mr. Hirschfeld, Mr. Graziano and Mr. Weinman, administers the 1996 stock option plan, the 1999 employee stock purchase plan and all matters concerning executive compensation and employment agreements. The audit committee, currently comprised of Mr. Hirschfeld, Mr. Graziano and Mr. Weinman, approves our independent auditors, reviews the results and scope of annual audits and other accounting related services, and evaluates our internal audit and control functions. The compensation committee was established in November 1996 and the audit committee was established in December 1996.

Director Compensation

  We currently do not pay compensation to directors for serving in that capacity, nor do we currently reimburse directors for expenses incurred in attending board meetings. In May 1996, Mr. Graziano received options to purchase an aggregate of 350,000 shares of common stock at an exercise price per share of $0.06. Mr. Sculley received options to purchase 75,000 shares of common stock in July 1996 and 25,000 shares of common stock in October 1996, each at an exercise price per share of $0.20. Please see also "Employee Benefit Plans--Director Option Plan" for a description of options to be granted to directors.

Compensation Committee Interlocks and Insider Participation

  The compensation committee is currently comprised of Mr. Hirschfeld, Mr. Graziano and Mr. Weinman. Neither Mr. Hirschfeld nor Mr. Weinman has at any time been an officer or employee of our company. Mr. Graziano served as our Acting Chief Financial Officer from May 1996 to March 1999. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Limitation on Liability and Indemnification Matters

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for:

  . any breach of the director's duty of loyalty to a company or its stockholders;
  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
  . unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or
  . any transaction from which the director derived an improper personal benefit.

  Our bylaws provide that we may indemnify our directors and executive officers to the fullest extent permitted by law. We may, in our discretion, indemnify other officers, employees and agents as set forth in Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the bylaws would permit indemnification.

  We also have entered into agreements to indemnify our directors and officers. These agreements indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of our company, arising out of their services as one of our directors or officers, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, we have obtained directors' and officers' insurance providing indemnification for some of our directors, officers and employees for certain liabilities. We believe that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

  At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

Executive Compensation

  The following table sets forth information concerning the compensation that we paid during the fiscal year ended December 31, 1998 to our Chief Executive Officer and our four other most highly compensated officers who earned more than $100,000 during that fiscal year. All option grants were made under our 1996 stock option plan.

                           Summary Compensation Table

                                    Annual Compensation  Long-Term Compensation
                                    -------------------- ----------------------
                                                         Securities Underlying
    Name and Principal Position     Salary ($) Bonus ($)      Options (#)
    ---------------------------     ---------- --------- ----------------------
Peter H. Friedman..................  $225,000   $   --              --
 President and Chief Executive
 Officer

Patricia Griffith..................   140,000    21,569          55,000
 Vice President of Sales

Christopher J. Escher..............   150,000       --              --
 Vice President of Marketing

Jenna Woodul.......................   125,000       --              --
 Vice President of Community

Chris N. Christensen...............   115,000       --              --
 Vice President of Engineering and
 Operations

Option Grants in Last Fiscal Year

  The following table sets forth information with respect to stock options granted to our Chief Executive Officer and our four other most highly compensated executive officers during the fiscal year ended December 31, 1998. We have never granted any stock appreciation rights. All option grants were made under our 1996 stock option plan. The exercise price per share was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. Percentage of total options is based on an aggregate of 315,648 shares of common stock granted under the 1996 stock option plan in the year ended December 31, 1998. The potential realizable value is calculated based on the term of the ten-year option and assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

                                        Individual Grants
                         ------------------------------------------------
                                                                           Potential Realizable
                                                                             Value at Assumed
                            Number                                         Annual Rates of Stock
                         Of Securities     % of                           Price Appreciation for
                          Underlying   Total Options Exercise                   Option Term
                            Options     Granted in   Price Per Expiration -----------------------
Name                      Granted (#)    1998 (%)    Share ($)    Date        5%          10%
----                     ------------- ------------- --------- ---------- ----------- -----------
Peter H. Friedman.......       --           --           --         --            --          --
Patricia Griffith.......    55,000         17.4%       $0.28    1/15/08   $    25,085 $    39,944
Christopher J. Escher...       --           --           --         --            --          --
Jenna Woodul............       --           --           --         --            --          --
Chris N. Christensen....       --           --           --         --            --          --

Aggregated Option Exercises in Last Fiscal Year

  The following table sets forth for our Chief Executive Officer and our four other most highly compensated executive officers information concerning shares acquired upon exercise of stock options in fiscal year ended December 31, 1998 and exercisable and unexercisable options held as of December 31, 1998. None of the individuals listed below held any unexercised options at the end of fiscal year 1998. All options were granted under our 1996 stock option plan. The value realized is based on the assumed initial public offering price of $9.00, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

                                                      Shares
                                                    Acquired on   Value Realized
     Name                                         Exercise (#)(a)      ($)
     ----                                         --------------- --------------
     Peter H. Friedman...........................         --              --
     Patricia Griffith...........................      75,000         654,000
     Christopher J. Escher.......................     150,000       1,308,000
     Jenna Woodul................................         --              --
     Chris N. Christensen........................         --              --

--------
(a) The shares acquired by each of Ms. Griffith and Mr. Escher were acquired pursuant to restricted stock purchase agreements. We have the right to repurchase any unvested shares at their cost in the event of either employee's termination of employment. As of April 30, 1999, approximately 48,647 shares held by Ms. Griffith and 84,375 shares held by Mr. Escher were unvested and subject to our repurchase.

Employment Agreements

  We require each of our employees to enter into confidentiality agreements prohibiting the employee from disclosing any of our confidential or proprietary information. In addition, the agreements generally provide that upon termination the employee will not solicit our employees. At the time of commencement of employment, our employees also generally sign offer letters specifying basic terms and conditions of employment. In general, our employees are not subject to written employment agreements.

Employee Benefit Plans

  1996 Stock Option Plan. Our 1996 stock option plan, as amended and restated, provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees and consultants of nonstatutory stock options. As of April 30, 1999, 3,075,000 shares were authorized under the plan, 1,301,049 shares had been issued upon the exercise of stock options granted under the plan, 456,340 shares were subject to outstanding options and 1,317,611 shares remained available for future grant. The 1996 stock option plan provides for annual increases on the first day of each fiscal year beginning 2000 equal to the lesser of:

  . 750,000 shares;
  . 4% of our outstanding shares as of such date; or . a lesser amount determined by the board of directors.

  The 1996 stock option plan may be administered by the board of directors or a committee of the board. The board has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability of the option grant and the form of consideration payable upon exercise. The board also has the authority to amend, suspend or terminate the 1996 stock option plan, provided that no action may affect any share of common stock previously issued and sold or any option previously granted under the plan. The 1996 stock option plan terminates in October 2006.

  The 1996 stock option plan provides that in the event we merge with or into another company, or we sell substantially all of our assets, each option may be assumed or substituted by the successor company. If the outstanding options are not assumed or substituted by the successor company, each outstanding option will fully vest and become exercisable and the optionee will have 15 days to exercise the option, after which time the option will terminate.

  1996A Stock Option Plan. Our 1996A stock option plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees and consultants of nonstatutory stock options. The terms of the 1996A stock option plan are substantially similar to those of the 1996 stock option plan. All of the 725,000 shares of common stock authorized for issuance pursuant to the 1996A stock option plan have been issued upon the exercise of stock options granted under the plan. The 1996A stock option plan terminates in April 2006.

  1999 Employee Stock Purchase Plan. A total of 500,000 shares of common stock has been reserved for issuance under our 1999 employee stock purchase plan, plus annual increases on the first day of each fiscal year beginning 2000 equal to the lesser of:

  . 500,000 shares;
  . 2% of our outstanding shares as of such date; or . a lesser amount determined by the board of directors.

  The 1999 employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, contains successive 24-month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first offering period, which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before October 31, 1999. Subsequent offering periods will each have a six-month duration commencing on the first trading day on or after May 1 and November 1 of each year.

  Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, the following employees may not be granted options to purchase stock under the purchase plan:

  . any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or
  . any employee whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

  Participants may purchase common stock through payroll deductions of up to 15% of the participant's compensation. The maximum number of shares a participant may purchase during a single offering period is 10,000 shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period and the fair market value of the common stock at end of the offering period.

  The purchase plan provides that in the event we merge with or into another company, or we sell substantially all of our assets, each outstanding option may be assumed or substituted by the successor company. If the successor company refuses to assume or substitute the options, the offering period then in progress will be shortened and a new exercise date will be set, which will occur before the proposed merger or sale.

  The purchase plan will become effective on the effective date of this offering and will terminate in June 2009. The board has the authority to amend or terminate the purchase plan, except that no action may adversely affect any outstanding rights to purchase stock.

1999 Director Option Plan

  Non-employee directors are entitled to participate in the 1999 director option plan. The director option plan will become effective upon the effective date of this offering. The 1999 director option plan has a term of ten years, unless terminated sooner by the board. A total of 250,000 shares of common stock have been reserved for issuance under the 1999 director option plan.

  Each non-employee director automatically will receive, on the commencement of this offering and on the date of each annual meeting of stockholders, a fully vested and exercisable option to purchase 5,000 shares of common stock. Each new non-employee director who joins our board after the effective date of the offering will receive, upon joining the board, an initial, fully vested and exercisable option to purchase 20,000 shares of common stock. The exercise price of all options is required to be 100% of the fair market value per share of the common stock, determined with reference to the closing price of the common stock as reported on the Nasdaq National Market on the date of grant.

  In the event we merge with, or sell substantially all of our assets to, another company, each option may be assumed or substituted by the successor company. In the absence of an assumption or substitution, the board must notify each option holder that the option is exercisable for 30 days, after which period it expires. If the successor company refuses to assume or substitute the options, each outstanding option will terminate after 30 days. Options granted under the 1999 director option plan must be exercised within three months of the end of the optionee's termination of service as a director or consultant, or within twelve months after such director's termination by death or disability, but not later than the expiration of the option's ten-year term.

401(k) Savings Plan

  We have a 401(k) savings plan covering our employees who are at least 21 years of age. The 401(k) savings plan is intended to qualify under Section 401(k) of the Internal Revenue Code. Consequently, contributions to the 401(k) savings plan by our employees, and income earned on such contributions, are not taxable to employees until withdrawn from the 401(k) savings plan. Subject to restrictions imposed by the Internal Revenue Code on highly compensated employees, employees may generally defer up to 20% of their pre-tax earnings up to the statutorily prescribed annual limit, which is $10,000 in 1999, and to have the amount of such reduction contributed to the 401(k) savings plan. The 401(k) savings plan permits, but does not require, additional matching contributions by us on behalf of all participants in the 401(k) savings plan. We have not made any matching contributions to the 401(k) savings plan in 1997, 1998 or the three months ended March 31, 1999.

                              Certain Transactions

Equity Investment Transactions for Cash

  In June 1996, we sold 150,000 shares of Series A preferred stock for $2.00 per share. In July 1996 we sold 350,000 shares of Series A1 preferred stock for $2.00 per share. In November 1996, we sold 3,294,785 shares of Series B preferred stock for $2.80 per share. In August and September of 1998, we sold 5,592,033 shares of Series D preferred stock at $4.00 per share. In April 1999, we sold 2,499,882 shares of Series E preferred stock for $8.00 per share. Listed below are the directors, executive officers and stockholders who beneficially own 5% or more of our securities who participated in these financings.

                               Series A  Series A1 Series B  Series D  Series E
Directors, Executive Officers  Preferred Preferred Preferred Preferred Preferred Aggregate Cash
     and 5% Stockholders         Stock     Stock     Stock     Stock     Stock   Consideration
-----------------------------  --------- --------- --------- --------- --------- --------------
Funds managed by
  Patricof & Co.
  Ventures, Inc.(a).......          --        --    714,287  1,253,405       --    $6,100,000
Cox Interactive Media,
 Inc......................          --        --        --   1,250,000       --     5,000,000
Media Technology Equity
 Partners, L.P.(b)........          --        --        --   1,000,000   125,000    5,000,000
New York Life Insurance
 Company..................          --        --    714,286    400,000   175,000    5,000,000
Hearst Communications,
 Inc.(c)..................          --        --        --     292,033   210,521    2,852,296
Starbucks Corporation.....          --        --        --         --  1,000,000    8,000,000
Joseph A. Graziano........      150,000    50,000    18,000        --        --       450,400
John Sculley..............          --    150,000       --         --        --       300,000

--------
(a) The Patricof & Co. Ventures, Inc. shares include shares purchased by APA Excelsior IV, L.P., APA Excelsior IV/Offshore, L.P. and Patricof Private Investment Club, L.P. Mr. Hirshfeld, a Managing Director of Patricof & Co. Ventures, Inc. and a director of our company, disclaims beneficial ownership of the securities held by these entities except for his proportional interest in the entities.
(b) Mr. Weinman, a director of our company, is a Managing Director of Media Technology Equity Partners and a General Partner of Media Technology Ventures and AVI Management Partners. Mr. Weinman disclaims beneficial ownership of the securities held by this entity except for his proportional interest in the entity.
(c) Mr. Bronfin, a director of our company, is Senior Vice President and Deputy Group Head of the Hearst New Media and Technology division of Hearst Communications, Inc. Mr. Bronfin disclaims beneficial ownership of the securities held by this entity except for his proportional interest in the entity.

NBC and Affiliates Agreements

 NBC

  We entered into a series of letter agreements with NBC in February, July and August 1998 pursuant to which we aired advertisements on various NBC television programs. In consideration for NBC's agreement to air the advertisements, we issued:

  . an aggregate of 384,615 shares, at a price per share of $4.68, of our Series C preferred stock, which converts to 450,000 shares of common stock;
  . a warrant to purchase 125,000 shares, with an exercise price per share of
    $6.00, of Series D preferred stock;
  . an aggregate of 600,000 shares, at a price per share of $4.00, of our
    Series D preferred stock; and
  . a warrant to purchase a total of 266,667 shares of Series D preferred stock.

  The exercise prices of the warrant to purchase an aggregate of 266,667 shares of Series D preferred stock are as follows:

  . with respect to 41,667 shares, $6.00 per share;
  . with respect to 125,000 shares, $8.00 per share; and . with respect to 100,000 shares, $10.00 per share.

  Mr. Yudkovitz, a director of our company, is President and Chief Executive Officer of NBC Multimedia, a subsidiary of NBC.

 NBC Multimedia

  In February 1998, we executed a letter agreement with NBC Multimedia, Inc. pursuant to which we include localized versions of our chat service within NBC Interactive Neighborhood's menu of localized Web services. In consideration, we issued a warrant to NBC Multimedia to purchase 320,513 shares of common stock at an exercise price per share of $4.68. On August 31, 1998, we issued a new warrant to NBC Multimedia, upon cancellation and in replacement of the original NBC Multimedia warrant, exercisable for 375,000 shares of common stock, at an exercise price per share of $4.00, pursuant to an anti-dilution protection contained in the original warrant.

  In August 1998, we entered into an operating agreement with NBC Multimedia pursuant to which we provide our community services to various NBC Web sites. In consideration for the execution of the operating agreement by NBC Multimedia, we issued:

  . 500,000 shares of our Series D preferred stock, at a purchase price per share of $4.00; and
  . a warrant to purchase a total of 130,556 shares of Series D preferred stock.

  The warrant has the following exercise prices:

  . with respect to 55,555 shares, $6.00 per share;
  . with respect to 41,666 shares, $8.00 per share; and . with respect to 33,335 shares, $10.00 per share.

  Mr. Yudkovitz, a director of our company, is President and Chief Executive Officer of NBC Multimedia.

Hearst Agreement

  Pursuant to an agreement, dated October 30, 1998, as amended on April 15, 1999, with the Hearst New Media and Technology division of Hearst Communications, Inc., we issued an aggregate of 750,000 shares of our Series D preferred stock, at a price per share of $4.00, in consideration for the publication by Hearst, over an agreed upon time period beginning September 3, 1998, of our advertisements in various magazines owned by Hearst. Mr. Bronfin, a director of our company, is Senior Vice President and Deputy Group Head of the Hearst New Media and Technology division of Hearst Communications, Inc.

Loan Financing

  In April and July of 1998, we engaged in a loan financing pursuant to which we issued to the investors in the financing convertible promissory notes and warrants to purchase shares of common stock. An aggregate principal amount of $2,903,000 was issued pursuant to the loan financing.

  The principal plus interest on the notes were convertible, at the option of each individual investor, into Series D preferred stock upon the initial closing of the Series D financing, which occurred on August 25, 1998, at a conversion price per share of $4.00. Each individual warrant issued pursuant to the financing was exercisable for a number of shares of common stock equal to 30% of the principal amount of the note held by the investor divided by $3.00 per share. The exercise price of the warrants is $3.00 per share.

  Funds managed by Patricof & Co. Ventures, Inc. invested an aggregate principal amount of $900,000 in the loan financing, which converted to an aggregate of 228,405 shares of Series D preferred stock. These funds also received warrants to purchase an aggregate of 90,000 shares of common stock. The Patricof & Co. Ventures, Inc. shares and warrants include shares and warrants held by APA Excelsior IV, L.P., APA Excelsior IV/Offshore, L.P. and Patricof Private Investment Club, L.P. Funds managed by Patricof & Co. Ventures, Inc. own more than 5% of our securities. Mr. Hirschfeld, a Managing Director of Patricof & Co. Ventures, Inc. and a director of our company, disclaims beneficial ownership of the securities held by these entities except for his proportional interest in the entities.

  New York Life Insurance Company invested an aggregate principal amount of $400,000 in the loan financing which converted to an aggregate of 102,183 shares of Series D preferred stock. New York Life also received warrants to purchase an aggregate of 40,000 shares of common stock. New York Life Insurance Company owns more than 5% of our securities.

Restricted Stock Purchase Agreement

  In March 1999, Mr. Snetiker exercised an option grant to purchase an aggregate of 125,000 shares of common stock and entered into a restricted stock purchase agreement regarding the shares. Pursuant to the restricted stock purchase agreement, we have a right to repurchase any of the unvested 125,000 shares upon his termination of employment. As of April 30, 1999, all 125,000 shares held by Mr. Snetiker remain unvested. Mr. Snetiker paid the $5.00 exercise price per share for such shares by delivery of a ten-year full-recourse promissory note bearing interest at 5.23% per annum, compounded semi-annually. The note is secured by the shares of common stock purchased by Mr. Snetiker. As of April 30, 1999, approximately $625,000 in unpaid principal and interest was outstanding in the aggregate under the note. In addition, Mr. Snetiker's stock option agreement provides that, if at any time prior to March 1, 2000:

  . we enter into any transaction which involves a change of control and Mr.
    Snetiker's employment is terminated as a result of the change of control;
    or
  . Mr. Snetiker's employment is terminated other than for cause or as a result of voluntary resignation then, in each case, 25% of the unvested shares held by Mr. Snetiker will automatically vest in full. Generally, a "change of control" is defined to include mergers, asset sales or other transactions involving a transfer of at least 50% of our securities.

Repurchase Agreements

  On November 20, 1996, as a condition to closing the Series B preferred stock financing, we entered into repurchase agreements with Mr. Friedman and Ms. Woodul. Pursuant to the repurchase agreements, we have the right to repurchase any or all of the unvested shares of common stock held by Mr. Friedman and Ms. Woodul, respectively, upon their termination for any reason. As of April 30, 1999, 200,926 and 48,611 of the shares held by Mr. Friedman and Ms. Woodul, respectively, remain unvested. These repurchase rights will terminate upon the closing of this offering.

  The repurchase agreements also provide that in the event of termination of such individuals' employment for any reason, with limited exceptions, each of Mr. Friedman and Ms. Woodul will be entitled to receive 90 days, or such longer period as the board determines, of their then current salary and benefits, payable in one lump sum as of the date of termination.

Other Transactions

  We have entered into indemnification agreements with each of our executive officers and directors.

  We have granted options to certain of our executive officers and directors. See "Management--Option Grants in Last Fiscal Year" and "--Restricted Stock Purchase Agreement."

  Holders of preferred stock are entitled to registration rights with respect to the common stock issued or issuable upon conversion of the preferred stock. See "Description of Capital Stock--Registration Rights."

  We believe that all related-party transactions described above were on terms no less favorable than could have been otherwise obtained from unrelated third parties.

                             Principal Stockholders

  The following table sets forth information with respect to beneficial ownership of our common stock as of April 30, 1999, and as adjusted to reflect the sale of common stock offered by us in this offering, for:

  . each person who we know beneficially owns more than 5% of the common stock;
  . each of our directors;
  . each executive officer named in the Summary Compensation Table; and . all of our directors and officers as a group.

  Unless otherwise indicated, the principal address of each of the stockholders below is c/o Talk City, Inc., 307 Orchard City Drive, Suite 350, Campbell, California 95008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of April 30, 1999 but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 19,175,763 shares of common stock outstanding as of April 30, 1999, after giving effect to the conversion of all outstanding shares of preferred stock upon the closing of this offering. The numbers shown in the table assume no exercise by the underwriters of their over-allotment option.

                                                          Percentage
                                   Shares Owned       Beneficially Owned
                                     Prior to   ------------------------------
                                   the Offering Before Offering After Offering
                                   ------------ --------------- --------------
5% Stockholders:
Entities affiliated with National
 Broadcasting Company, Inc.(a)....   2,447,223       12.2%           10.0%
Funds Managed by Patricof & Co.
 Ventures, Inc.(b)................   2,057,692       10.7             8.7
New York Life Insurance
 Company(c).......................   1,431,469        7.5             6.0
Hearst Communications, Inc.(d)....   1,252,554        6.5             5.3
Cox Interactive Media, Inc.(e)....   1,250,000        6.5             5.3
Media Technology Equity Partners,
 L.P.(f)..........................   1,125,000        5.9             4.8
Starbucks Corporation (g).........   1,000,000        5.2             4.2

Directors and Executive Officers:
Peter H. Friedman(h)..............   1,567,936        8.2             6.6
Kenneth A. Bronfin(e).............   1,252,554        6.5             5.3
Joseph A. Graziano(i).............     578,761        3.0             2.4
Thomas P. Hirschfeld(b)...........   2,057,692       10.7             8.7
John Sculley(j)...................     260,762        1.4             1.1
Barry M. Weinman(f)...............   1,125,000        5.9             4.8
Martin J. Yudkovitz(a)............   2,447,223       12.2            10.0
Patricia Griffith(k)..............      75,000          *               *
Christopher J. Escher(l)..........     155,000          *               *
Jenna Woodul(m)...................     757,087        3.9             3.2
Chris N. Christensen(n)...........     200,000        1.0               *
All directors and officers as a
 group (15 persons)(o)............  11,436,953       56.7            46.3

--------
*  Represents less than one percent of the total.

(a) Principal address is 30 Rockefeller Plaza, New York, NY 10112. Number of shares includes 1,050,000 shares held by NBC, 500,000 shares held by NBC Multimedia, warrants issued to NBC Multimedia to purchase 505,556 shares exercisable within 60 days of April 30, 1999 and warrants issued to NBC to purchase 391,667 shares exercisable with 60 days of April 30, 1999. Mr. Yudkovitz, a director of our company, is President and Chief Executive Officer of NBC Multimedia. Mr. Yudkovitz disclaims beneficial ownership of the shares held by these entities except to the extent of his proportional interest in the entities.
(b) Principal address is 445 Park Avenue, New York, NY 10022. Number of shares includes 1,645,776 shares held by APA Excelsior IV, L.P., 290,432 shares held by APA Excelsior IV/Offshore, L.P., 31,484 shares held by Patricof Private Investment Club, warrants issued to APA Excelsior IV, L.P. to purchase 75,276 shares exercisable within 60 days of April 30, 1999, warrants issued to APA Excelsior IV/Offshore, L.P. to purchase 13,284 shares exercisable within 60 days of April 30, 1999 and warrants issued to Patricof Private Investment Club to purchase 1,440 shares exercisable within 60 days of April 30, 1999. Mr. Hirschfeld, a director of our company, is a Managing Director of Patricof & Co. Ventures, Inc. Mr. Hirschfeld disclaims beneficial ownership of the shares held by these entities except to the extent of his proportional interest in the entities.
(c) Principal address is 1400 Lake Hearn Drive, Atlanta, GA 30319.
(d) Principal address is 51 Madison Avenue, New York, NY 10010. Number of shares includes 1,391,469 shares and warrants to purchase 40,000 shares exercisable within 60 days of April 30, 1999.
(e) Principal address is 959 8th Avenue, New York, NY 10019. Mr. Bronfin, a director of our company, is Senior Vice President and Deputy Group Head of the Hearst New Media and Technology division of Hearst Communications, Inc. Mr. Bronfin disclaims beneficial ownership of the shares held by such entity except to the extent of his proportional interest in the entity.
(f) Principal address is One First Street, Los Altos, CA 94022. Mr. Weinman, a director of our company, is a Managing Director of Media Technology Equity Partners and a General Partner of Media Technology Ventures and AVI Management Partners. Mr. Weinman disclaims beneficial ownership of the shares held by such entity except to the extent of his proportional interest in the entity.
(g) Principal address is 2401 Utah Avenue South, Seattle, WA 98134.
(h) Includes 1,470,936 shares held directly by Mr. Friedman, 200,926 shares of which are subject to a repurchase option we hold as of April 30, 1999, 50,000 shares held by Arthur and Cynthia Friedman, 28,000 shares held by Robert Friedman, 7,000 shares held by Joan Friedman, 7,000 shares held by Judy and Kevin Wichter and a warrant to purchase 5,000 shares exercisable within 60 days of April 30, 1999.
(i) Includes a warrant to purchase 3,000 shares exercisable within 60 days of April 30, 1999.
(j) Principal address is 90 Park Avenue, New York, NY 10016. Includes 257,762 shares, 100,000 shares of which were issued upon exercise of stock options. Of those 100,000 shares, 32,813 are subject to a repurchase option we hold as of April 30, 1999, a warrant to purchase 3,000 shares exercisable within 60 days of April 30, 1999, 31,667 shares held by Sculley Brothers LLC, 10,000 shares held by Sculley Investment Ltd. Partnership, 2,500 shares held by John Sculley Irrevocable Trust fbo Madeline Allnatt u/d/t 12/30/97 and 2,500 shares held by John Sculley Irrevocable Trust fbo Oliver Allnatt u/d/t 12/30/97.

(k) Includes 75,000 shares issued upon exercise of stock options, 48,647 shares of which are subject to a repurchase option we hold as of April 30, 1999.
(l) Includes 150,000 shares issued upon exercise of stock options, 84,375 shares of which are subject to a repurchase option we hold as of April 30, 1999 and a warrant to purchase 5,000 shares exercisable within 60 days of April 30, 1999.
(m) Includes 380,087 shares held directly by Ms. Woodul, 48,611 shares of which are subject to a repurchase option we hold as of April 30, 1999, 375,000 shares held by Morgan S. Wright and a warrant to purchase 2,000 shares exercisable within 60 days of April 30, 1999.
(n) Includes 200,000 shares issued upon exercise of stock options, 54,167 of which are subject to a repurchase option we hold as of April 30, 1999.
(o) Includes an aggregate of:
    . 722,665 shares of which are subject to a repurchase option we hold as of April 30, 1999;
    . 1,700,000 shares issued upon exercise of stock options; and . warrants to purchase 1,008,023 shares exercisable within 60 days of
       April 30,1999.

                          Description of Capital Stock

  Upon the completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

  The following summary of the rights of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated certificate of incorporation and bylaws which are included as exhibits to the registration statement of which this prospectus is a part and by the provisions of Delaware law.

Common Stock

  After giving effect to the one for two reverse stock split of the all outstanding common stock and the conversion of all previously outstanding preferred stock into shares of common stock, as of April 30, 1999, there were 19,175,763 shares of common stock outstanding held of record by approximately 88 stockholders. There will be 23,675,763 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants, after giving effect to the sale of common stock in the offering.

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as required under Delaware law or the rules of the Nasdaq National Market, the rights of stockholders may not be modified otherwise than by a vote of a majority or more of the shares outstanding. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends as may be declared by the board of directors out of funds legally available for the payment of dividends. Please see "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets, subject to prior distribution rights of the preferred stock, if any, then outstanding. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in the offering will be fully paid and non-assessable.

Preferred Stock

  Upon the consummation of this offering, each outstanding share of Series A, Series A1, Series B, Series D and Series E preferred stock will automatically convert into one share of common stock. Each outstanding share of Series C preferred stock will automatically convert into approximately 1.17 shares of common stock. Pursuant to our amended and restated certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences and privileges, which may be greater than the rights of the common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. At present, there are no shares of preferred stock outstanding, and we have no plans to issue any of the preferred stock.

Common Stock Warrants

  Upon completion of the offering, we will have 47 warrants outstanding to purchase an aggregate of 1,318,246 shares of common stock, exercisable as follows:

  . 285,300 shares at an exercise price of $3.00 per share;
  . 498,830 shares at an exercise price of $4.00 per share;
  . 222,222 shares at an exercise price of $6.00 per share;
  . 178,559 shares at an exercise price of $8.00 per share; and . 133,335 shares at an exercise price of $10.00 per share.

  These warrants expire five years from the date of execution.

Registration Rights

  Upon completion of the offering, the holders of an aggregate of approximately 17,569,709 shares of common stock will be entitled to rights with respect to the registration of such shares under the Securities Act of 1933. Under the terms of the third amended and restated shareholders rights agreement, as amended, if we propose to register any of our securities under the Securities Act of 1933, either for our own account or for the account of other security holders, these holders are entitled to notice of such registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in such registration. A limited number of the holders of these rights may also require us to file a registration statement under the Securities Act of 1933 with respect to their shares of common stock and we are required to use our best efforts to effect such registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations.

Delaware Anti-Takeover Law and Our Charter and Bylaws Provisions

  Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law.

  Generally, a "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's outstanding voting stock.

  Amended and Restated Certificate of Incorporation. Our amended and restated certificate of incorporation provides:

  . that the board of directors may issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock;

  . that any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by written consent; and . for the division of the board of directors into three classes, with each class serving for a term of three years.

  Bylaws. Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board, the president, the board or stockholders holding a majority of our outstanding stock.

  These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management.

Transfer Agent and Registrar

  The transfer agent and registrar for common stock is Firstar Bank of Minnesota, N.A.

Listing

  Our common stock has been approved for listing on the Nasdaq National Market under the trading symbol "TCTY." We have not applied to list our common stock on any other exchange or quotation system.

                        Shares Eligible For Future Sale

  Prior to the offering, there has been no market for the common stock. Future sales of substantial amounts of common stock in the public market following the offering could cause the prevailing market price of our common stock to fall and impede our ability to raise equity capital at a time and on terms favorable to us.

  Upon completion of the offering, we will have outstanding an aggregate of 23,675,763 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding warrants after April 30, 1999. Of these outstanding shares, the 4,500,000 shares sold in the offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 19,175,763 shares of common stock outstanding upon completion of the offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933, which rules are summarized below, or another exemption. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock. All officers, directors and certain other holders of common stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be eligible for sale beginning 181 days after the effective date of the offering, subject in some cases to certain volume limitations.

  Of the remaining restricted shares:

  . 722,665 shares are subject to our repurchase option in the event of termination of employment; and
  . 10,989,525 shares will not be eligible for sale pursuant to Rule 144 until the expiration of a one-year holding period.

  In general, under Rule 144 as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates", would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 236,758 shares immediately after the offering; or . the average weekly trading volume of the common stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the restricted shares proposed to be sold, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 91 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

  We have agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Lehman Brothers Inc., subject to limited exceptions.

  We intend to file a registration statement under the Securities Act of 1933 covering the shares of common stock subject to outstanding options or reserved for issuance under the 1996A stock option plan, 1996 stock option plan, 1999 employee stock purchase plan and the 1999 director option plan. This registration statement is expected to be filed simultaneously with the effectiveness of the registration statement covering the shares of common stock offered in this offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of a 180-day lockup period, be available for sale in the open market, except to the extent that such shares are subject to our vesting restrictions or the contractual restrictions described above.

                                  Underwriting

  Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., Volpe Brown Whelan & Company, LLC, U.S. Bancorp Piper Jaffray Inc. and E*TRADE Securities, Inc. are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:

                                                                       Number of
Underwriters                                                            Shares
------------                                                           ---------
Lehman Brothers Inc...................................................
Volpe Brown Whelan & Company, LLC.....................................
U.S. Bancorp Piper Jaffray Inc........................................
E*TRADE Securities, Inc...............................................
                                                                         ----
  Total...............................................................
                                                                         ====

  The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement, must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

  The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 675,000 additional shares.

                                                                  No      Full
                      Paid by Talk City                        Exercise Exercise
                      -----------------                        -------- --------
Per Share.....................................................  $        $
Total.........................................................  $        $

  The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $ share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $ share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

  We have granted to the underwriters an option to purchase up to an aggregate of additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

  We have agreed that, without the prior consent of Lehman Brothers Inc. we will not directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares of common stock for a period of 180 days from the date of this prospectus. All of our executive officers and directors and certain other stockholders, including all of the holders of the preferred stock and warrants, have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus. Please see "Shares Eligible for Future Sale."

  Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "TCTY."

  We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

  The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by this prospectus.

  We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.1 million.

  Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.

  The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

  The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

  Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada where the sale is made.

  Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

  A prospectus in electronic format is being made available on an Internet Web site maintained by E*TRADE Securities, Inc. Internet purchases of the common stock offered by this prospectus will be available only to registered customers of E*TRADE Securities, Inc. who possess sufficient net worth and investment experience. All eligible accounts may submit an indication of interest to E*TRADE Securities, Inc. to purchase shares. If demand exceeds availability, E*TRADE Securities, Inc. will randomly allocate shares to applicants in 100 share lots in a round-robin fashion, meaning that no applicant will receive a second lot until all applicants have received one lot and so forth, until all shares available to E*TRADE Securities, Inc. have been distributed.

  At our request, the underwriters have reserved up to 5% shares of the common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. In addition, E*TRADE Securities, Inc. has reserved up to 100,000 shares for sale to our trained community leaders and moderators on the same terms and conditions. The number of shares available for sale to customers of E*TRADE Securities, Inc. will be reduced to the extent these persons purchase their reserved shares.

  In connection with our private placement of Series D preferred stock and our private placement of Series E Preferred Stock, we paid to Volpe Brown Whelan & Company, LLC an aggregate of $1,148,208 in cash, warrants to purchase 120,080 shares of our Series D preferred stock, at an aggregate exercise price of $480,320, and warrants to purchase 11,893 shares of our Series E Preferred Stock, at an aggregate exercise price of $95,144, as payment for acting as our financial advisor.

                                 Legal Matters

  The validity of the shares of common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Legal matters in connection with this offering will be passed upon for the underwriters by Cooley Godward LLP, San Francisco, California. WS Investment Company, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as an individual attorney of this firm, beneficially own an aggregate of 15,000 shares of our common stock.

                                    Experts

  The financial statements of Talk City, Inc. as of December 31, 1997 and 1998 and for the period from March 29, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998 included in this prospectus have been included in reliance on the report of KPMG LLP, independent auditors, appearing elsewhere in this prospectus, and upon the authority of such firm as experts in accounting and auditing.

                             Available Information

  We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Room of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Securities and Exchange Commission's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is http://www.sec.gov.

  We intend to furnish holders of the common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as we may determine or as may be required by law.

                                Talk City, Inc.

                         Index to Financial Statements

                                                                          Page
                                                                          ----
Form of Independent Auditors' Report..................................... F-2

Balance Sheets........................................................... F-3

Statements of Operations................................................. F-4

Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Deficit................................................................. F-5

Statements of Cash Flows................................................. F-6

Notes to Financial Statements............................................ F-7

                      Form of Independent Auditors' Report

The Board of Directors and Stockholders
Talk City, Inc.:

  We have audited the accompanying balance sheets of Talk City, Inc. (the Company), as of December 31, 1997 and 1998, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for the period from March 29, 1996 (inception) to December 31, 1996 and for each of the years in the two-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Talk City, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from March 29, 1996 (inception) to December 31, 1996 and for each of the years in the two-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

Mountain View, California                 KPMG LLP

April 23, 1999, except as to
 Note 11 which is as of July
 12, 1999

                                Talk City, Inc.

                                 Balance Sheets
               (in thousands, except share and par value amounts)

                                                    December 31,
                                                  -----------------   March 31,
                                                   1997      1998       1999
                                                  -------  --------  -----------
                                                                     (unaudited)
Assets
Current assets:
  Cash and cash equivalents.....................  $ 2,055  $  8,697   $  3,484
  Short term investments........................      --      5,740      5,740
  Accounts receivable, net......................      121       763      1,212
  Prepaid expenses and other current assets.....       67       --          47
                                                  -------  --------   --------
    Total current assets........................    2,243    15,200     10,483
                                                  -------  --------   --------
Property and equipment, net.....................      548       999      1,384
Other assets, net...............................       20     2,291      2,705
                                                  -------  --------   --------
    Total assets................................  $ 2,811  $ 18,490   $ 14,572
                                                  =======  ========   ========
Liabilities and Stockholders' Deficit
Current liabilities:
  Accounts payable..............................  $   391  $  1,205   $  2,221
  Accrued liabilities...........................        8       375        364
  Notes payable, current portion................      --        127        130
                                                  -------  --------   --------
    Total current liabilities...................      399     1,707      2,715
                                                  -------  --------   --------
Notes payable, less current portion.............      --        273        237
                                                  -------  --------   --------
    Total liabilities...........................      399     1,980      2,952
                                                  -------  --------   --------
Commitments
Series A, A1, B, C, and D redeemable convertible
 preferred stock:
  Authorized--3,900,000 in 1997 and 19,000,000
   in 1998 and 1999
  Issued and outstanding--3,794,785, in 1997,
   10,929,909 in 1998, and 11,101,212 in 1999...
  Liquidation preference--$10,225 in 1997,
   $39,027 in 1998, and $39,713 in 1999.........   10,081    38,973     39,979
Stockholders' deficit:
Common stock, $0.001 par value:
  Authorized--30,000,000 in 1997 and 60,000,000
   in 1998 and 1999.............................
  Issued and outstanding--3,687,200 in 1997,
   4,191,666 in 1998, and 4,314,904 in 1999.....        4         4          4
  Additional paid-in capital....................      260     1,792      3,959
  Deferred compensation.........................      (59)     (598)    (1,144)
  Notes receivable from stockholders............     (175)     (303)      (921)
  Accumulated deficit...........................   (7,699)  (23,358)   (30,257)
                                                  -------  --------   --------
    Total stockholders' deficit.................   (7,669)  (22,463)   (28,359)
                                                  -------  --------   --------
    Total liabilities and stockholders'
     deficit....................................  $ 2,811  $ 18,490   $ 14,572
                                                  =======  ========   ========

                See accompanying notes to financial statements.

                                Talk City, Inc.

                            Statements of Operations
                    (in thousands, except per share amounts)

                         March 29, 1996   Years ended      Three months ended
                         (Inception) to   December 31,          March 31,
                          December 31,  -----------------  --------------------
                              1996       1997      1998      1998       1999
                         -------------- -------  --------  ---------  ---------
                                                               (unaudited)
Revenues:
  Business services.....    $   --      $    25  $    522  $      60  $     357
  Advertising and
   sponsorships.........         14         183       931         65        623
                            -------     -------  --------  ---------  ---------
    Total revenues......         14         208     1,453        125        980
                            -------     -------  --------  ---------  ---------
Operating expenses:
  Product development
   and programming......        771       3,472     5,383      1,175      2,224
  Sales and marketing...        252       2,492     6,668        476      3,425
  General and
   administrative.......        335         974     1,804        336        974
  Noncash advertising
   and promotional
   charges..............        --          --      2,890      1,039      1,410
                            -------     -------  --------  ---------  ---------
    Total operating
     expenses...........      1,358       6,938    16,745      3,026      8,033
                            -------     -------  --------  ---------  ---------
    Loss from
     operations.........     (1,344)     (6,730)  (15,292)    (2,901)    (7,053)
Interest income
 (expense), net.........         36         339      (367)        10        154
                            -------     -------  --------  ---------  ---------
    Net loss............     (1,308)     (6,391)  (15,659)    (2,891)    (6,899)
Accretion of redeemable
 convertible preferred
 stock and warrants.....          8          38       558         20         72
                            -------     -------  --------  ---------  ---------
    Net loss applicable
     to common
     stockholders.......    $(1,316)    $(6,429) $(16,217) $  (2,911) $  (6,971)
                            =======     =======  ========  =========  =========
Net loss per share:
  Basic and diluted.....    $ (0.49)    $ (2.10) $  (4.92) $   (0.87) $   (1.90)
                            =======     =======  ========  =========  =========
  Weighted average
   shares...............      2,679       3,068     3,295      3,332      3,661
                            =======     =======  ========  =========  =========


          See accompanying notes to consolidated financial statements.

                                Talk City, Inc.

Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit
                     (in thousands, except share amounts)

                         Redeemable
                         Convertible                                                  Notes
                       Preferred stock     Common stock    Additional               receivable                  Total
                      ------------------ -----------------  paid-in     Deferred       from     Accumulated stockholders'
                        Shares   Amount   Shares    Amount  capital   compensation stockholders   deficit      deficit
                      ---------- ------- ---------  ------ ---------- ------------ ------------ ----------- -------------
Issuance of common
stock to founders
April 1, 1996.......         --  $   --  2,300,000   $ 2     $   44     $   --        $ --       $    --      $     46
Issuance of
preferred stock, net
of issuance costs...   3,794,785  10,035       --    --         --          --          --            --           --
Issuance of common
stock upon exercise
of stock options....         --      --  1,537,200     2        292         (89)       (205)          --           --
Accretion
attributable to
redeemable preferred
stock...............         --        8       --    --          (8)        --          --            --            (8)
Net loss............         --      --        --    --         --          --          --         (1,308)      (1,308)
                      ---------- ------- ---------   ---     ------     -------       -----      --------     --------
Balances, December
31, 1996............   3,794,785  10,043 3,837,200     4        328         (89)       (205)       (1,308)      (1,270)
Repurchase of common
stock...............         --      --   (150,000)  --         (30)        --           30           --           --
Accretion
attributable to
redeemable preferred
stock...............         --       38       --    --         (38)        --          --            --           (38)
Amortization of
stock-based
compensation........         --      --        --    --         --           30         --            --            30
Net loss............         --      --        --    --         --          --          --         (6,391)      (6,391)
                      ---------- ------- ---------   ---     ------     -------       -----      --------     --------
Balances, December
31, 1997............   3,794,785  10,081 3,687,200     4        260         (59)       (175)       (7,699)      (7,669)
Noncash issuance of
preferred stock and
preferred and common
stock warrants
pursuant to the NBC
agreements..........     884,615   4,565       --    --         575         --          --            --           575
Issuance of
preferred stock, net
of $1,233 issuance
costs...............   6,250,509  23,769       --    --         --          --          --            --           --
Issuance of
preferred stock
warrants for
services rendered in
connection with the
preferred stock
offering............         --      438       --    --        (438)        --          --            --          (438)
Issuance of common
stock warrants
pursuant to the loan
agreement...........         --      --        --    --         490         --          --            --           490
Issuance of common
stock upon exercise
of stock options,
net of repurchases..         --      --    504,466   --         133         --         (128)          --             5
Deferred
compensation related
to option grants....         --      --        --    --         892        (892)        --            --           --
Amortization of
stock-based
compensation........         --      --        --    --         --          353         --            --           353
Accretion
attributable to
redeemable preferred
stock...............         --      120       --    --        (120)        --          --            --          (120)
Net loss............         --      --        --    --         --          --          --        (15,659)     (15,659)
                      ---------- ------- ---------   ---     ------     -------       -----      --------     --------
Balances, December
31, 1998............  10,929,909  38,973 4,191,666     4      1,792        (598)       (303)      (23,358)     (22,463)
Issuance of common
stock upon exercise
of stock options and
warrants, net of
repurchases.........         --      --    123,238   --         638         --         (618)          --            20
Noncash issuance of
preferred stock
pursuant to the
Hearst agreement....     171,303     904       --    --         --          --          --            --           --
Revaluation of
warrants related to
the NBC operating
agreements..........         --       30       --    --         886         --          --            --           886
Deferred
compensation related
to option grants....         --      --        --    --         715        (715)        --            --           --
Amortization of
stock-based
compensation........         --      --        --    --         --          169         --            --           169
Accretion
attributable to
redeemable preferred
stock...............         --       72       --    --         (72)        --          --            --           (72)
Net loss............         --      --        --    --         --          --          --         (6,899)      (6,899)
                      ---------- ------- ---------   ---     ------     -------       -----      --------     --------
Balances, March 31,
1999 (unaudited)....  11,101,212 $39,979 4,314,904   $ 4     $3,959     $(1,144)      $(921)     $(30,257)    $(28,359)
                      ========== ======= =========   ===     ======     =======       =====      ========     ========

                See accompanying notes to financial statements.

                                Talk City, Inc.

                            Statements of Cash Flows
                                 (in thousands)

                          March 29, 1996    Years ended       Three months ended
                          (Inception) to    December 31,           March 31,
                           December 31,  -------------------  --------------------
                               1996        1997      1998       1998       1999
                          -------------- --------  ---------  ---------  ---------
                                                                  (unaudited)
Cash flows from
 operating activities:
 Net loss...............     $ (1,308)   $ (6,391) $ (15,659) $  (2,891) $  (6,899)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation...........           15         125        347         70        162
 Stock compensation
  expense...............          --           30        353         46        169
 Common stock warrants
  issued pursuant to the
  loan financing........          --          --         490        --         --
 Noncash advertising and
  promotional charges...          --          --       2,890      1,039      1,410
 Provision for accounts
  receivable allowance..          --          --         100        --         --
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...          (10)       (111)      (742)       (45)      (449)
  Prepaid expenses and
   other current
   assets...............           (1)        (66)        67         13        (47)
  Accounts payable and
   accrued liabilities..          290         110      1,181         54      1,005
                             --------    --------  ---------  ---------  ---------
 Net cash used in
  operating activities..       (1,014)     (6,303)   (10,973)    (1,714)    (4,649)
                             --------    --------  ---------  ---------  ---------
Cash flows from
 investing activities:
  Purchases of property
   and equipment........         (137)       (550)      (797)      (218)      (531)
  Purchases of short-
   term investments.....          --          --      (5,740)       --         --
  Other assets..........          --          (22)       (22)       --          (4)
                             --------    --------  ---------  ---------  ---------
Net cash used in
 investing activities...         (137)       (572)    (6,559)      (218)      (535)
Cash flows from
 financing activities:
  Proceeds from sale of
   redeemable preferred
   stock, net of
   issuance costs.......       10,035         --      21,197        --         --
  Proceeds from issuance
   of common stock......           46         --           5        --         --
  Proceeds from loan
   financing, net of
   issuance costs.......          --          --       2,903        --         --
  Repayment of loan
   financing............          --          --        (331)       --         --
  Proceeds from notes
   payable..............          --          --         491        --         --
  Repayment of notes
   payable..............          --          --         (91)       --         (29)
                             --------    --------  ---------  ---------  ---------
Net cash provided by
 financing activities...       10,081         --      24,174        --         (29)
                             --------    --------  ---------  ---------  ---------
Net (decrease) increase
 in cash and cash
 equivalents............        8,930      (6,875)     6,642     (1,932)    (5,213)
Cash and cash
 equivalents at
 beginning of period....          --        8,930      2,055      2,055      8,697
                             --------    --------  ---------  ---------  ---------
Cash and cash
 equivalents at end of
 period.................     $  8,930    $  2,055  $   8,697  $     123  $   3,484
                             ========    ========  =========  =========  =========
Cash paid during the
 period for interest....     $    --     $    --   $     113  $     --   $      16
                             ========    ========  =========  =========  =========
Supplemental disclosure
 of noncash financing
 activities:
 Accretion of redeemable
  convertible preferred
  stock and warrants....     $      8    $     38  $     558  $      20  $      72
                             ========    ========  =========  =========  =========
 Common stock issued for
  notes receivable......     $    205    $    --   $     128  $     128  $     618
                             ========    ========  =========  =========  =========
 Issuance of stock and
  warrants for
  advertising and
  promotional services..     $    --     $    --   $   5,140  $   1,577  $     904
                             ========    ========  =========  =========  =========
 Issuance of preferred
  stock for conversion
  of loan financing.....     $    --     $    --   $   2,572  $     --   $     --
                             ========    ========  =========  =========  =========
 Deferred compensation
  related to option
  grants................     $     89    $    --   $     892  $     223  $     715
                             ========    ========  =========  =========  =========


                See accompanying notes to financial statements.

                                Talk City, Inc.

                         Notes to Financial Statements
       (information with respect to March 31, 1998 and 1999 is unaudited)

(1) Description of Business and Nature of Operations

  Talk City, Inc. (the Company), incorporated in March 1996, is a provider of online communities and interactive services for businesses and consumers. The Company offers businesses a wide range of services to help them develop and expand online relationships with customers, suppliers and employees. These services include designing fully integrated, customized communities, producing online events, conducting online market research and facilitating online meetings. For consumers, the Company operates a network of online communities located at www.talkcity.com. This network includes 20 topical categories, over 50 themed communities, 50 co-branded network participant communities and thousands of user generated communities. These communities offer services such as moderated chat, home pages, special event production, message boards and online event guides. The Company generates revenues by selling business services and advertising and sponsorships on its Web sites to corporations of various sizes within several industries.

(2) Summary of Significant Accounting Policies

  (a) Interim Financial Statements

    The interim financial statements of the Company for the three months ended March 31, 1998 and 1999, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

    In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at March 31, 1999, and the results of its operations and its cash flows for the three months ended March 31, 1998 and 1999. Results for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the entire year.

  (b) Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (c) Cash Equivalents and Short-Term Investments

    Cash equivalents consist of instruments with maturities of three months or less at the time of purchase.

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)


    The Company has classified its cash equivalents and short-term investments as "available for sale." Such investments are carried at fair value, based on the quoted market prices, and unrealized gains and losses, if material, are reported as a separate component of accumulated other comprehensive income (loss) in stockholders' deficit. The cost of securities sold is based on the specific identification method. Realized and unrealized gains and losses were not material during all periods presented.

  (d) Property and Equipment

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the equipment, generally three to five years.

  (e) Long Lived Assets

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such amounts are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (f) Fair Value of Financial Instruments

    The fair values of the Company's cash, cash equivalents, short-term investments, accounts receivable, accounts payable and notes payable approximate their carrying values due to the short maturity or variable rate structure of those instruments. The Company does not have any foreign currency hedging or other derivative financial instruments as of December 31, 1998.

  (g) Concentration of Credit Risk

    Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short term investments and trade accounts receivable. The Company maintains cash and cash equivalents with one domestic financial institution. From time to time, the Company's cash balances with its financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

    The Company's customers are concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information; to date, such losses have been within management's expectations. As of December 31, 1998 and March 31, 1999, the allowance for bad debts was $100,000.

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)


  (h) Revenue Recognition

    To date, the Company's revenues have been derived primarily from the sale of business services and sponsorship and advertising contracts.

    Business services revenues are derived principally from contracts relating to one or more events and contracts relating to a period of time up to two years in which the Company designs customized communities, produces online events, conducts market research, and facilitates online meetings for customers. Business services revenues are recognized as the events are run or ratably over the term of the contract period which coincides with when the services are performed, provided that collection of the receivable is probable.

    Sponsorship contracts integrate traditional advertising with content designed to support broad marketing objectives, including brand promotion, awareness, and product introductions. Advertising revenues are derived principally from short-term advertising contracts in which the Company delivers banner advertisements on its online properties over a specified period of time for a fixed fee. The Company's contracts typically are short-term agreements that guarantee a minimum number of impressions or pages to be delivered to users over a specified period of time. Revenues from these contracts are recognized in the period in which the advertisement is displayed or the event is run, provided that no significant Company obligations remain. The amount of revenue recognized each period is based on the lesser of the ratio of impressions delivered over total guaranteed impressions or the ratable amortization over the term of the contract.

    In certain instances where the Company contracts with third party sales agents for the sale of advertising, the Company recognizes the revenues from such transactions net of the related commission paid to the agent.

  (i) Product Development and Programming

    Product development and programming expenses consist primarily of salaries, payroll taxes and benefits and expenditures related to editorial content, community management and support personnel, server hosting costs and software development and operations expenses. Costs related to the development of new products and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs because such costs have not been significant.

  (j) Advertising Expense

    The cost of advertising is expensed as incurred. Such costs totaled approximately $122,000, $1,245,000, $7,410,000, $1,154,000 and $4,162,000
  for the period from inception to December 31, 1996, the years ended December 31, 1997 and 1998, and the three months ended March 31, 1998 and 1999, respectively. For the year ended December 31, 1998 and the three

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)

  months ended March 31, 1998 and 1999, these costs included $2,890,000, $1,039,000, and $1,410,000, respectively, of noncash advertising and promotional charges pursuant to the NBC and Hearst advertising and operating agreements. See Note 3--Advertising and Operating Agreements.

  (k) Income Taxes

    The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  (l) Stock-Based Compensation

    The Company accounts for its stock-based compensation arrangements with employees using the intrinsic-value method pursuant to Accounting Principles Board (APB) Opinion No. 25. As such, compensation expense is recorded on the date of grant when the fair value of the underlying common stock exceeds the exercise price for stock options or the purchase price for the issuance or sales of common stock. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 123, the Company discloses the pro forma effects of using the fair value method of accounting for stock-based compensation arrangements. See Note 6--Capitalization.

    The Company accounts for stock-based compensation arrangements with nonemployees in accordance with the Emerging Issues Task Force Abstract
  (EITF) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Accordingly, unvested options held by nonemployees are subject to revaluation at each balance sheet date based on the then current fair market value.

    Unearned deferred compensation resulting from employee and nonemployee option grants is amortized on an accelerated basis over the vesting period of the individual options, generally four years in accordance with Financial Accounting Standards Board Interpretation No. 28.

  (m) Comprehensive Loss

    The Company has no significant components of other comprehensive loss, and accordingly, the comprehensive loss is the same as the net loss for all periods.

  (n) Net Loss Per Share

    Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock. Diluted net loss per shares is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the if-converted basis. All potential common shares have been

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)

  excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive.

    Diluted net loss per share does not include the effect of the following antidilutive common equivalent shares (in thousands):

                                  March 29, 1996  Years ended    Three months
                                  (Inception) to December 31,  ended March 31,
                                   December 31,  ------------- ----------------
                                       1996       1997   1998   1998     1999
                                  -------------- ------ ------ ------- --------
   Stock options................        133         675    343     233      395
   Unvested common stock subject
    to repurchase...............        937         647    752   1,038      817
   Preferred and common stock
    warrants....................        --          --   1,311     375    1,306
   Redeemable convertible
    preferred stock (as if
    converted)..................        679       3,795  6,467   4,005   11,081
                                      -----      ------ ------ ------- --------
                                      1,749       5,117  8,873   5,651   13,599
                                      =====      ====== ====== ======= ========

  (o) Segment Reporting

    During 1998, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS 131 establishes annual and interim reporting standards for operating segments of a company. The statement requires disclosures of selected segment-related financial information about products, major customers, and geographic areas. The Company has one operating segment because it is not organized by multiple segments for purposes of making operating decisions or assessing performance. The chief operating decision maker evaluates performance, makes operating decisions, and allocates resources based on financial data consistent with the presentation in the accompanying financial statements.

    The Company's revenues have all been earned from customers in the United States. In addition, all operations and assets are based in the United States. Revenues from one major customer was $229,000 in 1998. Total receivables from this customer were $171,000 at December 31, 1998.

  (p) Recent Accounting Pronouncements

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

    In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)

  instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement does not apply to the Company as the Company currently does not have any derivative instruments or hedging activities.

(3) Advertising and Operating Agreements

 Advertising Agreements

  The Company entered into three separate agreements with the National Broadcasting Company (NBC) whereby NBC provides the Company with advertising time and promotes the Company's services on television, primarily during prime time programs, in exchange for preferred stock and warrants described as follows:

  (i) On April 22, 1998, the Company issued 213,675 shares of Series C Redeemable Convertible Preferred Stock (Series C Stock) at a price of $4.68 per share, which converts into 250,000 shares of common stock, in exchange for advertising spots provided by NBC.

  (ii) On August 31, 1998, the Company issued 170,940 shares of Series C Stock at a price of $4.68 per share, which converts into 200,000 shares of common stock, and warrants to purchase 125,000 shares of Series D Redeemable Convertible Preferred Stock (Series D Stock) with an exercise price of $6.00 per share in exchange for advertising spots provided by NBC. The warrant is exercisable at any time prior to August 31, 2003 and is valued at approximately $425,000 using the Black Scholes option pricing model.

  (iii) On August 21, 1998, the Company entered into a letter agreement whereby NBC will provide the Company with the use of advertising spots having an aggregate discounted rate card value of $2,400,000 in exchange for 600,000 shares of Series D Stock valued at $4.00 per share and warrants to purchase 266,667 shares of Series D Stock with a weighted average exercise price of $8.44 per share (the Contingent Shares). For each $800,000 of advertising spots provided, the Company will issue 200,000 shares of Series D Stock and warrants to purchase 41,667, 125,000, and 100,000 shares of Series D Stock in the first, second, and third tranches, respectively. As of March 31, 1999, NBC had not provided any advertising spots pursuant to this agreement.

  On October 30, 1998, the Company entered into an agreement with the New Media and Technology division of Hearst Communications, Inc. (Hearst) whereby Hearst will provide advertising space to the Company in selected national publications. The advertising has an aggregate discounted rate card value of $3,000,000 and will be provided in exchange for 750,000 shares of Series D Stock (the Contingent Shares). For every $4.00 of print advertising provided by Hearst, the Company will issue one share of Series D Stock. For the three months ended March 31, 1999, 171,303 shares were issuable to Hearst based on the value of the print advertising provided in the period. These shares are considered to be issued and outstanding for purposes of presentation in the accompanying balance sheet.

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)


  The Company charged approximately $2,228,000, $1,000,000, and $695,000 for the year ended December 31, 1998 and for the three months ended March 31, 1998 and 1999, respectively, to noncash advertising and promotional charges in the statement of operations pursuant to the above arrangements. The value of the advertising spots was determined based on the fair value of the equity instruments on the date the advertising was provided. In accordance with EITF No. 96-18, the Contingent Shares and related advertising expense will be determined based on the fair value of the common stock and warrants exchanged for the services received. The estimated value of the advertising incurred in each period based on rates discounted from the respective rate card was approximately $1,800,000, $1,000,000 and $580,000 for the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999, respectively.

  In April 1999, the Company amended the NBC and Hearst advertising agreements. See Note 11--Subsequent Events.

 Operating Agreements

  During 1998, the Company entered into two operating agreements with NBC Multimedia whereby the Company and NBC Multimedia jointly produce, market, and promote the Company's online properties and involves the integration of the Company's and NBC Multimedia's Web sites over a period of two to three years. In connection with these agreements, the Company issued preferred stock and warrants to NBC Multimedia as follows:

  (i) The Company executed an operating agreement whereby the Company issued a warrant to purchase 375,000 shares of common stock with an exercise price of $4.00 per share. The warrant is exercisable at any time prior to its expiration in April 2003. Of the shares issuable upon exercise of the warrants, 50% and 25% are subject to cancellation, if not previously exercised, in the event that NBC Multimedia cancels the agreement for convenience prior to February 25, 1999 and February 25, 2000, respectively (the Variable Warrants). The warrant was initially valued at approximately $630,000 using the Black-Scholes option pricing model.

  (ii) The Company executed an operating agreement whereby the Company issued 500,000 shares of Series D Stock valued at $4.00 per share and a warrant to purchase 130,556 shares of Series D Stock with a weighted average exercise price of $7.66 per share. The warrant is exercisable at any time prior to its expiration in August 2003. Of the shares issuable upon exercise of the warrant, 25% are subject to cancellation, if not previously exercised, in the event that NBC Multimedia cancels the agreement for convenience prior to August 21, 2001 (the Variable Warrants). The warrant was initially valued at approximately $439,000 using the Black-Scholes option pricing model.

  The total value attributed to the operating agreements is being amortized ratably over the term of the respective agreements, which coincides with when the services are received. For the year ended December 31, 1998 and for the three months ended March 31, 1998 and 1999, amortization expense related to these agreements of approximately $663,000,

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)

$39,000 and $715,000, respectively, was recorded to noncash advertising and promotional charges in the statement of operations. In accordance with EITF No. 96-18, the Variable Warrants are subject to revaluation at each balance sheet date based on the then current fair value through the date the related cancellation or repurchase rights lapse. As of December 31, 1998 and March 31, 1999, the unamortized value attributable to the noncancelable preferred stock and warrants of $2,253,000 and $2,454,000, respectively, has been recorded in other assets.

  In April 1999, the Company amended the NBC Multimedia operating agreements. See Note 11--Subsequent Events.

(4) Financial Statement Components

(a) Cash Equivalents and Short-Term Investments

  The following is a summary of cash equivalents and short-term investments as of December 31, 1997 and 1998 (in thousands):

                                                                  December 31,
                                                                 --------------
                                                                  1997   1998
                                                                 ------ -------
   Cash equivalents:
     Money markets funds........................................ $  --  $    21
     Commercial paper...........................................  1,807   4,445
     Auction rate securities....................................    --    1,300
     Corporate notes............................................    --    2,347
                                                                 ------ -------
                                                                  1,807   8,113
                                                                 ------ -------
   Short-term investments:
     Commercial paper...........................................    --      980
     Corporate notes............................................    --    4,760
                                                                 ------ -------
                                                                    --    5,740
                                                                 ------ -------
                                                                 $1,807 $13,853
                                                                 ====== =======

  As of December 31, 1997 and 1998, the contractual maturities of all debt securities in the Company's portfolio, except auction-rate securities, were less than one year. The contractual maturities for the auction-rate securities exceed 10 years. However, the Company has the option of adjusting the interest rates or liquidating these investments on their respective reset dates, which occur every 90 days or less.

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)


(b) Property and Equipment

  Property and equipment consisted of the following as of December 31, 1997 and 1998 (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                  1997   1998
                                                                  -------------
   Computer equipment............................................ $ 664  $1,435
   Furniture and fixtures........................................    23      50
                                                                  ----- -------
                                                                    687   1,485
   Less accumulated depreciation.................................   139     486
                                                                  ----- -------
                                                                  $ 548 $   999
                                                                  ===== =======

(c) Interest Income (Expense), Net

  Interest income (expense), net consisted of the following (in thousands):

                                                   March 29, 1996 Years ended
                                                   (Inception) to December 31,
                                                    December 31,  ------------
                                                        1996      1997   1998
                                                   -------------- ------------
   Interest income................................      $36       $ 339 $  241
   Interest and other expense.....................      --          --    (608)
                                                        ---       ----- ------
                                                        $36       $ 339 $ (367)
                                                        ===       ===== ======

  Included in interest expense in 1998 is the value associated with the common stock warrants issued to the holders of the notes totaling $490,000. See Note 6--Capitalization.

(5) Notes Payable

  The Company has an equipment line of credit with a financial institution that provides up to $2,000,000 in borrowings, bears interest at a rate determined on the draw date, and currently expires in April 2002. The line of credit is secured by the Company's fixed assets. As of December 31, 1998, $400,000 was outstanding under this agreement with the principal amount due in 48 monthly installments beginning in May 1998. These amounts bear interest at a fixed rate of approximately 20%.

  The aggregate principal payments due under the line of credit subsequent to December 31, 1998 are as follows: 1999, $127,000; 2000, $152,000; 2001,
$93,000; and 2002, $28,000.

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)


(6) Capitalization

(a) Redeemable Convertible Preferred Stock

  A summary of redeemable convertible preferred stock as of December 31, 1998 follows:

                                            Noncumulative Liquidation Redemption
                                  Shares      dividend    preference    price
                                outstanding   per share    per share  per share
                                ----------- ------------- ----------- ----------
   Series A....................    150,000      $0.16        $2.00      $2.00
   Series A1...................    350,000       0.16         2.00       2.00
   Series B....................  3,294,785       0.22         2.80       2.80
   Series C....................    384,615       0.38         4.68       4.68
   Series D....................  6,750,509       0.32         4.00       4.00
                                ----------
                                10,929,909
                                ==========

  At any time after November 30, 2001, following the written request of the holders of a majority of the then outstanding shares of preferred stock, the Company must redeem all or any part of the then outstanding shares of preferred stock for cash at the greater of the redemption price or the then current fair market value.

  Each share of the Series A, A1, B, and D redeemable preferred stock is convertible into common stock at a rate of 1.00 shares of common stock for one share of preferred stock and is subject to certain adjustments for antidilution. Pursuant to antidilution adjustments, the Series C Stock is convertible at a rate of 1.17 shares of common stock for 1 share of Series C Stock. The redeemable preferred stock automatically converts to common stock upon completion of a public offering of the Company's common stock or at such time as the Company receives the consent of the majority of the holders of each series of the preferred stock. The holders of the redeemable preferred stock are entitled to the number of votes equal to the number of shares of common stock on an "as if converted" basis.

  No dividends have been declared or paid on either the preferred stock or common stock since inception of the Company.

  The Company borrowed approximately $2,900,000 under a convertible loan arrangement from April 1998 through August 1998. Advances were at an interest rate of 9% per annum. In connection with the issuance of the Series D Stock in September 1998, notes of $2,634,000, including accrued interest, were converted into 658,476 shares of Series D Stock and the remaining notes were repaid in full.

(b) Common Stock

  As of December 31, 1998, the Company has reserved 10,994,812 shares of common stock for the future conversion of the Series A through D Preferred Stock.

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)


  The Company has issued to the Company's founders 2,300,000 shares of common stock, which are subject to repurchase on termination of employment. As of December 31, 1998, 468,520 shares were subject to repurchase. Such repurchase rights terminate upon the completion of a public offering of the Company's common stock.

  Option holders have exercised options to purchase shares of restricted common stock in exchange for stockholder promissory notes. The notes are secured by the underlying shares of common stock and were issued with full recourse rights. The notes bear interest at 6% and expire on various dates ranging from November 2006 to March 2009. The Company has the right to repurchase all unvested shares purchased by the notes at the original exercise price in the event of employee termination. The number of shares subject to this repurchase right decreases as the shares vest under the original option terms, generally over four years. As of December 31, 1998 and March 31, 1999, there were 732,979 and 855,684 shares, respectively, subject to repurchase. These options were exercised at prices ranging from $0.02 to $0.60 with a weighted average exercise price of $0.26 per share. The options exercised to date have a weighted average fair value of $0.28 per share.

(c) Stock Option Plan

  The Company's 1996 Stock Option Plan (the 1996 Plan) provides for stock options to be granted to employees, independent contractors, officers, and directors. Options are generally granted at an exercise price which approximates 100% of the estimated fair market value per share at the date of grant, as determined by the Company's Board of Directors. All options are granted at the discretion of the Company's Board of Directors and have a term not greater than 10 years from the date of grant. Options issued generally vest ratably over 4 years, 25% one year after the grant date and the remainder at a rate of 1/36 per month thereafter.

  A summary of stock option activity follows:

                                     1996                  1997                 1998
                             --------------------- -------------------- --------------------
                                          Weighted             Weighted             Weighted
                                          average              average              average
                               Options    exercise   Options   exercise   Options   exercise
                             outstanding   price   outstanding  price   outstanding  price
                             -----------  -------- ----------- -------- ----------- --------
   Outstanding at beginning
    of period..............         --      $--      207,750    $0.20     674,801    $0.26
   Options granted.........   1,823,200     0.24     520,551     0.28     315,623     0.92
   Options exercised.......  (1,612,200)    0.32         --       --     (534,519)    0.26
   Options canceled........     (3,250)     0.20     (53,500)    0.28    (112,907)    0.38
                             ----------              -------             --------
   Outstanding at end of
    year...................     207,750     0.20     674,801     0.26     342,998     0.82
                             ==========              =======             ========
   Shares available for
    future grant...........     805,050              488,000              315,336
                             ==========              =======             ========

  In connection with its grants of options, the Company has recognized unearned deferred compensation expense of $892,000 for the year ended December 31, 1998. Of this amount, $618,000

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)

related to 301,623 options granted to employees with exercise prices below the deemed fair market value of the common stock. The weighted average exercise price and weighted average fair value for these options were $0.78 and $2.82, respectively. The remaining $274,000 relates to the value of option grants to non-employees determined using the Black-Scholes option pricing model.

  The following table summarizes information about stock options outstanding at December 31, 1998:

                         Options outstanding           Options Vested
                  --------------------------------- ---------------------
                               Weighted-
                                average
       Range                   remaining  Weighted-             Weighted-
        of                    contractual  average               average
     exercise       Number       life     exercise    Number    exercise
      prices      outstanding   (years)     price   outstanding   price
     --------     ----------- ----------- --------- ----------- ---------
      $0.20-0.40    265,374      8.99       $0.30     149,110     $0.28
       2.00          40,500      9.81        2.00         --        --
       3.00-4.00     37,124      9.91        3.32         --        --
                    -------                           -------
                    342,998      9.18        0.82     149,110      0.28
                    =======                           =======

  The Company uses the intrinsic-value method in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized in the financial statements, except for those options issued with exercise prices at less than fair market value at date of grant. Had compensation costs been determined in accordance with SFAS No. 123 for all of the Company's stock based compensation plans, net loss and basic and diluted net loss per share would not have been materially impacted.

  The weighted-average fair value of employee stock options granted during 1996, 1997, and 1998 was $0.06, $0.08 and $2.02, respectively. The fair value of employee options granted was estimated on the date of grant using the minimum value method. The following weighted-average assumptions were used in the employee and nonemployee calculations for 1996, 1997, and 1998:
(i) dividend yield of 0%; (ii) expected volatility of 0% for employees and 45% in 1996 and 1997 and 135% in 1998 for nonemployees; (iii) weighted average risk-free interest rate of approximately 6% in 1996 and 1997 and 5% in 1998; and (iv) expected life of three years for employees and ten years for nonemployees.

(d) Preferred Stock Subscribed and Warrants

  In August and October 1998, the Company agreed to issue 600,000 and 750,000 shares of the Series D Stock in exchange for television and print advertising, respectively. In addition, the Company agreed to issue warrants to purchase 266,667 shares of Series D stock associated with the August 1998 advertising agreement. As the associated advertising services have not yet been provided, these shares and warrants were not issued as of December 31, 1998. As of March 31, 1999, 171,303 shares were issuable pursuant to these agreements based on advertising provided to date. Although these shares were not delivered until April 15, 1999, they are considered issued and

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)

outstanding at March 31, 1999 for purposes of presentation in the accompanying balance sheet. See Note 3--Advertising and Operating Agreements.

  In connection with the Series D Stock issuance, the Company issued warrants to two investment banking firms to purchase 123,830 shares of Series D Stock with an exercise price of $4.00 per share. The warrants are exercisable any time prior to September 14, 2003 and are valued at approximately $438,000 using the Black-Scholes option pricing model. The fair value of the warrants was deemed to be a direct financing cost associated with the Series D Stock issuance and was accreted to Redeemable Convertible Preferred Stock in 1998 and has been presented as an increase in the net loss applicable to common stockholders in the 1998 statement of operations.

  In connection with the NBC operating and advertising agreements, the Company issued warrants to purchase 375,000 shares of common stock and 255,556 shares of the Series D Stock. See Note 3--Advertising and Operating Agreements.

  In connection with the convertible loan financing, the Company issued warrants to purchase 290,300 shares of common stock with an exercise price of $3.00 per share. The warrants may be exercised at any time prior to the fifth anniversary of the issuance of the warrants, ranging from April 2003 through July 2003. The warrants are valued at approximately $490,000 using the Black-Scholes option pricing model. The fair value of the warrants was deemed to be additional interest expense and charged to Interest Income (Expense), Net in 1998.

  The following weighted-average assumptions were used in estimating the fair value of the warrants issued in 1998: (i) dividend yield of 0%; (ii) expected volatility of 135%; (iii) weighted average risk-free interest rate of approximately 5%; and (iv) expected life of five years.

(7) Income Taxes

  Income tax expense of $800, $800, and $8,000 in 1996, 1997 and 1998, respectively, consisted of minimum state income taxes.

  The reconciliation between the amount computed by applying the U. S. federal statutory tax rate of 34% to the net loss and the actual provision for income taxes for the periods ending December 31, 1996, 1997 and 1998, follows (in thousands):

                                                       1996    1997     1998
                                                       -----  -------  -------
   Income tax benefit at statutory rate............... $(445) $(2,173) $(5,270)
   State income tax, net of federal benefit...........     1        1        8
   Current year net operating loss and temporary
    differences for which no benefit has been
    recognized........................................   439    2,153    4,969
   Other..............................................     6       20      301
                                                       -----  -------  -------
       Total.......................................... $   1  $     1  $     8
                                                       =====  =======  =======

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)


  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1997 and 1998, are as follows (in thousands):

                                                                1997     1998
                                                               -------  -------
   Deferred tax assets:
     Net operating loss carryforwards......................... $ 3,068  $ 8,812
     Preferred and common stock warrants......................     --       582
     Property and equipment...................................     202      179
     Research credit carryforwards............................      97      233
     Other....................................................     --       117
                                                               -------  -------
       Total gross deferred tax assets........................   3,367    9,923
   Valuation allowance........................................  (3,367)  (9,923)
                                                               -------  -------
       Total net deferred tax assets.......................... $   --   $   --
                                                               =======  =======

  Management has established a full valuation allowance against its net deferred tax assets because it is more likely than not that sufficient taxable income will not be generated during the 15-year carryforward period. The net increase in total valuation allowance for the years ended December 31, 1997 and 1998 was approximately $2,826,000 and $6,556,000, respectively.

  The Company has net operating loss carryforwards for federal and California income tax purposes of approximately $20,762,000 and $19,842,000, respectively, available to reduce future taxable income subject to income taxes. The net operating loss carryforwards for federal and California income tax purposes expire beginning in 2011 and 2004, respectively.

  The Internal Revenue Code of 1986 and the California Conformity Act of 1987 substantially restrict the ability of a corporation to utilize existing net operating losses and credits in the event of an "ownership change." The issuances of preferred stock have resulted in multiple ownership changes since inception of the Company. Approximately $16,800,000 of the federal net operating loss carryforward will be subject to an annual limitation in the amount of $1,700,000. Any unused annual limitation can be carried over and added to the succeeding year's annual limitation within the allowable carryforward period. Future changes in ownership may result in additional limitations.

  The Company also has research credit carryforwards for federal and California income tax return purposes of approximately $151,000 and $82,000, respectively, available to reduce future income taxes. The federal research credit carryforward expires in years 2011, 2012, and 2018. The California research credit carryforward can be utilized indefinitely.

(9) Commitments

 Operating Leases

  The Company leases its facilities under noncancelable operating leases expiring at various dates through 2004. Rent expense was approximately $63,000, and $211,000 for the years ended December 31, 1997 and 1998.

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)


  Future minimum lease payments under noncancelable operating leases as of December 31, 1998 are as follows (in thousands):

   1999................................................................. $  402
   2000.................................................................    414
   2001.................................................................    427
   2002.................................................................    437
   2003 and thereafter..................................................    102
                                                                         ------
       Total minimum lease payments..................................... $1,782
                                                                         ======

(10) Retirement Plan

  Effective January 1997, the Company established a qualified 401(k) Plan (the
Plan) available to all employees who meet the Plan's eligibility requirements. Participants may elect to contribute a percentage of their compensation to this Plan up to a statutory maximum amount. The Company may make matching contributions to the Plan on a discretionary basis. The Company has not made any contributions to the Plan in 1997, 1998 or the three months ended 1999.

(11) Subsequent Events

 Amendment of NBC and Hearst Agreements

  On April 15, 1999, the Board of Directors amended the advertising and operating agreements with NBC and Hearst to effect the immediate issuances of the warrants and shares of preferred stock as follows:

  . 600,000 shares of Series D Stock and warrants to purchase 266,667 shares of Series D Stock pursuant to the NBC advertising agreement dated August 21, 1998;

  . 750,000 shares of Series D Stock pursuant to the Hearst advertising agreement;

  . A warrant to purchase 375,000 shares of common stock in exchange for and upon cancellation of the previous warrant issued to NBC pursuant to the operating agreement dated February 27, 1998; and,

  . Warrants to purchase 130,556 shares of Series D Stock in exchange for and upon cancellation of the previous warrants issued to NBC pursuant to the operating agreement dated August 21, 1998.

  All the warrants and preferred stock issued pursuant to the above are noncancelable and nonforfeitable. Accordingly, the fair market value of these instruments will be measured and fixed on the date of issuance. The fair value of the preferred stock and warrants of $11.5 million issued in connection with the advertising agreements, excluding the 171,303 shares related to the Hearst agreement accounted for as of March 31, 1999 (see Note 3), will be recorded to Other Assets and charged to operations as the advertisements are run. The fair value of the common stock warrants of

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)

$349,000 (valued as of March 31, 1999) will be recorded in Other Assets in April 1999 and amortized over the remaining term of the respective operating agreements. Subsequent to March 31, 1999, noncash charges of approximately $14,300,000 will be charged to operations as the related advertising is run or promotional services are received, of which the Company expects to incur $12,900,000 million in the year ending December 31, 1999. Of the $14,300,000 in total noncash charges, $11,500,000 is attributable to the advertising agreements and $2,800,000 is attributable to the operating agreements. At March 31, 1999 approximately $2,450,000 relating to the operating agreements was recorded in Other Assets. These amounts were determined based on the fair value of the Series E Redeemable Convertible Preferred Stock issued on the same date.

 Series E Redeemable Convertible Preferred Stock

  On April 15, 1999, the Company issued 2,499,882 shares of Series E Redeemable Convertible Preferred Stock (Series E) at a purchase price of $8.00 per share for total proceeds of approximately $20.0 million. Holders of Series E preferred stock are entitled to receive annual noncumulative dividends at the rate of $0.32 per share. Each outstanding share is convertible on a one for one basis. Upon liquidation, the holders of Series E preferred stock are entitled to receive $8.00 per share. Holders of Series E are subject to all other rights and preferences of the previously issued preferred stock.

  The following unaudited pro forma financial information presents the financial position of the Company as if the amendments to the NBC and Hearst Agreements and the issuance of the Series E Redeemable Convertible Preferred Stock occurred on March 31, 1999:

                                                                        Pro
                                                             Actual    Forma
                                                            --------- --------
   Cash, cash equivalents and short-term investments....... $   9,224 $ 29,223
   Working capital.........................................     7,768   39,250
   Total assets............................................    14,572   46,403
   Long-term obligations, net of current portion...........       237      237
   Redeemable convertible preferred stock and warrants.....    39,979   71,461
   Total stockholders' deficit.............................  (28,359)  (28,010)

 Initial Public Offering

  On April 23, 1999, the Board of Directors authorized the filing of a registration statement with the SEC that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO). If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO all of the then outstanding shares of the Company's Redeemable Convertible Preferred Stock will automatically convert into shares of common stock based on the respective conversion ratios.

 Reverse Stock Split and Reincorporation

  On April 23, 1999, the Board of Directors authorized a one for two reverse stock split of the Company's common stock and preferred stock and a reincorporation of the Company into the state of Delaware. As part of the reincorporation the common stock par value will be adjusted to equal

                                Talk City, Inc.

       (information with respect to March 31, 1998 and 1999 is unaudited)

$0.001 per share and to the number of common shares authorized will be increased to 100,000,000, effective prior to the closing of the Company's anticipated IPO. The share information in the accompanying financial statements has been retroactively restated to reflect the effect of this reverse stock split for all periods presented.

 Stock Plans

  The Board of Directors approved, on April 23, 1999, the 1999 Employee Stock Purchase Plan. The common stock available for sale under the plan shall be 500,000 plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2000 equal to the lesser of (i) 500,000 shares, (ii) 2% of the outstanding shares on such date, or (iii) a lesser amount determined by the Board.

  The Board of Directors also approved a 1999 Director Option Plan reserving 250,000 shares of common stock for issuance thereunder and an amendment and restatement to the 1996 Plan increasing the shares of common stock reserved for issuance thereunder by 750,000. The amendment and restatement of the 1996 Plan also provides for the automatic annual increase in the number of shares reserved for issuance under the 1996 Plan by the lesser of 750,000 shares, 4% of the then outstanding shares of common stock or a lesser an amount determined by the Board of Directors.

                              [INSIDE BACK COVER]

Text: 2,000 trained community leaders and moderators make the difference.
Text: Talk City's trained community leaders and moderators keep the service family-oriented, welcoming and friendly. Here are a few faces behind the nicknames. The following are paid moderators of Talk City.

 [This page will contain photos and personal profiles of five community leaders and moderators.]

Text: www.talkcity.com

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,500,000 Shares

                                  Common Stock

                                ---------------

                                   PROSPECTUS
                                       , 1999

                                ---------------


                                Lehman Brothers

                          Volpe Brown Whelan & Company

                           U.S. Bancorp Piper Jaffray

                            E*TRADE Securities, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    Part II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq listing fee.

                                                                       Amount
                                                                       To Be
                                                                        Paid
                                                                     ----------
   Registration Fee................................................. $   14,387
   NASD Fee.........................................................      5,675
   Nasdaq Listing Fee...............................................     95,000
   Legal Fees and Expenses..........................................    500,000
   Accounting Fees and Expenses.....................................    275,000
   Printing and Engraving Expenses..................................    125,000
   Blue Sky Fees and Expenses.......................................      5,000
   Transfer Agent Fees..............................................     10,000
   Miscellaneous....................................................     69,938
                                                                     ----------
     Total.......................................................... $1,100,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  As permitted by Section 145 of the Delaware General Corporation Law, the registrant's amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that: (1) the registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises at the registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding, except that it is not required to advance expenses to a person against whom the registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit;
(4) the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (5) the registrant may not retroactively amend the bylaw provisions in a way that it adverse to such directors, executive officers and employees in these matters.

  The registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as additional procedural protections. In addition, such indemnification agreements provide that the registrant's directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses, including attorney's fees, and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the registrant. The registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the registrant's board of directors or brought to enforce a right to indemnification under the indemnification agreement, the registrant's bylaws or any statute or law. Under the agreements, the registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless the registrant consents to such settlement; (3) with respect to any proceeding brought by the registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the registrant pursuant to the provisions of (S)16(b) of the Securities Exchange Act of 1934, and related laws; (5) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) on account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of the registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the registrant or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnification provision in the bylaws and the indemnification agreements entered into between the registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities arising under the Securities Act of 1933.

  Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                        Exhibit
   Document                                                             Number
   --------                                                             -------
   Form of Underwriting Agreement.....................................    1.1
   Amended and Restated Certificate of Incorporation of the
    registrant........................................................    3.1
   Form of Second Amended and Restated Certificate of Incorporation of
    the registrant to be filed upon closing of the offering...........    3.2
   Bylaws of registrant...............................................    3.3
   Form of Indemnification Agreement entered into by the registrant
    with each of its directors and executive officers.................   10.1

Item 15. Recent Sales of Unregistered Securities

  Since March 29, 1996, the registrant has issued and sold the securities described below.

  (a) From March 29, 1996, to April 30, 1999, the registrant issued and sold an aggregate of 2,019,954 shares of unregistered common stock to 30 directors, officers, employees, former employees and consultants at prices ranging from $0.02 to $5.00 per share, for aggregate cash consideration of approximately $958,938, of which approximately $916,400 is subject to outstanding promissory notes payable to the registrant. These shares were sold pursuant to the exercise of options granted by the board. As to each director, officer, employee, former employee and consultant of the registrant who was issued such securities, the registrant relied upon Rule 701 of the Securities Act of 1933. Each such person purchased securities of the registrant pursuant to a written contract between such person and the registrant. In addition, the registrant met the conditions imposed under Rule 701(b).

  (b) On April 1, 1996, the registrant sold in the aggregate 2,300,000 of unregistered common stock at a price per share of $0.02, which such amounts reflect a ten-for-one stock split approved by the board and stockholders in April and May of 1996, respectively, to Peter H. Friedman and Jenna Woodul, for aggregate cash consideration of $46,000. These shares were sold pursuant to repurchase agreements between the registrant and each such individual. As to each person issued such securities, the registrant relied upon Section 4(2) of the Securities Act of 1933.

  (c) On June 4, 1996, the registrant sold in the aggregate 150,000 shares of unregistered Series A preferred stock at a price per share of $2.00 to Joseph
A. Graziano for aggregate cash consideration of $300,000. The registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the sale of these shares.

  (d) On July 15, 1996, the registrant issued and sold in the aggregate 350,001 shares of unregistered Series A1 preferred stock at a price per share of $2.00 to certain investors for aggregate cash consideration of $700,000. These shares were sold pursuant to a Series A1 preferred stock purchase agreement between the registrant and such investors. The issuance was made in reliance upon
Section 4(2) of the Securities Act of 1933.

  (e) On November 20, 1996, the registrant sold in the aggregate 3,294,790 shares of unregistered Series B preferred stock at a price per share of $2.80 to certain investors for aggregate cash consideration of $9,225,400. The shares were sold pursuant to a Series B preferred stock purchase agreement between the registrant and such investors. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these shares. The sale of Series B preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

  (f) In April and July 1998, the registrant issued and sold (1) 40 unregistered convertible promissory notes in the aggregate principal amount of $2,903,000, (2) 40 unregistered warrants exercisable for an aggregate of 290,300 shares of unregistered common stock, at an exercise price per share of $3.00, and (3) in the aggregate 2,890 shares of unregistered senior preferred stock, pursuant to a bridge loan financing. The bridge notes, bridge warrants and senior preferred stock were issued to a limited number of investors pursuant to a note and warrant purchase agreement. Pursuant to their terms, the principal amount of the bridge notes, plus the accrued interest thereon, were convertible, at the option of the holders, into shares of the registrant's capital stock issued in the registrant's next equity financing simultaneously with the initial closing of such financing. The bridge warrants may be exercised in whole or in part at any time prior to five years from their respective date of issuance and may be exercised for cash or pursuant to a net exercise provision contained therein. The senior preferred stock entitled its holders to rights upon narrowly-defined acquisitions of the registrant. The senior preferred stock had no other rights and all outstanding shares of the senior preferred stock were automatically canceled and null and void as of the initial closing of the Series D preferred stock financing of the registrant. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of the bridge notes, bridge warrants and senior preferred stock were made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

  (g) On April 22, 1998, the registrant issued and sold in the aggregate 213,675 shares of Series C preferred stock, or 250,000 shares of unregistered common stock issuable upon conversion of the Series C preferred stock, at a price per share of $4.68, to National Broadcasting Company, Inc. in consideration for the broadcast by NBC television network of advertising spots prepared by the registrant over a time period mutually agreed upon by the registrant and NBC. The agreed upon aggregate consideration to the registrant was $1,000,000. The shares were sold pursuant to a Series C preferred stock purchase agreement. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these shares. The sale of Series C preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

  (h) On April 22, 1998, the registrant issued and sold an unregistered warrant to purchase 320,513 shares of unregistered common stock, with an exercise price per share of $4.68, to NBC Multimedia, Inc. in consideration for NBC Multimedia's agreement to include localized versions of the registrant's chat service among the list of primary services offered as part of NBC Interactive Neighborhood's menu of localized world wide web services. This warrant is referred to elsewhere in this registration statement as the Original Multimedia Warrant. The agreed upon aggregate consideration to the registrant was $1,500,000. The Original Multimedia Warrant was issued pursuant to a warrant purchase agreement. The Original Multimedia Warrant may be exercised in whole or in part at any time prior to April 22, 2003, and may be exercised for cash or pursuant to a net exercise provision contained therein. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of the Original Multimedia Warrant. The sale of the Original Multimedia Warrant was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

  (i) In August and September 1998, the registrant sold in the aggregate 5,592,035 shares of unregistered Series D preferred stock at a price per share of $4.00 to a limited number of investors for aggregate cash consideration of $22,368,132. The shares were sold pursuant to a Series D preferred stock purchase agreement. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these shares. The sale of the Series D preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

  (j) On August 25, 1998, simultaneously with the initial closing of the Series D preferred stock financing, the registrant issued in the aggregate 658,000 shares of unregistered Series D preferred stock, at a conversion price per share of $4.00, to the holders of the bridge notes in consideration for the cancellation of the principal and accrued interest on such notes as of August 24, 1998. In addition, all 1,445 outstanding shares of senior preferred stock were canceled and declared null and void as of such date. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these shares. The sale of the Series D preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

  (k) On August 31, 1998, the registrant issued and sold (1) in the aggregate 170,940 shares of unregistered Series C preferred stock, or 200,000 shares of common stock issuable upon conversion of such Series C preferred stock, at a price per share of $4.68, and (2) an unregistered warrant to purchase 125,000 shares of unregistered Series D preferred stock, with an exercise price per share of $6.00, to NBC in consideration for the broadcast by the NBC television network of advertising spots prepared by the registrant over a time period mutually agreed upon by the registrant and NBC. The agreed upon aggregate consideration to the registrant was $1,550,000. The shares and the warrant were issued pursuant to a Series C preferred stock, Series D preferred stock and warrant purchase agreement. The warrant may be exercised in whole or in part at any time prior to August 31, 2003 and may be exercised for cash or pursuant to a net exercise provision contained therein. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of the Series C preferred stock and warrant were made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters and that it was capable of evaluating the merits and risks of the investment.

  (l) On August 31, 1998, the registrant issued and sold (1) in the aggregate 500,000 shares of unregistered Series D preferred stock at a price per share of $4.00, and (2) an unregistered warrant to purchase 130,556 shares of unregistered Series D preferred stock, to NBC Multimedia in consideration for the execution and delivery of the operating agreement by and between the registrant and NBC Multimedia. The warrant has the following exercise prices per share: with respect to 55,555 of the shares, $6.00; with respect to 41,666 of the shares, $8.00; and with respect to 33,335 of the shares, $10.00. The agreed upon aggregate consideration to the registrant was $3,000,000. The shares and the warrant were issued pursuant to a Series C preferred stock, Series D preferred stock and warrant purchase agreement. The warrant may be exercised in whole or in part at any time prior to August 31, 2003 and may be exercised for cash or pursuant to a net exercise provision contained therein. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of the Series D preferred stock and warrant was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

  (m) On August 31, 1998, the registrant issued a new unregistered warrant to Multimedia, to replace the Original Multimedia Warrant, exercisable for 325,000 shares of unregistered common stock with a new exercise price per share of $4.00. This new warrant is referred to elsewhere in this registration statement as the New Multimedia Warrant. The New Multimedia Warrant was issued to Multimedia due to the anti-dilution provisions of the Original Multimedia Warrant. The New Multimedia Warrant may be exercised in whole or in part at any time prior to April 22, 2003, and may be exercised for cash or pursuant to a net exercise provision contained therein. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of the New Multimedia Warrant. The sale of the New Multimedia Warrant was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

  (n) On September 14, 1998, the registrant issued and sold three unregistered warrants exercisable for an aggregate of 123,830 shares of unregistered Series D preferred stock, at an exercise price per share of $4.00. The warrants were issued to Refco Securities, Inc. and Volpe Brown Whelan & Company. Each of the warrants may be exercised in whole or in part at any time prior to September 14, 2003 and may be exercised for cash only. The registrant relied on Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506 in connection with the sale of the securities. The sale of the warrants was made in compliance with all of the terms of Rule 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had knowledge and experience in financial and business matters and that it was capable of evaluating the merits and risks of the investment.

  (o) On April 15, 1999, the registrant issued and sold in the aggregate 750,000 shares of unregistered Series D preferred stock at a price per share of $4.00 to Hearst Communications, Inc. in consideration for the promotion of the registrant by Hearst through publication of advertisements in various Hearst magazines. The agreed upon consideration to the registrant was $3,000,000. The shares were sold pursuant to a Series D preferred stock purchase agreement, as amended. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these shares. The sale of the Series D preferred stock was made in compliance with all the terms of Rule 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and expertise in financial and business matter that it was capable of evaluating the merits and risks of the investment.

  (p) On April 19, 1999, the registrant issued and sold (1) in the aggregate 600,000 shares of unregistered Series D preferred stock, at a price per share of $4.00, and (2) an unregistered warrant to purchase 266,667 shares of unregistered Series D preferred stock, to NBC in consideration for the broadcast by the NBC television network of advertising spots prepared by the registrant over a time period mutually agreed upon by the registrant and NBC. The warrant has the following exercise prices per share: with respect to 41,667 of the shares, $6.00; with respect to 125,000 of the shares, $8.00; and with respect to 100,000 of the shares, $10.00. The agreed upon aggregate consideration to the registrant was $4,650,000. The shares and warrant were issued pursuant to a Series C preferred stock, Series D preferred stock and warrant purchase agreement, as amended. The warrant may be exercised in whole or in part at any time prior to April 19, 2004 and may be exercised for cash or pursuant to a net exercise provision contained therein. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of the Series D preferred stock and warrant was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

  (q) On April 23, 1999, the registrant issued and sold in the aggregate 2,499,884 shares of unregistered Series E preferred stock at price per share of $8.00 to a limited number of investors for aggregate cash consideration of $19,999,056. The shares were sold pursuant to a Series E preferred stock purchase agreement. The sale of the Series E preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

  (r) On April 23, 1999, the registrant issued and sold an unregistered warrant exercisable for an aggregate of 11,893 shares of unregistered Series E preferred stock, at an exercise price per share of $8.00. The warrant was issued to Volpe Brown Whelan & Company. The warrant may be exercised in whole or in part at any time prior to April 23, 2004 and may be exercised for cash only. The registrant relied on Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506 in connection with the sale of the warrant. The sale of the warrant was made in compliance with all of the terms of Rule 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had knowledge and experience in financial and business matters and that it was capable of evaluating the merits and risks of the investment.

  Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

    1.1  Form of Underwriting Agreement (draft dated June 1999).*

    3.1  Amended and Restated Certificate of Incorporation of registrant.*

    3.2 Form of Second Amended and Restated Certificate of Incorporation of registrant to be filed upon the closing of the offering made under the registration statement.*

    3.3  Bylaws of registrant.*

    4.1  Form of registrant's common stock certificate.*

    4.2  Third Amended and Restated Shareholders Rights Agreement, dated April
         23, 1999, between the registrant and the parties named therein, as amended on May 26, 1999.*

    5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.*

   10.1 Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.*

   10.2  1996A Stock Option Plan and related agreements.*

   10.3  Amended and Restated 1996 Stock Option Plan and related agreements.*

   10.4  1999 Employee Stock Purchase Plan.*

   10.5  1999 Director Option Plan.*

   10.6 Office Lease Agreement, dated May 21, 1997, by and between the registrant and The Manufacturers Life Insurance Company (U.S.A.).*

   10.7 Office Lease Agreement, dated February 28, 1999, by and between the registrant and SLG Graybar LLC.*

   10.8 Repurchase Agreement, dated November 20, 1996, as amended, by and between the registrant and Peter H. Friedman.*

   10.9 Repurchase Agreement, dated November 20, 1996, as amended, by and between the registrant and Jenna Woodul.*

   10.10 Stock Option Agreement, dated March 1, 1999, by and between the registrant and Jeffrey Snetiker.*

   10.11 Master Service Agreement, dated April 19, 1999, by and between the registrant and Frontier GlobalCenter.*

   10.12 Network Affiliation Agreement, dated March 1, 1998 by and between the registrant and 24/7 Media Inc.*+

   10.13 Content and Services Agreement, effective July 19, 1998, by and between the registrant and WebTV Networks, Inc.*+

   10.14 Contract, dated May 13, 1997, by and between the registrant and NFO
         Research.*+

   10.15 Operating Agreement, dated August 24, 1998, by and between the registrant and Cox Interactive Media, Inc.*+

   10.16 Hearst-Talk City Operating Agreement, dated April 20, 1999, by and between the registrant and Hearst New Media and Technology division, a division of Hearst Communications, Inc.*+

   10.17 Series D Preferred Stock Purchase Agreement, dated October 30, 1998, by and between the registrant and Hearst Communications, Inc., Hearst
         New Media & Technology division, as amended on April 15, 1999.*+

   10.18 NBC-Talk City Chat Services Agreement, dated August 21, 1998, by and between the registrant and NBC Multimedia, Inc., as amended on April
         19, 1999.*+

   10.19 Letter Agreement, dated February 25, 1998, by and between the registrant and NBC Multimedia, Inc., as amended on July 27, 1998 and April 19, 1999.*+

   10.20 Internet Profiles Corporation Custom Reporting Services Agreement, dated April 5, 1999, by and between the registrant and Internet
         Profiles Corporation.*
   10.21 Lease Agreement, dated May 5, 1999, by and between the registrant and Pruneyard Associates, LLC.*
   10.22 Consent of Media Metrix.**
   21.1  Subsidiaries of the registrant.*

   23.1  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1).*

   23.2  Consent of KPMG LLP, Independent Auditors.

   24.1  Power of Attorney.*

   27    Financial Data Schedule.*

--------
*  Previously filed.
** Previously filed exhibit no longer required to be filed.
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on this 13th day of July 1999.

                                          Talk City, Inc.

                                                 /s/ Peter H. Friedman
                                          By: _________________________________
                                                     Peter H. Friedman
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signatures                            Title                     Date
             ----------                            -----                     ----

      /s/ Peter H. Friedman           President and Chief Executive      July 13, 1999
_____________________________________  Officer (Principal Executive
          Peter H. Friedman            Officer)

      /s/ Jeffrey Snetiker            Senior Vice President, Chief       July 13, 1999
_____________________________________  Financial and Administrative
          Jeffrey Snetiker             Officer (Principal Financial
                                       and Accounting Officer)

                  *                   Director                           July 13, 1999
_____________________________________
         Kenneth A. Bronfin

                  *                   Director                           July 13, 1999
_____________________________________
         Joseph A. Graziano

                  *                   Director                           July 13, 1999
_____________________________________
        Thomas P. Hirschfeld

                  *                   Director                           July 13, 1999
_____________________________________
            John Sculley

                  *                   Director                           July 13, 1999
_____________________________________
          Barry M. Weinman

                  *                   Director                           July 13, 1999
_____________________________________
         Martin J. Yudkovitz

      /s/ Peter H. Friedman           Director                           July 13, 1999
*By: ________________________________
          Peter H. Friedman
          Attorney-in-fact

                                 Exhibit Index

  1.1  Form of Underwriting Agreement (draft dated June 1999).*
  3.1  Amended and Restated Certificate of Incorporation of registrant.*
  3.2  Form of Second Amended and Restated Certificate of Incorporation of
       registrant to be filed upon the closing of the offering made under the registration statement.*
  3.3  Bylaws of registrant.*
  4.1  Form of registrant's common stock certificate.*
  4.2  Third Amended and Restated Shareholders Rights Agreement, dated April
       23, 1999, between the registrant and the parties named therein, as amended on May 26, 1999.*
  5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*
 10.1  Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.*
 10.2  1996A Stock Option Plan and related agreements.*
 10.3  Amended and Restated 1996 Stock Option Plan and related agreements.*
 10.4  1999 Employee Stock Purchase Plan.*
 10.5  1999 Director Option Plan.*
 10.6  Office Lease Agreement, dated May 21, 1997, by and between the registrant and The Manufacturers Life Insurance Company (U.S.A.).*
 10.7  Office Lease Agreement, dated February 28, 1999, by and between the registrant and SLG Graybar LLC.*
 10.8  Repurchase Agreement, dated November 20, 1996, as amended, by and between the registrant and Peter H. Friedman.*
 10.9  Repurchase Agreement, dated November 20, 1996, as amended, by and between the registrant and Jenna Woodul.*
 10.10 Stock Option Agreement, dated March 1, 1999, by and between the registrant and Jeffrey Snetiker.*
 10.11 Master Service Agreement, dated April 19, 1999, by and between the registrant and Frontier GlobalCenter.*
 10.12 Network Affiliation Agreement, dated March 1, 1998 by and between the registrant and 24/7 Media Inc.*+
 10.13 Content and Services Agreement, effective July 19, 1998, by and between the registrant and WebTV Networks, Inc.*+
 10.14 Contract, dated May 13, 1997, by and between the registrant and NFO
       Research.*+
 10.15 Operating Agreement, dated August 24, 1998, by and between the registrant and Cox Interactive Media, Inc.*+
 10.16 Hearst-Talk City Operating Agreement, dated April 20, 1999, by and between the registrant and Hearst New Media and Technology division, a division of Hearst Communications, Inc.*+
 10.17 Series D Preferred Stock Purchase Agreement, dated October 30, 1998, by and between the registrant and Hearst Communications, Inc., Hearst New
       Media & Technology Division, as amended on April 15, 1999.*+
 10.18 NBC-Talk City Chat Services Agreement, dated August 21, 1998, by and between the registrant and NBC Multimedia, Inc., as amended on April 19,
       1999.*+
 10.19 Letter Agreement, dated February 25, 1998, by and between the registrant and NBC Multimedia, Inc., as amended on July 27, 1998 and April 19,
       1999.*+
 10.20 Internet Profiles Corporation Custom Reporting Services Agreement, dated
       April 5, 1999, by and between registrant and Internet Profiles
       Corporation.*
 10.21 Lease Agreement, dated May 5, 1999, by and between the registrant and
       Pruneyard Associates, LLC.*
 10.22 Consent of Media Metrix.**
 21.1  Subsidiaries of the registrant.*
 23.1  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
       (included in Exhibit 5.1).*
 23.2  Consent of KPMG LLP, Independent Auditors.
 24.1  Power of Attorney.*
 27    Financial Data Schedule.*

--------
*  Previously filed.
** Previously filed exhibit no longer required to be filed.
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.